As filed with the U.S. Securities and Exchange Commission on November 1, 2010
Registration No. 333- 123092

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMAGE METRICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	5121	20-1719023
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1918 Main Street, 2nd Floor
Santa Monica, California 90405
Tel: (310) 656-6565
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Gehorsam
Chief Executive Officer
Image Metrics, Inc.
1918 Main Street, 2nd Floor
Santa Monica, California 90405
Tel: (310) 656-6565; Fax: (310) 656-6566
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Spencer G. Feldman, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue – 15th Floor
New York, New York 10166
Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (3)	10,330,538	(2)	1.00	$10,330,538	$737
Common Stock (4)	8,301,717		1.50	12,452,576	888
Common Stock (5)	465,700		1.20	558,840	40
Common Stock (6)	2,300,000		1.00	2,300,000	164
Total Registration Fee	21,397,955		—	$25,641,954	$1,829

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the OTC Bulletin Board on October 29, 2010.

(3)	Consists of 10,330,538 shares of common stock issuable upon conversion of series A convertible preferred stock.

(4)	Represents shares of common stock issuable upon exercise of warrants at a price of $1.50 per share.

(5)	Represents shares of common stock issuable upon exercise of warrants at a price of $1.20 per share.

(6)	Represents shares of common stock issuable upon conversion of all of the current outstanding principal amount of convertible promissory notes based on a conversion price of $1.00 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2010

IMAGE METRICS, INC.

21,397,955 Shares

Common Stock

This prospectus relates to the sale of up to 21,397,955 shares of our common stock by the selling stockholders listed in this prospectus.  These shares consist of 10,330,538 shares of common stock issuable upon conversion of our series A convertible preferred stock, 8,767,417 shares of common stock issuable upon exercise of our warrants and 2,300,000 shares of common stock issuable upon conversion of all of the principal and accrued interest of our convertible promissory notes.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to a subscription agreement with the selling stockholders relating to our March and July - September 2010 private placements, we are obligated to register the shares underlying our series A convertible preferred stock and warrants, and pursuant to a loan agreement with one lender in September 2010 we are obligated to register the shares underlying the convertible promissory notes.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol IMGX.OB.  The high and low bid prices for shares of our common stock on October 28, 2010, were $1.20 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders may be deemed, and any broker-dealer executing sell orders on behalf of the selling stockholders will be considered, “underwriters” within the meaning of the Securities Act of 1933.  Commissions received by any broker-dealer will be considered underwriting commissions under the Securities Act of 1933.

An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this prospectus is _________, 2010

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful.  The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	12

WHERE YOU CAN FIND MORE INFORMATION	12

USE OF PROCEEDS	13

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15

BUSINESS	25

MANAGEMENT	32

PRINCIPAL STOCKHOLDERS	40

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	42

SELLING STOCKHOLDERS	43

PLAN OF DISTRIBUTION	51

DESCRIPTION OF SECURITIES	53

SHARES AVAILABLE FOR FUTURE SALE	58

LEGAL MATTERS	59

EXPERTS	59

INTEREST OF NAMED EXPERTS AND COUNSEL	59

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	59

INDEX TO FINANCIAL STATEMENTS	F-1

i

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Unless the context otherwise requires, when we refer to “our company,” “we,” “us” or “our,” (i) for periods prior to the closing of our share exchange transaction on March 10, 2010, we are referring to Image Metrics Limited, a private company incorporated in England and Wales, and (ii) for periods as of the closing of our share exchange transaction and thereafter, we are referring to Image Metrics, Inc., the current publicly-traded company and the issuer of this prospectus.

Overview of Our Business

Image Metrics is an established provider of technology-based facial animation solutions to the interactive entertainment industry.  Using proprietary software and mathematical algorithms that “read” human facial expressions, our technology converts video footage of real-life actors into 3D computer generated animated characters.   We believe we are the leader in the field of facial animation in terms of quality, cost and completion time.  In many contexts, we believe that we are able to accomplish what other providers simply cannot.  Examples of our notable and innovative facial animation projects include the 2008 “Grand Theft Auto IV” video game, which generated over $500 million in sales in its first week, the 2009 computer generated aging of Brad Pitt in the feature film “The Curious Case of Benjamin Button,” which won three Oscars including one for achievement in visual effects, the 2009 Black Eyed Peas’ “Boom Boom Pow” music video, which earlier this year won the Grammy Award for best short form music video, and the 2010 “Red Dead Redemption” video game, which sold more than 5 million copies in its first two weeks.

Image Metrics was founded in 2000, has devoted more than 60 man-years and $14.0 million in our computer vision based software.  Our key intellectual property consists of one patent registered in the United States, four additional patents in process, the identification of 16 potential new patents, and significant well-documented trade secrets.  We are continually updating our software and are prosecuting a roadmap of technology innovations. Over the past two years, in addition to improving the quality of our animation services and our technology-based tools, and continuing the development of next-generation animation products, we have successfully expanded our customer base to include game and entertainment companies such as Activision, Sony, THQ, Electronic Arts and Ubisoft.

Although our core business is providing animation products and services to the gaming and film industries, our technology platform and current infrastructure are able to support cost-effective access to many other potential revenue streams, such as computer animated television series (particularly programming for children), the development of real-time businesses in virtual worlds and social networking, and licensing products and services into non-entertainment markets.  Our primary mission is to maximize revenue and gross margins from our existing B2B (business to business) markets, and then to monetize additional commercial applications, particularly in the B2C (business to consumer) realm.

Our historic revenue has been generated from our existing video game and film animation businesses only, and does not include our prospects for television, social networks and product licensing.  We have been able to achieve gross product margins of up to 75% during the past two years.

To execute our business plan and further commercialize our technology, we have assembled a senior management team, board of directors and advisory board with extensive experience in managing and ramping technology companies.  The collective expertise of this group encompasses building B2B and B2C enterprises, technology and product development, sales and marketing, financial structuring, mergers and acquisitions, public company management and other requisite professional skills.

Corporate Information and History

On March 10, 2010, we completed a “reverse public offering” transaction, in which we became a publicly-traded company through our share exchange transaction with International Cellular Accessories, a public company previously engaged in the sale of accessories for cellular phones.  Through the share exchange transaction, the stockholders of our privately-held predecessor, Image Metrics Limited, received a majority of the outstanding shares of International Cellular Accessories and its officers and directors assumed similar positions with International Cellular Accessories.  Following the share exchange transaction, we changed our corporate name to Image Metrics, Inc.  Concurrently with the closing of the share exchange, we also completed a private placement of series A convertible preferred stock and warrants to purchase common stock to institutional investors and other accredited investors, in which we received aggregate gross proceeds of $9,319,098.  From July to September 2010, we raised an additional $950,000 in aggregate gross proceeds in a private placement on the same terms as the March 2010 private placement.

Our principal executive office in the United States is located at 1918 Main Street, 2nd Floor, Santa Monica, California 90405 and, in the United Kingdom, our executive office is located at 1 Portland Street, Manchester MI 3BE.  Our main telephone number in the United States is (310) 656-6551 and in the United Kingdom is +44-161-242-1800.  We maintain a corporate website at www.image-metrics.com.  The contents of this website are not part of this prospectus and should not be relied upon with respect to making a decision to invest in our common stock.

Our shares of common stock are traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol IMGX.OB.  On October 28, 2010, the closing bid price of our common stock was $1.20 per share.

About this Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 21,397,955 shares of our common stock by the selling stockholders listed in this prospectus.  These shares consist of 10,330,538 shares of common stock issuable upon conversion of our series A convertible preferred stock, 8,767,417 shares of common stock issuable upon exercise of our warrants and 2,300,000 shares of common stock issuable upon conversion of all of the current outstanding principal amount of our convertible promissory notes.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The shares of common stock being offered by this prospectus relate to shares of common stock issuable upon conversion of all of the current outstanding principal amount of our convertible promissory notes, outstanding shares of our series A convertible preferred stock and warrants issued in private placements in fiscal 2010.  The first private placement offering had two closings, March 10, 2010 and March 26, 2010 (which we refer to as the March  2010 private placement).  This private placement offering  involved institutional investors and other accredited investors and consisted of 9,319,098 shares of our series A convertible preferred stock at a price per share of $1.00, for gross proceeds of $8,929,098.  As part of the March 2010 private placement, the investors were issued warrants to purchase up to 7,345,998 shares of our common stock at an exercise price of $1.50 per share.

The conversion price per share of the series A convertible preferred stock was at a 23% discount to the common stock market price per share, which opened at $1.30 per share on March 15, 2010, the first day of trading after the initial closing date of the March 2010 private placement.  The per share exercise price of the warrants issued in the March 2010 private placement was not at a discount to the market price per share.

On July 26, August 31 and September 20, 2010, we completed a private placement of the same securities that we issued in March 2010.  In three closings, we sold 959,438 shares of our series A convertible preferred stock and warrants to purchase up to 479,719 shares of common stock, for aggregate gross proceeds of $950,000.  For a more detailed discussion regarding the 2010 private placements, please see “Selling Stockholders - 2010 Private Placements” in this prospectus.

On September 9, 2010, we entered into a loan agreement with Marie-Rose Kahane, pursuant to which we have the right to borrow, prior to January 31, 2011, up to $2,600,000 from Ms. Kahane to be used by us to fund our general working capital requirements. As of October 29, 2010, we had drawn down $2,175,000 under the loan agreement pursuant to a series of convertible promissory notes.

The number of shares being offered by this prospectus represents approximately 136% of our outstanding shares of common stock as of October 29, 2010 (after giving effect to the conversion of our series A convertible preferred stock).  This is our first registration statement as Image Metrics.

THE OFFERING

Common stock being offered by the selling stockholders:

• Number of shares that may be issued upon conversion of series A preferred stock	10,330,538 shares.

• Number of shares that may be issued upon exercise of warrants	8,767,417 shares.

• Number of shares that may be issued upon conversion of convertible promissory notes	2,300,000 shares.

Total	21,397,955 shares.

Common stock outstanding (1)	15,869,277 shares.

Use of proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash for the warrant exercise price upon exercise of the warrants, which would be used for working capital.

OTC Bulletin Board symbol	IMGX.OB

Risk factors	Investing in our common stock involves a high degree of risk. Please refer to the section “Risk Factors” before making an investment in our stock.

(1)           As of October 29, 2010.  Does not include shares of common stock issuable upon conversion of our series A convertible preferred stock or convertible promissory notes or upon exercise of our warrants.  Also does not include shares of our common stock that are reserved for issuance pursuant to outstanding stock options.

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes to the financial statements, appearing at the end of this prospectus beginning on page F-1.

	Fiscal Year Ended September 30, 2008(1)	Fiscal Year Ended September 30, 2009(1)	Nine Months Ended June 30, 2010
Consolidated Statement of Operations Data:
Revenue	$4,164	$3,952	$4,887
Net loss	(6,201)	(6,779)	(6,441)
Weighted average shares outstanding	2,079,431	3,748,847	11,917,141
Net loss per share	($2.98)	($1.81)	($0.54)

Consolidated Balance Sheet Data (at end of period):
Working capital (deficit)	$(10,832)	$(9,529)	$(8,988)
Total assets	1,361	2,487	1,163
Total liabilities	11,832	13,268	9,959
Total shareholders’ deficit	(10,471)	(10,781)	(8,796)

(1)
Prior to the completion of our “reverse public offering” on March 10, 2010, the financial information above relates to our predecessor, Image Metrics, Inc., as formerly known as Image Metrics,  Limited.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We have a history of operating losses and uncertain future profitability, and we received a going concern qualification in our fiscal 2009 audit; there can be no assurance that we will succeed.

We have incurred losses from operating activities since we began operations and have an accumulated deficit of $32,733,000 as of June 30, 2010.  We incurred an operating loss of $5,226,000 during the nine months ended June 30, 2010, and expect to continue operating at a loss for some period of time.  Because we have only recently become a public company, prospective investors will have limited operating and financial information to evaluate our historical performance and future prospects.  We continue to face the risks and difficulties of an early-stage company including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives.  There can be no assurance that we will succeed in addressing any or all of these risks, that we will achieve future profitability, or that we will achieve profitability at any particular time.  The failure to do so would have a material adverse effect on our business, financial condition and operating results.  The report of our independent registered public accounting firm with respect to our fiscal year ended September 30, 2009 included in the current report on Form 8-K dated March 10, 2010, includes a going concern explanatory paragraph indicating that our recurring operating losses and our current liabilities in excess of our current assets raise substantial doubt about our ability to continue as a going concern.  Depending upon the results of our operations for fiscal 2010 and our ability to raise additional capital, we may receive a going concern emphasis of matter report from our independent registered public accountants in connection with our financial statements to be included in our annual report on  Form 10-K for the fiscal year ended September 30, 2010.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud.  In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of an issuer’s internal controls over financial reporting.  Assigned to accounting issues at present are only Ron Ryder, our Chief Financial Officer, and a controller and financial consultant, which may be deemed to be inadequate.  Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate.  In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.  Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Management concluded that, as of December 31, 2009, our internal controls and disclosure control processes were not effective.  We implemented remedial actions in mid-2010 to strengthen our internal controls and disclosure control processes and have since remediated these deficiencies, although there can be no assurance that such deficiencies will not reoccur.

Because the games and film industries are always evolving, their future growth and ultimate size are difficult to predict.  Our business will not grow if the use of our facial animation services does not continue to grow.

We are a provider of technology-based facial animation services to the entertainment industry.  Our industry is in the early stages of market acceptance of products and related services and is subject to rapid and significant technological change.  Because of the new and evolving nature of facial animation technology, it is difficult to predict the size of this specialized market, the rate at which the market for our facial animation services will grow or be accepted, if at all, or whether emerging computer-generated animation technologies will render our services less competitive or obsolete.  If the market for our facial animation services fails to develop or grows slower than anticipated, we would be significantly and materially adversely affected.

If our products and services do not achieve market acceptance, we may never have significant revenues or any profits.

If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve our revenue and earnings goals within the time we have projected, or at all, which would have a detrimental effect on our business.  As a result, the value of your investment could be significantly reduced or completely lost.

Our ability to generate revenue is highly dependent on building and maintaining relationships with film and visual effects (VFX) studios, commercial producers and game developers.  No assurance can be given that a sufficient number of such companies will demand our facial animation services or other computer-generated animation services, thereby expanding the overall market for digital characters in films, games and other forms of entertainment and enabling us to increase our revenue to the extent expected.  In addition, the rate of the market’s acceptance of other computer-generated animation technologies cannot be predicted.  Failure to attract and maintain a significant customer base would have a detrimental effect on our business, operating results and financial condition.

Our future growth will be harmed if we are unsuccessful in developing and maintaining good relationships with entertainment companies.

Our business strategy may in the future be dependent on our ability to develop relationships with entertainment companies to increase our customer base.  These companies recommend our services to their customers, provide us with referrals and help us build presence in the market.  These relationships require a significant amount of time to develop.  Currently, we have established a limited number of these relationships.  We must expand current relationships and establish new relationships to grow our business in accordance with our business plan.  We may not be able to identify, establish, expand and maintain good relationships with quality entertainment companies.  Additionally, it is uncertain that such relationships will fully support and recommend our facial animation services.  Our failure to identify, establish, expand and maintain good relationships with quality entertainment companies would have a material and adverse effect on our business.

The majority of the contracts we have with customers are cancelable for any reason by giving 30 days advance notice.

Our customers have historically engaged us to perform services for them on a project-by-project basis and are required by us to enter into a written contractual agreement for the work, labor and services to be performed.  Generally, our project contracts are terminable by the customer for any or no reason on 30 days advance notice.  If a number of our customers were to exercise cancellation rights, our business and operating results would be materially and adversely affected.

We have a large concentration of business from a small number of accounts.  A decision by a key customer to discontinue or limit its relationship with us could have a material adverse effect on our business.

We have been highly dependent on sales of our facial animation products to a small number of accounts.  Approximately 74% of our revenue for the nine months ended June 30, 2010 resulted from sales to two customers (Take-Two Interactive Software, Inc. and Activision), 90% of our revenue for fiscal 2009 resulted from sales to three customers (including Take-Two Interactive Software, Inc. and Sony Computer Entertainment), and 87% of our revenue for fiscal 2008 resulted from sales to two customers (Take-Two Interactive and Digital Domain, Inc).  Therefore, at present, a significant portion of our business depends largely on the success of specific customers in the commercial marketplace.  Our business could be adversely affected if any of our key customers’ share of the commercial market declined or if their customer base, in turn, eroded in that market.  A decision by one or more of our key customers to discontinue or limit its relationship with us could result in a significant loss of revenue to us and have a material adverse impact on our business.

Our operating results will be harmed if we are unable to manage and sustain our growth.

Our business is unproven on a large scale and actual revenue and operating margins, or revenue and margin growth, may be less than expected.  If we are unable to scale our production capabilities efficiently, we may fail to achieve expected operating margins, which would have a material and adverse effect on our operating results.

Our facial animation services may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

Our facial animation services are new and our business model is evolving.  Our services depend on the needs of our customers and their desire to create believable facial performances in computer-generated characters.  Since the games and film industries are characterized by evolving technologies, uncertain technology and limited availability of standards, we must respond to new research and development and technological changes affecting our customers and collaborators.  We may not be successful in developing and marketing, on a timely and cost-effective basis, new or modified services, which respond to technological changes, evolving customer needs and competition.

If we fail to recruit and retain qualified senior management and other key personnel, we will not be able to execute our business plan.

Our business plan requires us to hire a number of qualified personnel, as well as retain our current key management.  The industry is characterized by heavy reliance on software and computer graphics engineers.  We must, therefore, attract leading technology talent both as full-time employees and as collaborators, to be able to execute our business strategy.  Presently, our key senior management and key personnel are Robert Gehorsam,  Chief Executive Officer, Ron Ryder, Chief Financial Officer,  and Kevin Walker, Ph.D., Chief Technology Officer.

The loss of the services of one or more of our senior managers could impair our ability to execute our business plan, which could hinder the development of products and services.  We have assumed certain employment agreements from our U.K. predecessor with members of our key senior management team, along with agreements with some of these members regarding confidentiality, non-competition and invention assignment.  Under California law, the non-competition provisions in the employment agreements will likely be unenforceable, which could result in one or more members of our senior management or key personnel leaving us and then, despite our efforts to prevent them from doing so, competing directly against us for customers, projects and personnel.

If we fail to protect our intellectual property, our current competitive strengths could be eroded and we could lose customers, market share and revenue.

Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our services from our competitors’ products and services.  To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws.

We hold a United States patent which expires in 2025.  We have a number of additional filings pending, or issued, which cover the technology that is related to the subject of our United States patent.  In addition, we are developing a number of new innovations for which we intend to file patent applications.  No assurance can be given that any of these patents will afford meaningful protection against a competitor or that any patent application will be issued.  Patent applications filed in foreign countries are subject to laws, rules, regulations and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to United States patents will issue.  If these foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.  In addition, our contractual relationships give rights, including ownership rights, in proprietary technology to other parties.  The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain.  Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology.  No assurance can be given that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around.  If other companies’ existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies, including us, to obtain licenses or else to design around those patents.  If we are found to be infringing third-party patents, there can be no assurance that any necessary licenses would be available on reasonable terms, if at all.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or obtain and use information that we regard as proprietary.  Unauthorized use of our proprietary technology could harm our business.  Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and there can be no assurance that we will be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our products and services do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur which could have a material adverse effect on our business.

Our business is heavily reliant upon patented and patentable systems and methods used in our facial animation technology and related intellectual property.  In the event that products and services we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products and services or obtain a license for the manufacture and/or sale of such products and services.  In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.  Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action.  Any litigation would also require our management to devote their time and effort to fight it, which would detract from their ability to implement our business plan, and would have a negative impact on our operations.  In addition, if our products and services or proposed products and services are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.

Our customers are subject to numerous entertainment industry regulations, which could adversely affect the nature and extent of the services we offer as a result of changes in the regulatory or political climate.

Many aspects of the games and film industries are subject to legislation at the federal level concerning graphic violence and sexually explicit material.  From time to time, the regulatory entities that have jurisdiction over these industries adopt new or modified regulations or take other actions as a result of their own regulatory processes or as directed by other governmental bodies, including legislative and other authorities.  This changing regulatory and political environment could adversely affect the nature and extent of the services we are able to offer.

We may in the future experience competition from film studios and game developers.

Competition in the development of facial animation technology is expected to become more intense.  Competitors range from university-based research and development graphics labs to development-stage companies and major domestic and international film studios and game developers.  Many of these entities have financial, technical, marketing, sales, distribution and other resources significantly greater than those of our company.  There can be no assurance that we can continue to develop our facial animation technology or that present or future competitors will not develop computer-generated animation technologies that render our facial animation technology obsolete or less marketable or that we will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

If we fail to properly identify, negotiate and execute potential business combinations, any merger and acquisition activity may adversely affect the value of your investment.

We may engage in mergers and acquisitions activity to accelerate our growth and market presence, and our growth strategy includes such acquisitions.  These transactions may cause you to experience dilution in your equity ownership percentage of our company, and there can be no assurance that we will be able to successfully execute upon these potential acquisitions.  These transactions may have a significant impact upon our overall business, management focus and ongoing cash requirements.  If we fail to properly identify appropriate strategic targets, to negotiate advantageous financial terms, to retain key personnel from acquired companies, or to properly complete and integrate these operations, our business may be adversely affected.

Our customers are on various payment schedules and our liquidity may be negatively impacted if payment schedules change or customers are slow to pay.

We have negotiated a variety of payment schedules with customers, and there is no standard for payment cycles in our business.  These payment schedules are likely to change, and we may not be able to negotiate equally favorable payment schedules in the future. Further, we are vulnerable to delays in payments by customers for services rendered or the uncollectability of accounts receivable.   Either of these factors could have a material adverse effect on our liquidity and working capital position.  We are subject to credit risks from time to time, particularly in the event that any of our receivables represent sales to a limited number of customers.  Failure to properly assess and manage such risks could require us to make accounting adjustments to our revenue recognition policies and our allowance for doubtful accounts.

The value of your investment may be significantly reduced if we cannot fully fund our growth strategy from projected revenue and the proceeds from private placements.

We assume that we will be able to significantly fund the development and growth of our business from existing and projected revenue, along with the net proceeds from our private placements, to operate for the next 12 months as a going concern.  To execute our growth strategy, we expect to need significant further development of both our technology and our marketing infrastructure in existing and new markets.  We have not completely identified all of the development and marketing requirements to successfully execute this strategy.  If we are unable to generate on our own, the necessary funds for operations and to fully implement the actual required development, marketing and expansion activities, we will be required to seek additional capital to fund these activities, and may not be able to continue as a going concern.  In addition, our plans or assumptions with respect to our business, operations and cash flow may materially change or prove to be inaccurate.  In this case, we may be required to use part or all of the net proceeds of private placements to fund such expenses and/or seek additional capital.  This will depend on a number of factors, including, but not limited to:

•      the growth, condition and size of the games and film industries;
•      the rate of growth of customer interest in believable facial animation in their games and films;
•      the rate of market acceptance and new customer acquisition of our services;
•      the rate of new product introduction and uptake by customers;
•      our ability to negotiate favorable pricing and participation terms with customers;
•      our ability to negotiate favorable payment arrangements with customers; and
•      our ability to execute against our growth strategy and manage cash effectively.

If we attempt to raise additional capital, it may not be available on acceptable terms, or at all.  The failure to obtain required capital would have a material adverse effect on our business.  If we issue additional equity securities in the future, you could experience dilution or a reduction in priority of your stock.

Our ability to use net operating loss carryforwards to reduce future years' taxes could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

Section 382 of the Internal Revenue Code contains rules that limit the ability of a company to use its net operating loss carryforwards in years after an ownership change, which is generally defined as any change in ownership of more than 50% of its stock over a three-year testing period. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the stock of a company and/or any change in ownership arising from a new issuance of stock by the company. If, as a result of future transactions involving our common stock, including purchases or sales of stock by 5% stockholders, we undergo cumulative ownership changes which exceed 50% over the testing period, our ability to use our net operating loss carryforwards would be subject to additional limitations under Section 382.

Generally, if an ownership change occurs, the annual taxable income limitation on the use of net operating loss carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of the company's stock immediately before the ownership change. Depending on the resulting limitation, a portion of our net operating loss carryforwards could expire before we would be able to use them.

As a result of the exchange transaction on March 10, 2010, we are completing a review of our net operating losses incurred by Image Metrics Limited and Image Metrics CA, prior to the exchange transaction.  Our inability to fully utilize our net operating losses to offset taxable income generated in the future could have a material and negative impact on our future financial position and results of operations.
We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.

We do not have a majority of independent directors serving on our board of directors.  In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval.  This could present the potential for a conflict of interest between us and our stockholders generally, and the controlling officers, stockholders or directors.

Risks Related to Our Common Stock

Because we became public through a share exchange transaction (or reverse public offering), we may not be able to attract the attention of major brokerage firms.

Additional risks are associated with our becoming public through a reverse public offering.  For example, security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  We cannot assure you that brokerage firms will want to conduct any public offerings on our behalf in the future.

Following the effective date of this registration statement, a significant number of shares of common stock will be eligible for sale at the same time as the shares included in this prospectus, which could depress the market price of our common stock.

Following the effective date of this registration statement, 10,330,538 shares of common stock that may be issued upon conversion of our series A convertible preferred stock, 8,991,939 shares of common stock that may be issued upon exercise of our warrants and 2,300,000 shares of common stock issuable upon conversion of all of the principal and accrued interest of our convertible promissory notes will become eligible for sale in the public market, which could harm the market price of our common stock.  The $1.20 per share and $1.50 per share exercise prices of the warrants issued in our recent private placements were not at a substantial discount to the market price per share.  If the exercise price of the warrants is less than the common stock market price per share following the effective date of this registration statement, the selling stockholders would have a built-in profit and may be inclined to sell their shares, which sales may have a depressive effect on the common stock market price.  Further, on or after March 16, 2011, 11,869,277 shares issued in our March 2010 share exchange may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.    We are unable to predict the effect that sales of common stock made under  Rule 144 or upon the registration of the shares included in this prospectus, or otherwise, may have on the then prevailing market price of our common stock.

There is no active public market for our common stock and an active trading market may not develop.

There is currently no active public market for our common stock.  An active trading market may not develop or, if developed, may not be sustained.  The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable.  The lack of an active market may also reduce the market value and increase the volatility of your shares of common stock.  An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

As of October 29, 2010, our executive officers and directors as a group beneficially owned approximately 48.3% of our outstanding shares of common stock and voting preferred stock.  As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control.  In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control.  This, in turn, could have a negative effect on the market price of our common stock.  It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock.  Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

Our common stock is considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock may be below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.  In addition, since our common stock is quoted on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our common stock and may find few buyers to purchase the stock or a lack of market makers to support the stock price.

No assurance can be given that our shares of common stock will ever be listed on Nasdaq or another national securities exchange.

Our common stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board.  We intend to apply to list the common stock for trading on the Nasdaq Capital Market.  No assurance can be given that we will satisfy the initial listing requirements, or that our shares of common stock will ever be listed on Nasdaq or another national securities exchange.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Nevada corporate law could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.  Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders.  The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.  For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.  In addition, advanced notice is required prior to stockholder proposals.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Actual results may be materially different than those described in this prospectus.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  Except as required by federal securities laws, we undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus.  In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.  The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us.  Our SEC filings are also available to the public from commercial document retrieval services.  Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Image Metrics, Inc.
1918 Main Street, 2nd Floor
Santa Monica, California 90405
Attention:  Mr. Robert Gehorsam
Chief Executive Officer
Tel: (310) 656-6565

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares.  We will not receive any proceeds from the sale of shares of common stock in this offering, except upon the exercise of outstanding warrants.  We could receive up to $13.3 million in cash for the warrant exercise price upon exercise of the warrants held by selling stockholders.  We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.  We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them.  We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $94,000.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are currently quoted and listed for trading on the OTC Bulletin Board under the symbol IMGX.OB.  Our symbol prior to the closing of our share exchange transaction on March 10, 2010, was ICLA.OB.  No trades, however, were ever made with respect to shares of International Cellular Accessories common stock prior to the share exchange transaction.  As a result, there is no high and low bid information for shares of International Cellular Accessories common stock for the two most recent fiscal years.

The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

Calendar Quarter	2010
	High	Low
First (from March 15 to March 31)	$1.80	$1.53
Second	$1.70	$1.60
Third	$1.65	$0.60
Fourth (through October 28)	$1.20	$1.20

See the cover page of this prospectus for a recent bid price of our common stock as reported by the OTC Bulletin Board.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of October 29, 2010, there were 15,869,277 shares of our common stock outstanding and approximately 100 holders of record of our common stock.  However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street name.”

This prospectus covers 21,397,955 shares of our common stock offered for sale by the selling stockholders, which consists of 10,330,538 shares of common stock issuable upon conversion of our series A convertible preferred stock, 8,767,417 shares of common stock issuable upon exercise of our warrants and 2,300,000 shares of common stock issuable upon conversion of all of the current outstanding principal amount of our convertible promissory notes.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our articles of incorporation.  We intend to retain any earnings for use in our operations and the expansion of our business.  Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Equity Compensation Plan Information

There are 5,562,587 shares of common stock reserved for issuance under our 2009 Share Incentive Plan and 2010 Incentive Compensation Plan.  We adopted our 2010 Incentive Compensation Plan on March 10, 2010, and prior to that date, we did not have in place any equity compensation plan.  Also, on March 10, 2010, we assumed Image Metrics Limited’s 2009 Share Incentive Plan.

The following table provides information as of October 29, 2010, with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,818,840	$0.43	1,743,747
Equity compensation plans not approved by security holders	-	-	-
Total	3,818,840	$0.43	1,743,747

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the three and nine months ended June 30, 2010 and fiscal years ended September 30, 2009 and 2008 should be read in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.  This discussion contains forward-looking statements, which involve risks and uncertainties.  Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

Image Metrics is an established provider of technology-based facial animation solutions to the interactive entertainment industry.  Using proprietary software and mathematical algorithms that “read” human facial expressions, our technology converts video footage of real-life actors into 3D computer generated animated characters.   We believe we are the leader in the field of facial animation in terms of quality, cost and completion time.

Image Metrics was founded in 2000, has invested more than 60 man-years and $14.0 million in its computer vision based software.  Over the past two years, in addition to improving the quality of our animation services and technology-based tools, and continuing to develop next-generation animation products, we have successfully expanded our customer base to include game and entertainment companies such as Activision, Sony, THQ, Electronic Arts and Ubisoft.

Although Image Metrics’ core business is providing animation products and services to the gaming and film industries, our technology platform and current infrastructure are able to support cost-effective access to many other potential revenue streams, such as computer animated television series (particularly programming for children), the development of real-time businesses in virtual worlds and social networking, and licensing products and services into non-entertainment markets.  Our primary mission is to maximize revenue and gross margins from our existing B2B (business to business) markets, and then to monetize additional commercial applications, particularly in the B2C (business to consumer) realm.

Presently, Image Metrics has a relatively small market share.  Our management anticipates being able to grow our presence by deepening our relationships with existing customers, improving the awareness of our technological advantages in the marketplace and continuing to develop software that changes the way animation is completed.  Our revenue was approximately $3.9 million for the fiscal year ended September 30, 2009 and approximately $4.9 million for the nine months ended June 30, 2010.

Our historic revenue has been generated from our existing video game and film animation businesses only, and does not include our prospects for television, social networks and product licensing.

We have incurred significant operating losses and continues to have negative cash flows. Our ability to continue as a going concern is dependent upon our being able to successfully raise capital through further debt and equity financing.

In the March 2010 private placement, the registration rights provisions provided for the payment of cash liquidated damages by us to investors in the event we failed to cause the registration statement to be filed or declared effective, or to remain effective, in accordance with the foregoing terms.  However, the registration rights provisions provided that no liquidated damages would be owed by us for any such registration defaults if we nevertheless used our best efforts in seeking to comply with those provisions, as determined by our board of directors.  In June 2010, our board of directors determined that we had used our best efforts to comply with the registration rights provisions, but that (among other factors considered) subsequent and ongoing private financing efforts during the summer of 2010 were inconsistent with the filing of a registration statement with the SEC based on integration and other legal theories, as well as our immediate need to secure working capital.  Accordingly, we believe that we have no liability for any cash liquidated damages at this time.

In the private placement that had closings on July 26, August 31 and September 20, 2010, the registration rights provisions did not provide for the payment of cash liquidated damages in the event of  registration defaults.  The convertible promissory notes issued to Marie-Rose Kahane provided for the same registration rights as those in the private placement that had closings on July 26, August 31 and September 20, 2010.

Revenue Model

In our core business we make money by charging a “per second” fee for each second of animation that is created for each character on the screen.  For the same animation dollar, the current generation of our technology platform can create up to ten times the quantity of animation as a human alone.  A typical game may have 100 to 200 face/minutes of animation, and a feature film may have 50 to 75 face/minutes of animation.  The fees we earn are based on the quality of the finished animation and range from $50 per second up for simple in-game characters, to more than $500 per second for film quality animation.  This per second fee model allows us to participate more fully in the value we create for customers.  We are also actively exploring opportunities to derive revenue from royalty agreements, product licensing and revenue-sharing with customers.

We have been able to achieve gross product margins of up to 75% during the past two years.  We believe this is a direct result of the value that the technology brings to our business model.  We are constantly reviewing methods to further increase margins through technology advancements, rebalancing our revenue mix to focus on higher-margin products, and by entering new high-margin markets.

We currently envision software licensing, within and beyond the entertainment industries, as a major contributor to future revenue growth.  Licensing opportunities exist with game console manufacturers such as Sony and Microsoft, with PC hardware vendors such as Intel, AMD, nVidia, Hewlett-Packard and Dell, and outside the entertainment space in industries such as defense and intelligence.  In the future, the larger the addressable market, the more likely we will serve it through licensing and revenue-sharing agreements.

Critical Accounting Policies

The following discussion addresses our most critical accounting policies, which are those that are both important to the portrayal of our financial condition and results of operations and that require significant judgment or use of complex estimates.

We consider certain accounting policies related to revenue recognition, notes payable, and deferred tax assets and liabilities to be critical policies due to the significance of these items to our operating results and the estimation processes and management judgment involved in each.

Revenue Recognition

We derive revenues from the sale of consulting services, model building, character rigging and animation services. The majority of services are sold in multiple-element arrangements.  We recognize revenue pursuant to the requirements of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 605, as amended by Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition - Multiple-Deliverable Revenue Arrangements,” when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue is presented net of sales, use and value-added taxes collected on behalf of our customers.

For sales that involve the delivery of multiple elements, we allocate revenue to each undelivered element based on the element’s fair value as determined by vendor-specific objective evidence (“VSOE”), which is the price charged when that element is sold separately, or third party evidence (“TPE”).  When VSOE and TPE are unavailable, fair value is based on management’s best estimate of selling price.  When management’s estimate is used to determine fair value, management makes its estimates using reasonable and objective evidence to determine the price.  For elements not yet sold separately, the fair value is equal to the price established by our management if it is probable that the price will not change before the element is sold separately. We review VSOE, third party evidence, and estimated selling prices at least annually.  As we have concluded we are unable to establish fair values for one or more undelivered elements within a multiple-element arrangement using VSOE, we use TPE or our best estimate of the selling price for that unit of accounting, being the price at which the vendor would transact if the unit of accounting were sold by the vendor regularly on a standalone basis.

Accounting for Notes Payable with Equity Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either Black-Scholes-Merton option pricing model, quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, we estimate the future volatility of our common stock price based the experience of other entities considered comparable to our company.

Certain of our warrants outstanding contain price protection provisions whereby the exercise price could be adjusted upon certain financing transaction at a lower price per share and could no longer be viewed as indexed to our common stock. As a result, we account for these warrants as a “derivative” under ASC 815 and recorded as liabilities under the caption of “Warrants Liabilities” at fair value upon issuance of these warrants. We determine the fair value of these instruments through the use of the Black-Scholes Model (in actual future filings we will specifically state the assumptions used in the model to determine fair value). In accordance with ASC 480 and 815, any changes to the fair value of these instruments will be recorded in the statement of operations.

Deferred Tax Assets and Liabilities

Significant judgment is required in determining our provision for income taxes. We assess the likelihood that our deferred tax asset will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we establish a valuation allowance. We consider future taxable income projections, historical results and ongoing tax planning strategies in assessing the recoverability of deferred tax assets. However, adjustments could be required in the future if we determine that the amount to be realized is less or greater than the amount that we recorded. Such adjustments, if any, could have a material impact on our results of our operations.

We record a valuation allowance to reduce our deferred income tax assets to the amount that is more likely than not to be realized. In evaluating our ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction by jurisdiction basis. Our cumulative pre-tax loss in recent years represents sufficient negative evidence for us to determine that the establishment of a full valuation allowance against the deferred tax asset is appropriate. This valuation allowance offsets net deferred tax assets associated with future tax deductions as well as carryforward items. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Results of Operations

The following table sets forth key components of our results of operations during the three months and nine months ended June 30, 2010 and 2009, both in thousands of U.S. dollars and as a percentage of our net sales.

	Three Months ended June 30,				Nine Months ended June 30,
	2010		2009		2010		2009
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue	$926	100%	$176	100%	$4,887	100%	$1,737	100%
Cost of revenue (exclusive of depreciation shown separately below)	(722)	(78)%	(874)	(497)%	(2,361)	(48)%	(1,506)	(87)%
Gross profit (loss)	204	22%	(698)	(397)%	2,526	52%	231	13%

Operating expenses
Selling and Marketing	399	43%	667	379%	1,242	25%	2,199	127%
Research and Development	323	35%	342	194%	934	19%	1,077	62%
Depreciation	51	6%	36	20%	143	3%	171	10%
General and Administrative	1,598	173%	601	341%	5,433	111%	2,417	139%
Total operating expenses	2,371	256%	1,646	935%	7,752	159%	5,864	338%

Operating loss	(2,167)	(234)%	(2,344)	(1,332)%	(5,226)	(107)%	(5,633)	(324)%

Interest income (expense)	540	58%	(95)	54%	(323)	(7)%	(344)	(20)%
Optasia investment impairment	(729)	(79)%	-	0%	(729)	(15)%	-	0%
Foreign exchange gain (loss)	(1)	0%	(124)	70%	(163)	(3)%	158	9%
Total other expense	(190)	(21)%	(219)	(124)%	(1,215)	(25)%	(186)	(11)%

Loss before taxes	(2,357)	(255)%	(2,563)	(1,456)%	(6,441)	(132)%	(5,819)	(335)%
Income taxes	-	0%	-	0%	-	0%	-	0%
Net loss	$(2,357)	(255)%	$(2,563)	(1,456)%	$(6,441)	(132)%	$(5,819)	(335)%

Comparison of Three and Nine Months ended June 30, 2010 and 2009

Total revenue for the three months ended June 30, 2010 increased by 426 % at $0.93 million, compared to $0.18 million in the three months ended June 30, 2009. Total revenue for the nine months ended June 30, 2010 increased by 181% at $4.89 million, compared to $1.74 million in the nine months ended June 30, 2009.  The increase was primarily the result of the expansion of our customer base and increased customer demand.

Cost of Revenue, Excluding Depreciation and Amortization

Costs of revenue primarily consist of direct personnel costs incurred to deliver animation services.  Costs of revenue, excluding depreciation and amortization, decreased by 17%, or $0.15 million, to $0.72 million for the three months ended June 30, 2010, from $0.87 million for the three months ended June 30, 2009.  This decrease was the result of better management of animation service focused labor, including more efficient scheduling of resources in alignment with customer needs. Our gross profit margin increased significantly for the there months ended June 30, 2010 to 22% from a negative gross profit margin of -397% for the three months ended June 30, 2009.  This improvement is directly attributable to more projects being completed in the period increasing the level of labor utilization during the period.  Our gross profit margin is positively impacted when removing the excess capacity from our pipeline.

Costs of revenue, excluding depreciation and amortization, increased by 57%, or $0.85 million, to $2.36 million for the nine months ended June 30, 2010, from $1.51 million for the nine months ended June 30, 2009.  Cost of revenue increase was the result of an increase in number of projects and service deliverables. Our profit margin increased significantly for the nine months ended June 30, 2010 to 52% from 13% for the nine months ended June 30, 2009.  This improvement is attributable to improved processes on managing our process pipeline and project scheduling, as well as gaining efficiencies when removing the excess capacity from our pipeline.

Sales and Marketing

Sales and marketing expenses primarily consist of compensation costs, including incentive compensation, travel expenses, advertising, and other sales and marketing related costs.  Sales and marketing expenses decreased 40%, or $0.27 million, to $0.40 million for the three months ended June 30, 2010 from $0.67 million for the three months ended June 30, 2009.   The lower expenses were directly attributable to fewer sales personnel.

Sales and marketing expenses decreased 44%, or $0.96 million, to $1.24 million for the nine months ended June 30, 2010 from $2.20 million for the nine months ended June 30, 2009.  The decreases are the result of our expenditures during the periods ending June 30, 2009 for market analysis, market research and market development.  We put a high emphasis during the 2009 fiscal year in developing our market presence to expand our customer base.

As a percentage of revenue, sales and marketing expenses for the three months ended June 30, 2010 decreased by 336% compared to the three months ended June 30, 2009 and decreased by 101% for the nine months ended June 30, 2010 compared to the nine months ended June 30, 2009.  The decrease compared to revenue is a direct result of more projects from an expanded customer base being completed during the three months ended June 30, 2010 compared to the three months ended March 3, 2009.

Research and Development

Research and development expenses consist primarily of employee-related costs for product research and development.  Research and development expenses stayed consistent at $0.32 million for the three months ended June 30, 2010 compared to $0.34 million for the three months ended June 30, 2009.  Research and development expenses decreased 13%, or $0.15 million, to $0.93 million for the nine months ended June 30, 2010 from $1.08 million for the nine months ended June 30, 2009. The decreases were attributable to fewer employees and a reduction in incentive compensation for the remaining personnel. As a percentage of revenue, research and development expenses decreased by 159% for the three months ended June 30, 2010 from June 30, 2009.  This decrease compared to revenue is a direct result of our continued service revenue growth.

Depreciation

Depreciation expense consists of depreciation of long-lived property and equipment.  Depreciation expenses remained consistent at approximately $0.05 million for the three months ended June 30, 2010 and 2009 and $0.20 million for the nine months ended June 30, 2010 and 2009.

 As a percentage of revenue, depreciation expense decreased to 6% for the three months ended June 30, 2010 from 20% for the three months ended June 30, 2009 and decreased to 3% for the nine months ended June 30, 2010 from 10% for the nine months ended June 30, 2009.  This decrease compared to revenue is a direct result of our continued service revenue growth and minimal capital expenditures during the nine months ended June 30, 2010.

General and Administrative

General and administrative expenses consist principally of employee-related costs, professional fees and occupancy costs.  General and administrative expenses increased 166%, or $1.00 million, for the three months ended June 30, 2010 from $0.60 million for the three months ended June 30, 2009.   The majority of the increased expenses were from increased number of personnel resulting in higher payroll by $0.50 million, increased stock compensation of $0.02 million, professional fees that increased by $0.30 million and were primarily incurred for debt and equity financing and preparation and review of SEC filings.  Other increases include rent, travel and information technology services that, combined, accounted for $0.15 million.

General and administrative expenses for the nine months ended June 30, 2010 increased 125%, or $3.02 million, from $2.42 million for the nine months ended June 30, 2009.  The increased expenses were from increased number of personnel resulting in higher base payroll and incentive compensation by $0.97 million, increased stock compensation of $0.19 million, professional fees that increased by $1.5 million and were primarily incurred for the exchange transaction, debt and equity financing and audits. Other increases include rent, travel and information technology services that, combined, accounted for $0.19 million.  Increased expenses were partially offset by lower office supply and general expenses.

Interest Income (Expense)

Interest income and expense is from our notes payable. As a result of a decrease of $0.60 million in the value of our warrant liability as of June 30, 2010, we recorded net interest income for the three months ended June 30, 2010 of $0.54 million compared to interest expense of $0.09 million in the three months ended June 30, 2009. Net interest expense for the nine months ended June 30, 2010 decreased 6% to $0.32 million compared to $0.34 million in the nine months ended June 30, 2009. The interest income from the change in the warrant liability was partially offset by the beneficial conversion feature related to the bridge loan issued in Q2 2010 that had a value of $0.55 million and was recorded to interest expense during the second quarter of 2010.

As a result of our defaulting on certain notes payable issued between October 2006 and February 2010, all outstanding amounts related to these notes payable became immediately payable.  As such, we have classified all these notes payable as current on our Balance Sheet for the periods ended June 30, 2010.  These notes continue to accrue interest at 5% per year until paid in full.

Gain (Loss) on Foreign Exchange Transactions

Foreign currency translation expense decreased 99% to $0.01 million during the three months ended June 30, 2010 compared to $0.12 million during the three months ended June 30, 2009.  The decrease is primarily attributable to fewer expenses and sales transactions based in British pounds. We had a foreign currency translation loss of $0.16 million for the nine months ended June 30, 2010 which was an increased expense of $0.32 million compared to the foreign exchange gain of $0.16 million we had for the nine months ended June 30, 2009.  The variance was the result of fluctuations in exchange rates.

Comparison of 12 Months Ended September 30, 2009 and 2008

The following table sets forth key components of our results of operations during the 12 months ended September 30, 2009 and 2008, both in actual U.S. dollars and as a percentage of our revenue.  Our acquisition of Image Metrics Limited was completed after September 30, 2009.  The results of operations below refer only to that of Image Metrics Limited, Image Metrics CA, Inc. (a subsidiary of Image Metrics Limited) and International Cellular Accessories.

	Twelve Months ended September 30,
	2009		2008
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Service revenue	3,952	100.00%	2,534	60.85%
Exclusivity revenue	-	0.00%	1,630	39.15%
Gross revenue	3,952	100.00%	4,164	100.00%
Cost of revenues (exclusive of depreciation shown separately below)	(2,965)	-75.03%	(2,247)	-53.96%
	987	24.97%	1,917	46.04%
Operating expenses
Sales and marketing	(2,706)	-68.47%	(2,151)	-51.66%
Research and development	(2,190)	-55.41%	(2,537)	-60.93%
Depreciation and amortization	(218)	-5.52%	(314)	-7.54%
General and administrative	(2,785)	-71.94%	(3,392)	-82.18%
Total operating expenses	(7,899)	-201.34%	(8,394)	-202.31%

Operating loss	(6,912)	-176.37%	(6,477)	-156.27%

Other income (expense)
Foreign exchange gain	537	13.59%	811	19.60%
Interest expense	(404)	-10.43%	(609)	-14.75%
Total other income	133	3.16%	202	4.85%

Loss before taxes	(6,779)	-173.20%	(6,275)	-151.42%
Provision for income tax benefit	-	0.00%	74	1.78%
Net loss	(6,779)	-173.20%	(6,201)	-149.64%

Revenue

Revenue in fiscal 2009 was comprised solely of service revenue; whereas in fiscal 2008, it was comprised of $1.63 million of exclusivity revenue and $2.53 million of service revenue.  Total service revenue increased by 56% year-over-year at $3.95 million in fiscal 2009, compared to $2.53 million in fiscal 2008. The increase was largely the result of increased demand for our services derived from the production requirements of our largest customer.  Exclusivity revenues were earned pursuant to a multiyear contract with an exclusivity period ended June 30, 2008.

Our largest single customer accounted for 82.2% and 77.7% of total consolidated revenues for the fiscal years ended 2009 and 2008, respectively.  Our relationship with the customer is governed by a contract between the two parties which identifies prices for the services to be rendered and payments to be made by the customer to us. The contract expires in February 2011.

Costs of Revenue, excluding depreciation and amortization

Costs of revenue consist of direct personnel costs incurred to deliver animation services.  Costs of revenue, excluding depreciation and amortization, increased by 32%, or $0.72 million, to $2.97 million for the fiscal year ended September 30, 2009, from $2.25 million for the year ended September 30, 2008.  Cost of revenue increase was the result of an increase in the number of projects and service deliverables. Our profit margin was negatively impacted in fiscal 2009 from the loss of high margin exclusivity revenue.

Sales and Marketing

Sales and marketing expenses primarily consist of compensation costs, including incentive compensation, travel expenses, advertising and other sales and marketing related costs.  Sales and marketing expenses increased 26%, or $0.56 million, to $2.71 million for the year ended September 30, 2009 from $2.15 million for the year ended September 30, 2008.  As a percentage of revenue, sales and marketing expenses increased by 17% year-over-year.  The increases were primarily the result of increasing the sales team personnel, which in turn resulted in an increase in related travel and other associated costs for sales.

Research and Development

Research and development expenses consist primarily of employee related costs for product research and development and department related expenses.  Research and development expenses decreased 13.7%, or $0.35 million, to $2.19 million for the year ended September 30, 2009 from $2.54 million for the year ended September 30, 2008.  As a percentage of revenue, research and development expenses decreased by 5.5% for the year ended September 30, 2009 from September 30, 2008.   During 2009, we transitioned our development function from the United Kingdom to the United States resulting in several positions being open for a substantial portion of the 2009 year.  By the end of 2009, all open development positions were filled in the United States.

Depreciation

Depreciation expense consists of depreciation of long-lived property and equipment.  Depreciation expenses decreased 31%, to $0.22 million for the year ended September 30, 2009 from $0.31 million for the year ended September 30, 2008.  This decrease was a result of certain assets becoming fully depreciated. As a percentage of service revenue, depreciation expense decreased to 6% for the year ended December 31, 2009 from 12% for the year ended September 30, 2008.

General and Administrative

General and administrative expenses consist principally of employee related costs, professional fees and occupancy costs.  General and administrative expenses decreased 16.9%, or $0.61 million for the year ended September 30, 2009 compared to the year ended September 30, 2008.  Approximately $0.54 million of the decrease was from one-time charges in fiscal 2008 for severance payments and rent reductions resulting from the relocation of customer operations to the United States.  The remaining decrease was from the reduction of recruiting fees of $0.32 million. These decreases were partially offset by increased payroll of $0.25 million from hiring new employees to support our projected growth.  As a percentage of total revenue, general and administrative expenses decreased by 10% for the year ended September 30, 2009 compared to September 30, 2008.

Interest Expense

Interest expense is from our notes payable.  Interest expense for the year ended September 30, 2009 decreased 33% or $0.2 million as compared to $.6 million for the year ended September 30, 2008.  This decrease was a result of lower debt balances during the year.

Gain (Loss) on Foreign Exchange Transactions

Foreign currency translation expense decreased $0.3 million to a foreign currency loss of $0.5 million for the year ended September 30, 2009 compared to a $0.8 million foreign currency loss for the year ended September 30, 2008.

Income Tax Expense

We received a government based research tax credit in the United Kingdom in the amount of $0.07 million for the year end September 30, 2008.  In fiscal year ended September 30, 2009, we did not qualify for the credit.

Liquidity and Capital Resources

We have continued to finance operations through cash flows from operations, as well as debt and equity transactions.  At June 30, 2010, we had $0.4 million in cash.

Net cash used in operating activities for the nine months ended June 30, 2010 and 2009 was $7.06 million and $2.58 million, respectively.  Our net loss of $6.44 million in the nine months ended June 30, 2010, was partially adjusted for noncash interest of $0.64 million, stock compensation expense of $0.21 million, and foreign currency transaction loss of $0.16 million.  Operating cash flows were negatively impacted by a $2.30 million decrease in deferred revenue, which was the result of substantial work completed for our largest customer.  Operating cash outflows were offset by increased accounts payable of $0.76 million.

Net cash used for investing activities for the nine months ended June 30, 2010 and 2009 was $0.2 million, and $0.1 million, respectively.  The primary purchases for June 30, 2010 and 2009 consisted of computer equipment and software.

Net cash provided by financing activities was $6.7 million and $3.0 million for the nine months ended June 30, 2010 and 2009, respectively.  The net cash provided from financing activities during the nine months of 2010, was from the issuance of convertible notes, in the amount of $4.6 million, and $2.9 million received from the sale of stock.  These cash receipts were partially offset from payments on convertible and nonconvertible notes totaling $0.8 million, and restriction of cash and the issuance of debt costs totaling $0.2 million.  The net cash provided from financing activities in June 30, 2009, included proceeds from the sale of stock and issuance of debt totaling $3.8 million, which was partially offset by payments on nonconvertible notes for $0.8 million.

We have certain notes payable that are in default, these notes payable have not had an adverse impact on our ability to secure additional debt or equity financing and we do not anticipate the defaults on these notes payable to restrict our ability to secure additional financing in the future.

On September 9, 2010, we entered into a loan agreement with Marie-Rose Kahane, pursuant to which we have the right to borrow, prior to January 31, 2011, up to $2,600,000 from Ms. Kahane to be used by us to fund our general working capital requirements.  Borrowings under the agreement (i) are secured by a first priority lien on all of our assets, including the assets of our principal operating subsidiary, and a cross-guarantee by that subsidiary, (ii) bear interest at 13.5% per annum, payable at maturity, and (iii) may be converted at any time and from time to time, at Ms. Kahane’s option, into shares of our common stock at a conversion price of $1.00 per share.  As of October 29, 2010, we had drawn down $2,175,000 under the loan agreement pursuant to a series of convertible promissory notes, which amount matures on January 31, 2011, subject to mandatory prepayment of principal and interest on the earliest maturity date of any subsequent public or private debt financing received by us at any time before maturity.  The loan agreement includes customary affirmative and negative covenants, and customary events of default.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Registration Rights

In the March 2010 private placement, the registration rights provisions provided for the payment of cash liquidated damages by us to investors in the event we failed to cause the registration statement to be filed or declared effective, or to remain effective, in accordance with the foregoing terms.  However, the registration rights provisions provided that no liquidated damages would be owed by us for any such registration defaults if we nevertheless used our best efforts in seeking to comply with those provisions, as determined by our board of directors.  In June 2010, our board of directors determined that we had used our best efforts to comply with the registration rights provisions, but that (among other factors considered) subsequent and ongoing private financing efforts during the summer of 2010 were inconsistent with the filing of a registration statement with the SEC based on integration and other legal theories, as well as our immediate need to secure working capital.  Accordingly, we believe that we have no liability for any cash liquidated damages at this time.

In the private placement that had closings on July 26, August 31 and September 20, 2010, the registration rights provisions did not provide for the payment of cash liquidated damages in the event of  registration defaults.  The convertible promissory notes issued to Marie-Rose Kahane provided for the same registration rights as those in the private placement that had closings on July 26, August 31 and September 20, 2010.

Cash Requirements

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including selling equity and seeking additional loans, to meet our expected capital expenditure and working capital needs for the next 12 months. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand or continue our business operations and could harm our overall business prospects.

These conditions indicate a material uncertainty that casts significant doubt about our ability to continue as a going concern.   We require additional debt or equity financing to have the necessary funding to continue operations and meet our obligations, and we believe that we will be able to obtain financing.  Our financial statements are presented on the basis that the company will continue to operate as a going concern company and does not reflect any adjustments to the carrying value of the assets and liabilities due to this uncertainty.

Foreign Exchange Fluctuations

Approximately 23% of our expenses were denominated in currencies other than the U.S. dollar for the nine months ended June 30, 2010 and 2009.   We are maintaining a market presence in the United Kingdom and throughout Europe.  As a result, fluctuations in the values of the currencies in which we generate revenue and incur expenses could adversely impact our results.

Fluctuations in currencies relative to the U.S. dollar have affected and will continue to affect period-to-period comparisons of our reported results of operations. For the nine month ended June 30, 2010, we had foreign currency transaction losses of $0.16 million while we had foreign currency transaction gains of $0.16 million during the nine months ended June 30, 2009.  The variance was a result of significant fluctuations in the exchange rate between the British pound and the US dollar.  As a result of the constantly changing currency exposures and the volatility of currency exchange rates, we may experience foreign currency losses in the future. We cannot predict the effect of exchange rate fluctuations upon future operating results. Although we do not currently undertake hedging transactions, we may choose to hedge a portion of our currency exposure in the future.

Interest Rate Fluctuations

 Fluctuation in interest rates could impact our ability to obtain additional debt financing. Historically, we have used external financing to fund operations and fluctuations could have a significant impact on our operating results.

Impact of Recently Issued Accounting Standards

In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. We do not expect the impact of adoption to be material to our consolidated financial statements.

On October 1, 2009, the Company adopted the guidance that requires acquiring entities in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. The guidance also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies to be recognized at fair value, if fair value can be determined during the measurement period. This new rule specifies that an asset or liability should be recognized at time of acquisition if the amount of the asset or liability can be reasonably estimated and that it is probable that an asset existed or that a liability had been incurred at the acquisition date. The adoption of this guidance did not have an impact on our consolidated financial position, cash flows or results of operations.

In accordance with ASC 855 the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, are required to be recognized in the financial statements.  Subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued should not be recognized in the financial statements but may need to be disclosed to prevent the financial statements from being misleading.  In accordance with this standard, we evaluated subsequent events through the date the financial statements were finalized.

BUSINESS

Overview

We are an established provider of technology-based facial animation solutions to the interactive entertainment industry.  Using proprietary software and mathematical algorithms that “read” human facial expressions, our technology converts video footage of real-life actors into 3D computer generated animated characters.   We believe that our technology gives us massive differentiation, and has made us into the leader in the field of facial animation in terms of quality, cost and completion time.  In many contexts, we are able to accomplish what other methods simply cannot.  Examples of our facial animation projects include the 2008 “Grand Theft Auto IV” video game, which generated over $500 million in sales in its first week, the 2009 computer generated aging of Brad Pitt in the feature film “The Curious Case of Benjamin Button,” which won three Oscars including one for achievement in visual effects, the 2009 Black Eyed Peas’ “Boom Boom Pow” music video, which earlier this year won the Grammy Award for best short form music video, and the 2010 “Red Dead Redemption” video game, which sold more than 5 million copies in its first two weeks.

Our key intellectual property consists of one patent registered in the United States, four additional patents in process, the identification of 16 potential new patents, and significant well-documented trade secrets.  We are continually updating our software and are prosecuting a roadmap of technology innovations.

Founded in the United Kingdom in October 2000 by scientific professionals with extensive credentials in computer vision, we focused on facial animation. Soon after, we applied that technology to the games market on the Sony Computer Entertainment (London) video game, “The Getaway,” in 2002.  Rockstar Games also saw the benefits of our facial animation technology early on, using our services on titles as early as “Manhunt” in 2003.

Following our initial game industry success in the United Kingdom, we saw great potential in the larger entertainment industry based in Hollywood, California.  We were especially interested in introducing our technology to the film industry, which was pushing (and continues to push) the boundaries of photorealism in computer-generated characters.  In 2006, our Santa Monica office was opened.  We quickly expanded our customer base, working with film and visual effects (VFX) studios, commercial producers and additional game developers.

We offer customers varying levels of services, depending upon their individual requirements.  We deliver what we believe is higher quality and more believable computer-generated faces than any other solution on the market.  We believe that we are also able to deliver these services faster and more affordably, and we continually strive to redefine what is possible in facial animation.

Although our core business is providing animation products and services to the gaming and film industries, we plan to exploit our technology platform and current infrastructure to gain cost-effective access to many other potential revenue streams, such as television (particularly programming for children), the development of real-time businesses in virtual worlds and social networking, and licensing products and service into non-entertainment markets.  Our primary mission is to maximize revenue and gross margins from existing B2B businesses, and then to monetize additional commercial applications, particularly in the B2C realm.
We have a strong executive team with broad-based experience in managing and ramping later-stage development companies.  The collective expertise of this group encompasses building B2B and B2C enterprises, technology and product development, sales and marketing, financial structuring, mergers and acquisitions, public company management and other requisite professional skills.

Our Chairman of the Board has spent the past 25 years at the forefront of computer graphics, having participated in the design of the technology used in the motion picture “Jurassic Park” and in building the graphics platform used by Nintendo.  One of our outside directors is the current Chairman of Virgin Group Holdings, the holding company that owns brands such as Virgin Media and Virgin Atlantic.  Our Chief Executive Officer has more than 20 years of management experience in the online games and entertainment industries. His management roles include being the President and a director of Forterra Systems, Inc., Senior Vice President, Programming and Production at Viacom's CBS Internet Group, and Senior Vice President for Programming and Production at Sony Online Entertainment.

Target Markets and Customers

As facial animation technology has improved, we believe that market demand has increased, driven both by growing audience expectations and by the artistic demands of producers to animate faces realistically and cost-effectively for the first time.  The simultaneous improvement in consumer hardware has further expanded the number of platforms upon which our output can be experienced.

In the immediate future, we have two primary target markets:  computer games and animated films.  These two key B2B markets, dominated by professional graphic artists, continue to perform strongly against a difficult economic environment.  Animation is a product differentiator in both industries and is expected to benefit from additional investment over time.  Within these two markets, our customers include:

Games:	2K Games	CapCom	MTV Interactive	Ubisoft

	Activision Blizzard, Inc.	Code Masters	Rockstar Games

	Bethesda Game Studios	Electronic Arts, Inc.	Sony Computer Entertainment

Film:	Digital Domain	Sony Pictures Imageworks

	Double Negative	Threshold Entertainment

We own what we consider to be a paradigm-shifting technology in the field of performance-driven facial animation.  The technology creates highly realistic animated faces, which are otherwise difficult or expensive (or both) to create.  The technology is typically used in the production of computer games and high-budget films; however, new applications are expanding the market to include television, advertising and eventually consumer-generated animated content over the Internet (online gaming, social networking and virtual worlds).  We estimate that the size of the television market for facial animation is as large as all other current markets combined, and we believe that our technology is well suited to their specific needs.  We believe there is also a large opportunity in online interaction (i.e., social networking, virtual worlds and multiplayer games online), although it is difficult to quantify the opportunity in its nascent stages.  To support sales to existing and future markets, we employ a dozen newly-hired sales and marketing professionals organized by market vertical and geography.

Competition

We primarily compete with two legacy methods for creating facial animation:  hand animation and facial motion capture.  Hand animation requires highly talented artists for long periods of time, is expensive to accomplish and is challenged in creating images which are realistic and believable.  Motion capture uses facial markers which capture only part of the facial expressions and emotions.  The process is complicated, and we believe that the quality is low and the results are often disappointing.  Accordingly, we maintain a competitive advantage through design quality, aesthetic potential, reliability and constant attention to project timeframes and costs.

There are competitive existing technologies in the market, but they generally make minor improvements to efficiency in the traditional methods:

•	Increases hand animation efficiency: Autodesk’s Face Robot.®

•	Improves motion capture efficiency: Pendulum’s AlterEgo, MotionBuilder and Vicon’s Diva/Blade.

Because all of these technologies made only minor improvements to the overall efficiency in facial animation, the market has developed the impression that believable facial animation is incredibly difficult to accomplish.  As we have entered the market, we have found immediate acceptance and a competitive advantage when we demonstrate how easy it is to use our technology.  In fact, we believe that as people adopt our software in place of other facial animation methods, the overall use of facial animation will rise, expanding our market further.

There have been, and will continue to be, many attempts to create a directly competing technology.  Many companies in the film business which have attempted to develop their own technology solution, have not been satisfied with their own results, and are now in various stages of discussion with us about adopting our technology platform.   There have been a series of technological approaches launched by companies or incubated within the research community, but none that we believe have been able to come close to our technology leverage, scalability, or market penetration.  To date, we are not aware of any direct competitor or technology that can offer the same value proposition to the customer in any of our current or proposed markets.

Technology and Intellectual Property

Traditionally, animated visual entertainment has relied on frame-by-frame animation or highly invasive “motion-capture” (“mo-cap”) equipment to reproduce human facial movements.  Both methods are costly, labor-intensive and in the case of mo-cap, require actors to wear special equipment in purpose-built studios.  Our software captures facial details direct from video footage and produces potentially photo-real facial animation with minimal manual intervention, eliminating the need for special equipment and substantially accelerating the entire animation process.  Our technology is superior to alternative animation products in three principal respects:

•	Quality. We capture realism at a far greater degree of fidelity and subtlety than any other method of facial animation.

•	Speed. We remove a massive amount of the most tedious portions of the animation process, leading to far faster turnaround times.

•
Simplicity.  Our solution is incredibly simple to use.  No special cameras, no special markers, no specific procedures are required.  Traditional motion capture solutions require tracking markers to be glued to the face, or extensive make-up to be used, both of which cause discomfort to the actors themselves.

Adopting our technology can make facial animation immediately faster, better or cheaper for the customer.  Our customers choose how to put this technological leverage to work:  Some use it to deploy high quality animation faster, with turn-around times that would be difficult to match with traditional methods.  Some customers use the platform to raise the quality of their animation for a specific amount of animator time.  Still other customers realize cost savings in their standard quality of animation, versus their past methods.

We have more than 60 man-years invested in our core computer vision software.  Our key intellectual property consists of one patent registered in the United States, four additional patents in process, the identification of 16 potential new patents, and significant (documented) trade secrets.

We are continually updating our software and have built a pipeline of enhancements to the features of our technology.  Our next generation platform will materially increase the speed at which a video may be analyzed, further shrinking production time for creators of games and producers of animated films.  We also believe that we can efficiently use our existing technology platform and its embedded costs to leverage into new markets such as television and social networking, as most of the fixed costs have already been absorbed by our existing businesses (video gaming and film).

Products and Services

Our key areas of expertise are model-based analysis, where systems are created to learn about objects as they appear in images, and model-based graphics, where systems are built to learn how to make 3D objects move.  To date, most of our images have related to faces, but the range of potential applications is much wider.  We have already built a pipeline of facial animation products and have created a software offering.  These products are offered on a full-service, software-as-a-service (SaaS), or software licensing basis.

Full Service and SaaS Offerings

In a SaaS project, customers manage the creative process in-house and use their animators to execute the animation.  We provide the software tools, training and process expertise they need to get the leverage out of our solution.  In a full service project, we provide both the animators and the technology to deliver a finished product which is tailored to each customer’s specifications.

Our review of a customer’s needs usually indicates whether they should pursue a full-service or SaaS solution.  Generally, customers who want creative control and have qualified animators gravitate towards a SaaS solution, while those who are understaffed or for who artistic direction is less important will choose full-service.

Full service commands higher revenue because of the value-added steps in the process, but overall margin is lower due to the low-margin human component of costs.  We have traditionally been heavily full-service focused, and only introduced the SaaS product in 2008.  However, we believe that the market will rapidly adopt the SaaS product over the coming 24 to 36 months, which will contribute to growing margins.

Software Licensing

We have also begun to license our software, although this practice is in its early stages.  Licensing should enable us to quickly access large existing commercial and consumer markets without significant up-front expenditures and start-up time.

Beyond the professional entertainment market, we see untapped potential in online consumer markets.  According to independent investment banking firm Avista Partners, there are more than 900 million interactive users in the United States alone, playing multiplayer games, interacting on social networks and working together in virtual worlds.

The common thread between these markets is that the users are fundamentally online to interact with others via an “avatar.”  An avatar is a computer user’s representation of himself/herself or alter ego, in the form of a three-dimensional model used in computer games or a two-dimensional picture used on Internet forums or in other communities.    Almost every online character has a face, and being able to project realistic facial movement in the world improves intimacy and generates more natural and real interactions.  As a result, we believe that users will likely spend longer periods of time online, purchase more goods and services, and their general satisfaction will be enhanced.

We are actively adapting our technology to address this opportunity.  Our new real-time technology captures real-time facial movement from any web-cam, and transmits it into these virtual environments.  We have identified early development partners in these markets and believe that this product can be first-to-market for applications such as in-world face-to-face interaction, multiplayer gaming, in-world training, virtual video conferencing and in-world conferences and symposia.

Highlights of Growth Strategy

After nine years of product development, we believe that our technology has been largely market tested, and since 2009 we have been transitioning our focus to appropriately package and distribute our software products and animation services.  We have spent the past 30 months preparing the business to capitalize on our core markets, as well as new market opportunities.  We have hired a new senior management team, several independent board members and an industry-experienced advisory board.  We have refined the message to our market and started gathering proof points on how to scale our revenue in these markets.

We are preparing to accelerate revenue growth and product development.  Our growth strategy includes the following elements:

•
Continue to penetrate the core film and games markets.  In 2009, we booked more business from new customers than in the previous three years combined.  Our new sales force has developed a strong pipeline of business. We intend to continue this growth through continued refinement of our product messaging,and industry marketing and expansion of existing service offering.

•
Create OEM/partnership programs to accelerate sales.  We have received unsolicited interest from third-party service providers in reselling our facial animation products and services.  Traditional animation companies, motion capture services, and audio capture services have had difficulty providing high-quality facial animation at a profit, and we believe that our products will provide them with an additional margin and revenue opportunity.  We believe that we can develop revenue-sharing relationships with these companies that are beneficial for both sides.  In addition, the games and film businesses are connected to a rich ecosystem of technology companies that we believe would make fitting partners.

•
Market our products globally.  Our historic business assumes only sales from the United States and the United Kingdom, where we have existing operations.  A large portion of the film and games business takes place in other geographic markets, and we intend to expand our sales and marketing efforts to cover continental Europe, Southeast Asia, China, India, Japan and South America.  We believe that our expansion will include hiring additional sales people in key geographical regions, and creating partnership or strategic relationships in others.

•
Develop the animated television series market.  Animated television series represent a potentially rich untapped market for us, possibly doubling our aggregate addressable market.  There are many computer graphics applications in the market, with a large number of face/seconds of animation, and there is no current technology solution in the market for facial animation.  We believe that our product can be adapted to provide a highly differentiated offering for this market.  We plan to develop a channel strategy to enter this market, to engage with partners to identify the specific needs of this market, and to develop the appropriate product for the market.

•
Explore opportunities in online consumer interaction, including social networking, multiplayer games and virtual worlds.  A portion of the proceeds from our recent private placements are being used to address the potential B2B and B2C markets for our products within the virtual world where companies create communities and attract users to interact through games, chatting and social networking.  We believe the revenue potential and scalability from virtual worlds are significant.  While this market is in its early stage of development, we believe that a small amount of investment now can position our company to be first-to-market in an exciting and potentially lucrative space.  Management believes that there are multiple revenue opportunities, including licensing, revenue-sharing on virtual goods and participation in premium subscriptions.

•
Introduce new products into all markets.  Our technology roadmap includes a variety of new proprietary products that we believe will have immediate uptake in the market, and will raise our average revenue per customer in the future.  We also believe that customers will grow to rely on these new products, which will increase switching costs and will increase customer retention over time.

•
Pursue strategic mergers and acquisitions.  While our management team believes that focus on organic growth is critical, we have engaged from time to time in discussions with other technology companies about potential business combinations.  Our management team has significant experience in mergers and the integration of operating companies, and we believe that strategically appropriate, well-executed acquisitions could create accelerated growth.  Our ideal acquisitions would be complementary businesses, assets and technologies that share the same customer target and value proposition.  These combinations could raise average customer value, increase the depth of customer relationships and better leverage our investment in developing our sales channels into these markets.

Sales and Marketing

Historically, we have focused on technology development rather than aggressively driving sales.    Our current sales force is structured for direct sales to gaming and film industry customers, greater account penetration to further the adoption of our services and expansion into new revenue areas (including international markets, social networking, virtual worlds and licensing to entertainment and non-entertainment industries).  Our sales professionals are experienced in selling animation products and services and they are organized by geography.

The sales team includes sales people and technical account managers who facilitate adoption of the products by customers.  In the future, the sales force plans to spend most of its time addressing existing markets and the balance of its time expanding our channel sales opportunities.  Each sales person sells both game and film animation, so we do not believe there is a need for two distinct sales teams.  We have already begun to spend more time, effort and money to enhance and expand our industry relationships by attending U.S. and foreign trade shows, and other industry-specific B2B events.  We have begun to expand our public relations activity, and are developing an investor relations and media capability, to grow our profile in the marketplace.

Government Regulation

Our activities currently are subject to no particular regulation by governmental agencies other than that routinely imposed on corporate businesses.  However, a number of our customers and potential customers, such as developers of interactive software games, are in industries where software products containing graphic violence and sexually explicit material are subject to consumer advocacy group opposition, government rating systems and, in certain cases, retailer sales bans.  We cannot predict the impact of future regulations on either us or our customers.

Employees

We had 34 full-time employees as of October 29, 2010, of whom 23 were in product development, operations, and engineering, 5 in sales and marketing, and 6 in general, administrative and executive management.  In addition, we make use of a varying number of temporary employees and outsourced services to manage the normal cyclical growth and decline of animation staff requirements.  None of these employees are covered by a collective bargaining agreement and our management considers relations with employees and services partners to be good.

Facilities

We lease approximately 8,000 square feet of office space in Santa Monica, California and 2,350 square feet of office space in Manchester, United Kingdom, to house our administrative, marketing and product development activities.  We pay $20,000 per month in rent in Santa Monica, under a lease that expires on December 31, 2010, and $7,000 per month in rent in Manchester, under a lease that expires in November 2012.

Legal Proceedings

We are not involved in any pending or threatened legal proceedings.

MANAGEMENT

Executive Officers and Board of Directors

The names and ages of our directors and executive officers, and their positions, are as follows:

Name	Age	Position

David Rolston, Ph.D.	57	Chairman of the Board

Robert Gehorsam	55	Chief Executive Officer and Director

Ron Ryder	41	Chief Financial Officer

Kevin Walker, Ph.D.	35	Chief Technology Officer

Ranjeet Bhatia	39	Director

Peter Norris	52	Director

Unless otherwise noted, all of our directors and executive officers joined our company in the same positions that they held in Image Metrics Limited at the closing of our share exchange transaction on March 10, 2010.  The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

David Rolston, Ph.D., Chairman of the Board, is a computer graphics pioneer, with over 25 years in the industry.  He joined the Board of Image Metrics Limited in March 2008 and became its Chairman in August 2008.  He has served as the Chief Executive Officer of SiPort, Inc since December of 2009.  Prior to SiPort, he was the Chief Executive Officer of Forterra Systems Inc., a provider of virtual worlds software, and has held this position since June 2005.  From 2001 until joining Forterra, he was General Manager and Vice President of Engineering at ATI Technologies.  He has also held the positions of Chief Executive Officer of Multigen/Paradigm and General Manager/Director of Marketing at Silicon Graphics.  He received a Ph.D. in Computer Science and an M.S.E. degree in Industrial Engineering from Arizona State University, and a B.S.E. degree from Northern Arizona University.

Robert Gehorsam, Chief Executive Officer, joined our company on September 10, 2010.  Prior to joining our company, Mr. Gehorsam was the President and a member of the board of directors of Forterra Systems, Inc., a 3D graphics software company, from June 2005 to January 2010, Chief Executive Officer from July 2004 to May 2005, and Vice President from May 2002 to June 2004.    Prior to Forterra, Mr. Gehorsam served as Senior Vice President, Programming and Production at Viacom's CBS Internet Group, where he was responsible for content, creative, production and operations for CBS.com, CBSnews.com and related wholly-owned CBS internet properties, from June 2000 to July 2001 .  Prior to joining Viacom, he was Senior Vice President for Programming and Production at Sony Online Entertainment from May 1997 to May 2000.  In addition to business planning for Sony Online, he was directly responsible for all operations, product acquisition and development, and technology for The Station@sony.com, one of the world's most popular game destinations on the Internet.    Mr. Gehorsam received a B.A. degree from Grinnell College.

Ron Ryder, Chief Financial Officer, joined Image Metrics Limited as Chief Financial Officer in May 2009.  From October 2006 through May 2009, he was a Principal at Matrix Consulting , a financial consulting firm in Los Angeles.  He has advised on technical issues for clients Robertson Properties Group, The Walt Disney Company and Celetronix.  From January 2005 through July 2006, he served as Chief Financial Officer of Post Logic Studios with a focus on operational management and ERP system implementation.  He also served as the Chief Financial Officer of Virgin Studios Group prior to its sale to Accent Media, and as an entertainment specialist for Ernst & Young.  Mr. Ryder is a Certified Public Accountant, and received his B.S. degree from Cal State Northridge.

Kevin Walker, Ph.D., Chief Technology Officer and Founder, co-founded Image Metrics Limited in 2000 and leads the team that invented and continues to develop our core technology.  Dr. Walker has published 11 technical white papers since 1997 relating to his work on active appearance models and the use of computer vision in animation, and holds several patents in the field.  Dr. Walker received the British Machine Vision Conference Best Poster Prize in 1997.  He received his Ph.D. in Computer Vision and Face Recognition and a B.Sc. degree in Computer Science from the University of Manchester, England.

Ranjeet Bhatia, Director, joined the Board of Directors of Image Metrics Limited in 2002.  Mr. Bhatia has served as the Managing Director of Saffron Hill Ventures Ltd. since May 2000.  Prior to that, he worked as Senior Investment Advisor to the Chairman of Loot Group of Companies from and has held various positions at Citigroup, DynCorp and Booz Allen & Hamilton.  He received an M.B.A. degree from UCLA, an M.A. degree from Johns Hopkins University, and a B.A. degree from Occidental College.

Peter Norris, who joined our Board of Directors on March 17, 2010, was appointed non-executive Chairman of the Board of Virgin Group Holdings, the holding company that owns brands such as Virgin Media and Virgin Atlantic, in November 2009.  Mr. Norris has over 30 years experience in corporate finance and international capital markets, including senior positions at Barings and Goldman Sachs.  In 1995, he founded boutique advisory firm New Boathouse Capital, which he sold to merchant banking firm Quayle Munro in 2007, staying as Chief Executive of the combined business until his appointment with Virgin Group.  Mr. Norris received a degree in Modern History from Oxford University.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

Advisory Board

In addition to our management team, we are actively cultivating and securing a group of advisors to advise and assist us in gaining broad marketplace acceptance and to enhance our marketing capabilities.  Our advisory board is expected to meet on a regular basis, and to be available to consult on an as-needed basis, with both management and the board of directors.  We added the following persons to our advisory board in 2009:

Geoff Heath was most recently the Chief Executive Officer of NCSoft Europe, publisher of the online games Lineage and City of Heroes.  He held that role from 2004 until his retirement in 2009.  Prior to NCSoft, he was a key industry innovator in the European games Industry.  Mr. Heath established Activision’s presence in Europe, along with advising Origin and Maxis (now both divisions of Electronic Arts) as they entered the European Marketplace.  He established Mindscape International and acted as non-executive chairman of Climax Studios.  Mr. Heath received the Officer of the British Empire and an honorary Doctor of Arts degree from Abertay University, Dundee.

Michel Kripalani is President of Oceanhouse Media, Inc., a company he founded in January 2009.  Prior to starting Oceanhouse Media, he was Director of Business Development at Autodesk.  Mr. Kripalani joined Autodesk in 2004, where he spent a large portion of his time managing relationships with Microsoft, Sony, Nintendo, and middleware providers.  A veteran of the videogame industry, he founded Presto Studios in 1991, which produced The Journeyman Project series, Myst 3: Exile, Whacked!, and many other successful games.  He received a B.A. degree in Visual Arts from the University of California at San Diego.

Board Composition

Through March 10, 2012 (two years after the closing of our share exchange transaction), our board of directors will be composed of five directors.  Dr. David Rolston is the Chairman of the Board, he took this position upon the completion of the Exchange Transaction on March 10, 2010.  One director will be nominated by each of Saffron Hill Investors Guernsey Limited (Mr. Bhatia) and Verus International (which is still considering candidates who have relevant business experience), and two additional directors (Peter Norris and one person to be determined).  We have agreed that the director nominees will continue to be nominated for election during this period.  The composition of our board of directors, and any future audit committee and compensation committee, will be subject to the corporate governance provisions of our primary trading market, including rules relating to the independence of directors.

Board Committees

We currently have an audit committee and, as of October 29, 2010, we have not taken any steps to create a  nominations and governance committee.  In 2011, our board of directors expects to create such committees, in compliance with established corporate governance requirements.  Currently, Dr. Rolston and Mr. Norris are our only “independent” directors, as that term is defined under Nasdaq rules.

Audit Committee. Our audit committee currently has only one member, Dr. Rolston.  The functions of this committee include, among other things:

•	reviewing and pre-approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent auditors and deciding whether to retain their services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•	reviewing and approving related-party transactions;

•
reviewing with our independent auditors and management significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Our board of directors has determined that Dr. Rolston qualifies as an audit committee financial expert within the meaning of SEC regulations. In making this determination, our board of directors has considered the nature and scope of Dr. Rolston’s education and business experience. Our board of directors also has determined that meet the independence requirements of Rule 10A-3 of the Exchange Act, subject to the exemptions set forth therein. Both our independent registered public accounting firm and management are expected to periodically meet privately with our audit committee.

Compensation Committee.  Our compensation committee consists of Dr. David Rolston and Peter Norris, each of whom is a non-employee member of our board of directors. Dr. Rolston is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the requirements of the NASDAQ.  Our compensation committee is responsible for, among other things:

•
reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensations or arrangements;

•	reviewing and recommending compensation goals, bonus and option compensation criteria for our employees;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Nominations and Governance Committee.  We plan to establish a nominations and governance committee of the board of directors.  The purpose of the nominations and governance committee would be to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board.  The nominations and governance committee’s duties would also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

Our directors and executive officers do not have any family relationship between each other.

Legal Proceedings

As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Director Compensation

We intend to pay each non-management director a participation fee for each regular and special meeting of the board of directors attended and to award each such director stock options granted under our incentive compensation plan.  Currently, we compensate directors through options granted under our 2010 Incentive Compensation Plan, and in some cases through an annual stipend.  Our board of directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

Employment Agreements

We have entered into employment agreements with each of Ron Ryder and Kevin Walker, Ph.D.  The employment agreements require each of the executives to devote all of their time and attention during normal business hours to our business as our Chief Financial Officer and Chief Technology Officer, respectively.  The employment agreements for Mr. Ryder and Dr. Walker have a term of three years and may be renewed for an additional term of one year upon our and the executive’s mutual agreement, provided the compensation committee of the board of directors provides 90 days written notice of its desire to renew prior to the expiration of the initial term.  The employment agreements provide that each of Mr. Ryder and Dr. Walker will receive a fixed annual base salary during the term of the employment agreement.  In addition, each executive is entitled to (a) receive a cash bonus in an amount determined by the compensation committee of the board of directors based on our company meeting or exceeding certain mutually agreed-upon performance goals and (b) participate in our incentive compensation plans.

The employment agreements provide for termination of an executive’s employment without any further obligation on our part upon the death or disability of the executive or for cause.  In the event that an executive’s employment is terminated without cause or for good reason, we are obligated to pay such executive his salary for the lesser of six months or the remainder of the term.  The employment agreements also contain covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination for cause or without good reason, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding our company, (c) soliciting employees, customers and prospective customers of our company during the term of the employment agreement and for a period of one year thereafter, and (d) requiring that all intellectual property developed by the executive and relating to the business of our company constitutes our sole and exclusive property.

Incentive Compensation Plans

In March 2010, we adopted and assumed the Image Metrics Limited 2009 Share Incentive Plan, which was adopted by its board of directors in November 2009.  Following is a summary of the material terms of the 2009 Share Incentive Plan.

The purpose of the plan is to allow our employees, directors, consultants and strategic partners to participate in the company’s growth and to generate an increased incentive for these persons to contribute to our future success and prosperity and to focus on our growth.  Employees, directors, independent consultants and strategic partners are all eligible to receive awards under the plan.  The plan is administered by our board of directors (as successor to Image Metrics Limited).  As of October 29, 2010, there were 1,885,492 shares of common stock issuable upon the exercise of stock options granted under the 2009 Share Incentive Plan, having exercise prices ranging from $0.03 to $1.42 per share.

In March 2010, we also adopted the 2010 Incentive Compensation Plan following the closing of the share exchange transaction. There are a total of 2,547,578 shares of Common Stock available for issuance under the incentive plan.  The purpose of the 2010 Incentive Compensation Plan is to enable us to attract, retain and motivate key employees, directors and, on occasion, independent consultants, by providing them with stock options and restricted stock grants.  Stock options granted under the incentive compensation plan may be either incentive stock options to employees, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options.  Our board of directors has the power to determine the terms of any stock options granted under the incentive plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise.  Stock options granted under the incentive plan are generally not transferable, vest in installments and are exercisable during the lifetime of the optionee only by such optionee.  The exercise price of all incentive stock options granted under the incentive plan must be at least equal to the fair market value of the shares of common stock on the date of the grant.  The specific terms of each stock option grant will be reflected in a written stock option agreement.  As of October 29, 2010, there were 1,933,347 shares of common stock issuable upon the exercise of stock options granted under the 2010 Incentive Compensation Plan, having exercise prices ranging from $0.12 to $2.02 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

We do not have securities registered under Section 12 of the Exchange Act and, accordingly, our directors, officers and affiliates are not required to file reports under Section 16(a) of the Exchange Act.

Code of Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees.  Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K.

Our code of ethics is posted on our Internet website at www.image-metrics.com.  We will provide our code of ethics in print without charge to any stockholder who makes a written request to Ron Ryder, our Chief Financial Officer, at Image Metrics, Inc., 1918 Main Street, 2nd Floor, Santa Monica, California 90405.  Any waivers of the application, and any amendments to, our code of ethics must be made by our board of directors.  Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website, www.image-metrics.com.

Executive Compensation

The following table sets forth, for the most recent two fiscal years, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Chief Executive Officer and three other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer at September 30, 2009:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Stock Awards $	Option Awards $ (5)	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Totals $
Robert Gehorsam,
Chief Executive Officer (1)	—	—	—	—	—	—	—	—	—

Michael R. Starkenburg,
Former President and	2009	264,423	47,850	—	—	—	—	—	312,273
Chief Executive Officer (2)	2008	149,135	—	—	—	—	—	—	149,135

Ron Ryder,	2009	73,558	—	—	—	—	—	—	73,558
Chief Financial Officer (3)	2008	—	—	—	—	—	—	—	—

Clifford Chapman,	2009	—	—	—	—	—	—	—	—
Former Chief Executive Officer (4)	2008	—	—	—	—	—	—	—	—

(1)	Mr. Gehorsam became our Chief Executive Officer on September 10, 2010.

(2)	Mr. Starkenburg resigned as our President and Chief Executive Officer effective September 10, 2010. He had joined our predecessor, Image Metrics Limited, in February 2008.

(3)	Mr. Ryder joined our predecessor, Image Metrics Limited, in May 2009.

(4)	Mr. Chapman resigned as an officer and director of International Cellular Accessories on March 10, 2010.

(5)
The determination of value of option awards is based upon the Black-Scholes Option pricing model, details and assumptions of which are set out in our financial statements.  The amounts represent annual amortization of fair value of stock options granted to the named executive officer.

The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Outstanding Equity Awards at Fiscal Year-End

As of September 30, 2009, there were no equity awards outstanding to any of our current or previous executive officers.

Director Compensation

The table below summarizes the compensation that we paid to non-management directors for the fiscal year ended September 30, 2009 and 2008.

Name	Fiscal Year	Fees Earned ($)		(A)	Stock Awards ($)	Options Awards ($)	Nonqualified Deferred Compensation Earnings ($)	Other Annual Compensation ($)	Total ($)
David Rolston, Ph.D., Chairman of the Board	2009	$56,016		—	—	—	—	—	$56,016

Harry Rubin, Director	2009	$28,008		—	—	—	—	—	$28,008

Ranjeet Bhatia, Director	2009	— (C)		—	—	—	—	—	—

Mika Salmi, Director	2009	$28,008		—	—	—	—	—	$28,008

Stephen Bellamy, Director	2009	$26,543	(B)	—	—	—	—	—	$26,543

David Landau, Director	2009	— (C)		—	—	—	—	—	—

(A)	Amount represents fees earned by the director during the fiscal year.

(B)	Amounts were paid to the employee in British pounds and were converted to U.S. dollars using an exchange rate of 1.506, which was the average exchange rate for the fiscal year.

(C)	Messrs. Bhatia and Landau did not receive remuneration for providing services to Image Metrics Limited during fiscal year ended September 30, 2009.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 29, 2010, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name (1)	Number of Shares Beneficially Owned (2)		Percentage of Shares Beneficially Owned (3)
5% or Greater Stockholder:

Saffron Hill Entities	13,915,722	(4)	45.6%

Executive Officers and Directors:

David Rolston, Ph.D	125,985	(5)	*

Robert Gehorsam	-		*

Ron Ryder	282,159	(6)	1.1%

Kevin Walker, Ph.D	858,726	(7)	3.2%

Ranjeet Bhatia	13,915,722	(4)	45.6%

Peter Norris	25,000	(8)	*

All executive officers and directors as a group (6 persons)	15,207,591		48.3%

* Less than 1% of outstanding shares of common stock.

(1)	Other than the 5% or greater stockholder listed above, the address of each person is c/o Image Metrics, Inc., 1918 Main Street, 2nd Floor, Santa Monica, California 90405.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after October 29, 2010, by the exercise or conversion of any warrant, stock option or convertible preferred stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 26,199,813 shares of common stock outstanding on October 29, 2010, which assumes the conversion of all 10,330,538 shares of our series A preferred stock into common stock. The shares of common stock underlying warrants,stock options and convertible securities are deemed outstanding for purposes of computing the percentage of the person holding them but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)
Represents (a) 1,210,089 shares of our common stock held by Saffron Hill Investors Guernsey Limited, (b) 1,497,307 shares of our common stock held by Saffron Hill Ventures Limited Partnership, (c) 1,923,702 shares of our common stock held by Saffron Hill Ventures Limited Partnership II and (d) 962,030 shares of our common stock held by SHIG1 Ltd., which are related entities in which Ranjeet Bhatia is an officer.  Also includes 3,975,397 shares of common stock issuable upon the conversion of our series A preferred stock and 4,152,197 shares of common stock issuable upon the exercise of warrants purchased in our March 2010 private placement.  The address of the Saffron Hill entities is 4-5 Park Place, London SW1A 1LP, United Kingdom.

(5)
Represents shares of our common stock issuable to Dr. Rolston upon the exercise of stock options previously granted by Image Metrics Limited under the 2009 Share Incentive Plan and by us under our 2010 incentive compensation plan.

(6)
Represents (a) 57,249 shares of our common stock issuable to Mr. Ryder under currently exercisable stock options granted to him on March 10, 2010, with an exercise price of $1.00 per share and a total grant of 205,875 options, and (b) 224,971 shares of our common stock issuable to Mr. Ryder under currently exercisable stock options granted to him from the 2009 Share Incentive Plan on November 23, 2009, with an exercise price of $0.125 per share and a total grant of 224,971 options.

(7)
Represents (a) 352,720 shares of our common stock, (b) 102,667 shares of our common stock issuable to Dr. Walker under currently exercisable stock options granted to him on March 10, 2010, with an exercise price of $1.00 per share and a total grant of 369,206 options, and (c) 403,339 shares of our common stock issuable to Dr. Walker under currently exercisable stock options granted to him from the 2009 Share Incentive Plan on November 23, 2009, with an exercise price of $0.125 per share and a total grant of 403,339 options.

(8)	Represents shares of our common stock issuable to Mr. Norris upon the exercise of stock options granted by us under our 2010 incentive compensation plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From March 2009 through September 2009, Image Metrics Limited issued a series of convertible loan notes and other notes in the aggregate principal amount of $2.715 million to Saffron Hill Ventures, our single largest shareholder.  These notes  provided that they mature one year from issuance or, if earlier, upon the consummation by Image Metrics Limited of a merger, combination or sale of all or substantially all of Image Metrics Limited’s stock or assets.  The notes, plus interest of approximately $84,290, were converted into Units in our March 2010 private placement on the same terms and conditions as other investors participating in that private placement, except that Saffron Hill Ventures received a separate warrant to purchase one full share of Common Stock per Unit as the lead investor.

From October and December 2009, Verus International provided $1.0 million in interim financing to Image Metrics Limited for its short-term working capital requirements.  The interim loans provided that they mature one year from issuance or, if earlier, at the closing of the next financing, are convertible on or prior to the maturity date at the sole option of the lender into units on the same terms and conditions as in our March 2010 private placement, and were funded in equal bi-monthly increments of $250,000.  At the closing of our March 2010 private placement, the interim financing was converted as part of that private placement.

In December 2009 and January 2010, Saffron Hill Ventures provided a total of $550,000 in bridge financing to Image Metrics Limited.  Saffron Hill Ventures received bridge notes which (i) became due and payable upon the date of the closing of the March 2010 private placement, (ii) bore interest at 10% per annum, with minimum interest payable equal to 4% of the principal amount of the note and default interest of 18% per annum, and (iii) were converted into the March 2010 private placement at a discounted unit price of 80% of the per unit purchase price.  The securities received upon the conversion of the bridge notes in the private placement are locked-up for six months.  Warrants to purchase a number of shares of our common stock equal to 40% of the principal amount of the bridge note, plus accrued and unpaid interest, were also issued on the maturity date.

On March 10, 2010, we entered into one-year agreements with each of Verus International, Matrix Partners Ltd. and Saffron Hill Ventures to provide corporate development and corporate finance expertise, as well as ongoing advisory services, to us.  Under the agreements, Verus International will receive monthly consulting fees of $10,000 for 18 months, and Matrix Partners and Saffron Hill Ventures will each receive monthly consulting fees of $2,500 for 12 months.

In May 2010, Saffron Hill Ventures provided $650,000 in bridge loans as part of an interim bridge financing.  Saffron Hill Ventures’ investment was on the same terms and conditions as other investors participating in the bridge financing.

Concurrently with the closing of our share exchange transaction in March 2010, we redeemed 8,600,000 shares of our common stock from our former director, Clifford Chapman, and certain other individuals for aggregate consideration of $200 and then cancelled those shares.

Our board of directors has determined that David Rolston, Ph.D. and Peter Norris are the only members of our board of directors who qualify as “independent” directors under Nasdaq’s definition of independence.

SELLING STOCKHOLDERS

2010 Private Placements

On March 10, 2010, concurrently with the closing of the share exchange transaction, we completed an initial closing of a private placement to selected qualified investors of units consisting of shares of our series A preferred stock and detachable warrants to purchase one-half share of our common stock, at a purchase price of $1.00 per unit.  In total, we sold 8,394,098 shares of our series A preferred stock (convertible at any time into a like number of shares of common stock) and warrants to purchase 7,416,220 shares of common stock as part of this initial closing.  We received gross proceeds of $8,004,098 in consideration for the sale of the units, which consisted of (i) $4,204,098 from investors in the March 2010 private placement (including $1,560,000 from a bridge financing which converted into the March 2010 private placement), and (ii) $3,800,000 from outstanding convertible loan notes and other loans issued by Image Metrics Limited to Saffron Hill Ventures Ltd. and Verus International Group Ltd. which converted into the March 2010 private placement.

Convertible loan notes and other loans in the aggregate amount of $3,800,000 issued by Image Metrics Limited to Saffron Hill Ventures Ltd. and Verus International Group Ltd. were converted into units on the same terms and conditions as in the March 2010 private placement, except that Saffron Hill Ventures received a separate warrant to purchase one full share of our common stock per unit as the lead investor in the private placement.  In order to fund Image Metrics Limited’s working capital and capital expenditures during the offering period, Image Metrics Limited and certain placement agents conducted a bridge financing of $2,000,000 in convertible notes and warrants, of which $1,560,000 was converted into the private placement (at a discount to the unit purchase price) and the balance repaid at the closing.  The indebtedness converted into the private placement included accrued interest through the closing.

On March 26, 2010, we completed a second closing of the March 2010 private placement, issuing a total of 925,000 additional units, consisting of 925,000 shares of our series A preferred stock and detachable warrants to purchase 525,000 shares of our common stock.  The investment in the second closing was subject to the same terms as the initial closing described above.

The placement agents in the March 2010 private placement, Broadband Capital Management LLC and Joseph Gunnar & Co., LLC, received commissions equal to 10% of the gross proceeds from the sale of the units by it in the March 2010 private placement, plus the issuance of a warrant to purchase 10% of the shares of our common stock underlying the series A preferred stock sold by it in the March 2010 private placement.  The placement agent warrants have an exercise price of $1.20 per share, have a cashless exercise provision, have registration rights that are the same as those afforded to investors in the March 2010 private placement and are otherwise identical to the warrants issued to investors in the March 2010 private placement.

On July 27, August 31 and September 20, 2010, we closed three rounds of a private equity offering.  We sold 959,438 units, each consisting of one share of our series A convertible preferred stock and a detachable, transferable warrant to purchase common stock at an exercise price of $1.50 per share, for $0.95 million in gross proceeds.  The $0.95 million in gross proceeds included the conversion of $0.45 million of notes payable.

Each share of series A convertible preferred stock is initially convertible into one share of common stock at any time.  Each warrant entitles the holder to purchase one-half share of common stock at an exercise price of $1.50 per share through March 26, 2014, subject to redemption provisions based on the trading price and trading volume of our common stock.

The units (and the securities therein) issued in the private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. The units (and the securities therein) were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Kahane Convertible Promissory Notes

On September 9, 2010, we entered into a loan agreement with Marie-Rose Kahane, pursuant to which we have the right to borrow, prior to January 31, 2011, up to $2,600,000 from Ms. Kahane to be used by us to fund our general working capital requirements. As of October 29, 2010, we had drawn down $2,175,000 under the loan agreement pursuant to a series of convertible promissory notes.  We were introduced to Ms. Kahane, an accredited investor, by one of our directors.  No general solicitation was used in connection with securing the loan.

Selling Stockholder Table

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of October 29, 2010,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted above and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. (Finra) or is an affiliate of such a broker-dealer, except as noted below.

Beneficial ownership is determined under the rules of the SEC.  The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after October 29, 2010.  The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership Prior to this		Shares Registered in	Following this Offering
Name	Offering (1), (2)		this Offering (2), (3)	Number of Shares (2)	Percent (2)(4)
Saffron Hill Ventures Limited Partnership II	13,915,722	(5)	8,322,594	5,593,128	- %
Verus International Group. Ltd.	1,704,102	(6)	1,704,102	0	-
Paul Allen and Dorothy Babcock Lloyd Joint Living Trust	56,550	(7)	56,550	0	-
Steven E. Levin IRA	56,550	(8)	56,550	0	-
Herbert Weinberg	56,550	(9)	56,550	0	-
Kevin McDowell	150,600	(10)	150,600	0	-
David Yamin	376,200	(11)	376,200	0	-
Stephen Cowan	282,150	(12)	282,150	0	-
Steven D. Glenn	113,100	(13)	113,100	0	-
Michael Pennington	150,000	(14)	150,000	0	-

	Beneficial Ownership Prior to this		Shares Registered in	Following this Offering
Name	Offering (1), (2)		this Offering (2), (3)	Number of Shares (2)	Percent (2)(4)
Steven Levin	37,500	(15)	37,500	0	-
Thomas Hegi	37,500	(16)	37,500	0	-
Timothy Goldberg	150,000	(17)	150,000	0	-
David Foster	75,000	(18)	75,000	0	-
David Berg	37,500	(19)	37,500	0	-
Raouf Radi	37,500	(20)	37,500	0	-
Paul Sokol and Karen Sokol	37,500	(21)	37,500	0	-
James Regan	75,000	(22)	75,000	0	-
Charles Wilkinson	37,500	(23)	37,500	0	-
Steve Zaretsky and Arlene Zaretsky	37,500	(24)	37,500	0	-
Robert Beadle	75,000	(25)	75,000	0	-
Franklin S. Woodbridge Rev. Lvg. Trust	37,500	(26)	37,500	0	-
Randall Clyma	37,500	(27)	37,500	0	-
Dr. Shawn Zimberg	150,000	(28)	150,000	0	-
Stephen Goldner	75,000	(29)	75,000	0	-
Fleming Hansen	37,500	(30)	37,500	0	-
Terry Pope	75,000	(31)	75,000	0	-
Ed Stewart	142,500	(32)	142,500	0	-
Timothy Hanley and Monica Hanley	565,500	(33)	565,500	0	-
Michael Balducci	226,200	(34)	226,200	0	-
Joseph Muoio	56,550	(35)	56,550	0	-
The Young Family Trust	85,050	(36)	85,050	0	-
McLean Bowman	226,200	(37)	226,200	0	-
Donald Zoltan	226,200	(38)	226,200	0	-
Peter Norris	150,000	(39)	150,000	0	-
Diana C. Terrazas	150,000	(40)	150,000	0	-
Caspla Holdings Limited	1,500,000	(41)	1,500,000	0	-
Michael J. Attkiss	75,000	(42)	75,000	0	-
C. Edward Davenport	15,600	(43)	15,600	0	-
John Landy	15,600	(44)	15,600	0	-
John L. Troutman	15,600	(45)	15,600	0	-
Genesis Opportunity Fund I, LP	213,600	(46)	213,600	0	-
Westfield Holdings	93,600	(47)	93,600	0	-

	Beneficial Ownership Prior to this		Shares Registered in	Following this Offering
Name	Offering (1), (2)		this Offering (2), (3)	Number of Shares (2)	Percent (2)(4)
James Regan, Sr. and James Regan, Jr.	75,000	(48)	75,000	0	-
Eustace Wolfington	75,000	(49)	75,000	0	-
Andrew Frankel	37,500	(50)	37,500	0	-
John S. Durman (NFS FMTC/FBO)	37,500	(51)	37,500	0	-
William Chapman and Douna Chapman	37,500	(52)	37,500	0	-
Larry Lowrance	45,000	(53)	45,000	0	-
Michael Ajzenman	37,500	(54)	37,500	0	-
Michael Davis Insurance Agency, Inc. PSP Michael Page Davis, Trustee U/A dated May 1, 1996	37,500	(55)	37,500	0	-
Charles D. White III	37,500	(56)	37,500	0	-
Banque Syz & Co. S.A.	450,000	(57)	450,000	0	-
Anthony Sciscione	37,500	(58)	37,500	0	-
Wabasso Partners LLC	75,000	(59)	75,000	0	-
Joseph A. Alagna, Jr.	73,568	(60)	73,568	0	-
Keith Michelfelder	2,008	(60)	2,008	0	-
Anthony Lubrano	1,004	(60)	1,004	0	-
John Conover	2,500	(60)	2,500	0	-
Mina Akladious	1,000	(60)	1,000	0	-
Russell Fiske	2,000	(60)	2,000	0	-
James Forster	1,500	(60)	1,500	0	-
Len Rich	1,000	(60)	1,000	0	-
Anthony Sica	2,850	(60)	2,850	0	-
Michael Wagner	8,800	(60)	8,800	0	-
Matthew Gates	8,800	(60)	8,800	0	-
Stephen A. Stein	47,116	(60)	47,116	0	-
Philip Goodman	19,004	(60)	19,004	0	-
Anna Varga	4,000	(60)	4,000	0	-
ToniAnn Romano	2,500	(60)	2,500	0	-
David Cooper	250	(60)	250	0	-
John Humann	500	(60)	500	0	-
Broadband Capital Management LLC	86,800	(61)	86,800	0	-
Quayle Munro Limited	110,000	(62)	110,000	0	-
William K. Spry	37,500	(63)	37,500	0	-
Daksha and Kiren Shah	75,000	(64)	75,000	0	-
Ian Bower	75,000	(65)	75,000	0	-
Frank Buck	150,000	(66)	150,000	0	-
David Smith	75,000	(67)	75,000	0	-
Gareth Wyn Derbyshire	75,000	(68)	75,000	0	-
SPK Partners	45,000	(69)	45,000	0	-
Craig Boden	20,000	(69)	20,000	0	-
Richard Hillson	20,000	(69)	20,000	0	-
Eric Seifert	5,000	(69)	5,000	0	-
Bernard Questier	183,370	(70)	183,370	0	-
Len Davies	91,665	(71)	91,665	0	-
Richard Mark North	91,644	(72)	91,644	0	-
Reg Armitage	183,164	(73)	183,164	0	-
Michael John Craig	91,562	(74)	91,562	0	-
Gary Whitlie	182,754	(75)	182,754	0	-
Knut Henno	75,000	(76)	75,000	0	-
Guy Jones	112,500	(77)	112,500	0	-
Peter Barenthein	37,500	(78)	37,500	0	-
Joseph Gunnar & Co.	500	(79)	500	0	-
John S. Durmon	37,500	(80)	37,500	0	-
Marie-Rose Kahane	2,300,000	(81)	2,300,000	0	-
Total	26,991,083		21,397,955

*	Less than 1% of outstanding shares.

(1)
Beneficial ownership as of October 29, 2010, for all selling stockholders based upon information provided by the selling stockholders or otherwise known to us.  Beneficial ownership is reported without regard to the beneficial ownership limitations (further discussed in footnote 2 below) contained in the series A convertible preferred stock or the warrants held by the selling stockholders.

(2)
The number of shares and the percentage in the applicable column includes shares of common stock issuable upon conversion of our series A convertible preferred stock and shares of common stock issuable upon exercise of our warrants.  The agreement with respect to which these stockholders purchased our series A convertible preferred stock and warrants contains a limitation of 9.9% (a so-called “blocker”) on the number of shares such stockholders may beneficially own at any time.  The 9.9% ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares.  In this way, a stockholder could sell more than the 9.9% ownership limitation while never holding more than this limit.  The number of shares and the percentage, as the case may be, in this column does not reflect the 9.9% ownership limitation.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 15,869,277 shares of common stock outstanding on October 29, 2010, not including shares issuable upon conversion of our series A convertible preferred stock or shares issuable upon exercise of our warrants.  The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are exercisable or convertible currently or within 60 days after October 29, 2010 are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.  Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)	Includes 3,975,397 shares of common stock issuable upon conversion of our series A convertible preferred stock and 4,707,197 shares of common stock issuable upon exercise of our warrants.

(6)
Includes 1,089,701 shares of common stock issuable upon conversion of our series A convertible preferred stock and 614,401 shares of common stock issuable upon exercise of our warrants.  Ranjeet Bhatia, an officer of Saffron Hill Ventures Limited Partnership II, is a member of our board of directors.  See footnote (4) under “Principal Stockholders” above.

(7)	Includes 32,500 shares of common stock issuable upon conversion of our series A convertible preferred stock and 24,050 shares of common stock issuable upon exercise of our warrants.

(8)	Includes 32,500 shares of common stock issuable upon conversion of our series A convertible preferred stock and 24,050 shares of common stock issuable upon exercise of our warrants.

(9)	Includes 32,500 shares of common stock issuable upon conversion of our series A convertible preferred stock and 24,050 shares of common stock issuable upon exercise of our warrants.

(10)	Includes 90,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 60,600 shares of common stock issuable upon exercise of our warrants.

(11)	Includes 230,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 146,200 shares of common stock issuable upon exercise of our warrants.

(12)	Includes 172,500 shares of common stock issuable upon conversion of our series A convertible preferred stock and 109,650 shares of common stock issuable upon exercise of our warrants.

(13)	Includes 65,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 48,100 shares of common stock issuable upon exercise of our warrants.

(14)	Includes 100,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 50,000 shares of common stock issuable upon exercise of our warrants.

(15)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(16)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(17)	Includes 100,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 50,000 shares of common stock issuable upon exercise of our warrants.

(18)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(19)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(20)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(21)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(22)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(23)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(24)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(25)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(26)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(27)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(28)	Includes 100,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 50,000 shares of common stock issuable upon exercise of our warrants.

(29)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(30)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(31)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(32)	Includes 95,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 47,500 shares of common stock issuable upon exercise of our warrants.

(33)	Includes 325,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 240,500 shares of common stock issuable upon exercise of our warrants.

(34)	Includes 130,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 96,200 shares of common stock issuable upon exercise of our warrants.

(35)	Includes 32,500 shares of common stock issuable upon conversion of our series A convertible preferred stock and 24,050 shares of common stock issuable upon exercise of our warrants.

(36)	Includes 51,500 shares of common stock issuable upon conversion of our series A convertible preferred stock and 33,550 shares of common stock issuable upon exercise of our warrants.

(37)	Includes 130,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 96,200 shares of common stock issuable upon exercise of our warrants.

(38)	Includes 130,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 96,200 shares of common stock issuable upon exercise of our warrants.

(39)
Includes 100,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 50,000 shares of common stock issuable upon exercise of our warrants.  Mr. Norris is a member of our board of directors.

(40)	Includes 100,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 50,000 shares of common stock issuable upon exercise of our warrants.

(41)	Includes 1,000,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 500,000 shares of common stock issuable upon exercise of our warrants.

(42)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(43)	Represents 15,600 shares of common stock issuable upon exercise of our warrants.

(44)	Represents 15,600 shares of common stock issuable upon exercise of our warrants.

(45)	Represents 15,600 shares of common stock issuable upon exercise of our warrants.

(46)	Represents 213,600 shares of common stock issuable upon exercise of our warrants.

(47)	Includes 52,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 41,600 shares of common stock issuable upon exercise of our warrants.

(48)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(49)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(50)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(51)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(52)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(53)	Includes 30,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 15,000 shares of common stock issuable upon exercise of our warrants.

(54)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(55)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(56)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(57)	Includes 300,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 150,000 shares of common stock issuable upon exercise of our warrants.

(58)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(59)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(60)
Represents shares of common stock issuable upon exercise of our warrants.  The named individual is an officer or employee of Joseph Gunnar & Co., LLC, the placement agent in our March 2010 private placement and member of Finra.

(61)	Represents shares of common stock issuable upon exercise of our warrants received as a co-placement agent in our March 2010 private placement.

(62)	Represents shares of common stock issuable upon exercise of our warrants received as a co-placement agent in our March 2010 private placement.
(63)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(64)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(65)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(66)	Includes 100,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 50,000 shares of common stock issuable upon exercise of our warrants.

(67)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(68)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(69)
Represents shares of common stock issuable upon exercise of our warrants.  The named individual or entity is officer, employee or related party of Intermerchant Securities, LLC, which was a placement agent in our July – September 2010 private placement and member of Finra.

(70)	Includes 102,247 shares of common stock issuable upon conversion of our series A convertible preferred stock and 81,123 shares of common stock issuable upon exercise of our warrants.

(71)	Includes 51,110 shares of common stock issuable upon conversion of our series A convertible preferred stock and 40,555 shares of common stock issuable upon exercise of our warrants.

(72)	Includes 51,096 shares of common stock issuable upon conversion of our series A convertible preferred stock and 40,548 shares of common stock issuable upon exercise of our warrants.

(73)	Includes 102,110 shares of common stock issuable upon conversion of our series A convertible preferred stock and 81,055 shares of common stock issuable upon exercise of our warrants.

(74)	Includes 51,041 shares of common stock issuable upon conversion of our series A convertible preferred stock and 40,521 shares of common stock issuable upon exercise of our warrants.

(75)	Includes 101,836 shares of common stock issuable upon conversion of our series A convertible preferred stock and 80,918 shares of common stock issuable upon exercise of our warrants.

(76)	Includes 50,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 25,000 shares of common stock issuable upon exercise of our warrants.

(77)	Includes 75,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 37,500 shares of common stock issuable upon exercise of our warrants.

(78)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(79)	Represents shares of common stock issuable upon exercise of our warrants. Joseph Gunnar & Co., LLC, was a placement agent in our July – September 2010 private placement and member of Finra.

(80)	Includes 25,000 shares of common stock issuable upon conversion of our series A convertible preferred stock and 12,500 shares of common stock issuable upon exercise of our warrants.

(81)	Represents shares of common stock issuable upon conversion of all the principal and accrued interest of our convertible promissory notes.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

Each selling stockholder of the common stock (the “selling stockholders”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be considered “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 95,000,000 shares, of which 75,000,000 shares are designated as common stock and 20,000,000 shares are designated as preferred stock.  Of the preferred stock, 16,000,000 shares have been classified as series A convertible preferred stock.  As of October 29, 2010, there were issued and outstanding:

•	15,869,277 shares of common stock,

•	10,330,538 shares of series A convertible preferred stock, convertible at any time into a like number of shares of common stock,

•	warrants to purchase 8,526,239 shares of common stock at an exercise price of $1.50 per share, 465,700 shares of common stock at an exercise price of $1.20 per share,

•	2,300,000 outstanding principal amount of convertible promissory notes, convertible into common stock at the election of the holder at a conversion price of $1.00 per share, and

•	stock options to purchase 3,818,840 shares of common stock at an exercise price per share ranging from $0.03 to $2.02 per share.

The following summary of the material provisions of our common stock, preferred stock, warrants, articles of incorporation and by-laws is qualified by reference to the provisions of our articles of incorporation and by-laws and the forms of warrant included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote per share.  Our articles of incorporation do not provide for cumulative voting.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds.  However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.  All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of our stock options or warrants, or conversion of our series A convertible preferred stock, will be, when issued, fully-paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.

Series A Preferred Stock

General.  We are authorized to issue up to 16,000,000 shares of our series A preferred stock, of which 10,330,538 shares are issued and outstanding from our March and July - September 2010 private placements.  The series A preferred stock will be senior in priority to all other shares of our capital stock.

Conversion.  Holders of series A preferred stock will be entitled at their option at any time to convert their shares of series A preferred stock into common stock, without any further payment therefor.  Each share of series A preferred stock is initially convertible at a rate of one share of common stock for each share of series A preferred stock.  The number of shares of common stock issuable upon conversion of the series A preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of common stock or other securities as a dividend or distribution on the common stock; a reclassification, exchange or substitution of the common stock; or a capital reorganization.

The shares of series A preferred stock will automatically convert into shares of our common stock at the “conversion rate” at such time as the trading volume of the common stock is equivalent to or greater than $300,000 in value per day for 20 out of 30 consecutive trading days, provided the volume-weighted average price of the common stock exceeds $1.00 per share each day during the 30-day period, and a shelf registration statement covering the shares underlying the series A preferred stock has been declared effective and remains effective.

If we issue any shares of our common stock, preferred stock, stock options, warrants or convertible securities for a period of 24 months following the closing of the March 2010 private placement for cash consideration at a price less than $1.00 per share (subject to certain exceptions), the conversion rate will be adjusted downward on a weighted-average basis.  Shares of common stock (or securities convertible into or exercisable or exchangeable for shares of common stock) issued in connection with (i) acquisitions, mergers or strategic alliances, as reasonably determined by our board of directors, (ii) upon the exercise of stock options and warrants outstanding prior to the closing of the March 2010 private placement, and (iii) an interim bridge financing in which promissory notes were converted at a discount into the March 2010 private placement, will not trigger an adjustment to the conversion rate.  The consent of four out of five of our directors (or, in any event, not less than 80% of the then number of directors) is required to approve the issuance of our common stock in a subsequent financing transaction at a sale price of below $1.00 per share.

Merger.  Upon a merger or consolidation with or into another company, or any transfer, sale or lease by us of substantially all of our common stock or assets, the series A preferred stock will be treated as common stock for all purposes, including the determination of any assets, property or stock to which holders of the series A preferred stock are entitled to receive, or into which the series A preferred stock is converted, by reason of the consummation of such merger, consolidation, sale or lease.

Voting Rights.  Holders of series A preferred stock are entitled to vote their shares on an as-converted to common stock basis, and shall vote together with the holders of the common stock, and not as a separate class.  Holders of series A preferred stock shall also have any voting rights to which they are entitled by law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up, holders of series A preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of our common stock or any other securities ranking junior to the series A preferred stock, liquidating distributions in an amount equal to $1.00 per share (subject to adjustment for stock splits, combinations and other similar events), pro rata among holders of series A preferred stock and any other holders of securities ranking on a parity with series A preferred stock.

Redemption.  The series A preferred stock may not be redeemed by us at any time.

Dividends.  Holders of series A preferred stock will not be entitled to receive dividends.

No Other Rights.  The series A preferred stock does not have any relative, participating, optional or other special rights and powers (including no preemptive rights to purchase or otherwise acquire additional shares), other than as set forth above.

Warrants

Each warrant entitles the holder thereof to purchase one-half share of common stock at the exercise price of $1.50 per share from the date of issuance until the fourth anniversary thereof.  In the March and July - September 2010 private placements, we issued warrants exercisable for a total of 8,526,239 shares.

Redemption.  The warrants may be redeemed in whole or in part by us, upon 30 days’ written notice, at a price of $.05 per share, provided the volume-weighted average price of the common stock exceeds $5.00 per share (3.3 times the initial exercise price) for a period of 30 days with a minimum average trading volume of at least 50,000 shares per day for 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given and our shelf registration statement is then effective to permit resales of the underlying shares.

Transfer, Exchange and Exercise.  The warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (as explained below) at our offices with the form of “Subscription Form” on the reverse side of the warrant certificate filled out and executed as indicated, accompanied by payment (in the form of certified or cashier’s check payable to the order Image Metrics, Inc.) of the full exercise price for the number of warrants being exercised.

Adjustments.  In the event that we issue any shares of our common stock (or securities convertible into or exercisable or exchangeable for shares of common stock) following the closing of the March 2010 private placement for cash consideration at a price less than $1.00 per share of common stock, except in connection with (i) acquisitions, mergers or strategic alliances, as reasonably determined by our board of directors, (ii) the exercise of stock options and warrants outstanding prior to the closing of the March 2010 private placement, and (iii) an interim bridge financing in which promissory notes were converted at a discount into the March 2010 private placement, the exercise price of each Warrant will be adjusted downward on a weighted-average basis, multiplied by 1.50 (equal to 150% of the reduced conversion rate of the series A preferred stock).  Additionally, the Warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits and other similar events. The holder of a Warrant will not possess any rights as a stockholder unless and until he exercises the Warrant.

The Warrants do not confer upon holders any voting or any other rights as a stockholder.

Other Warrants

We issued warrants to purchase an aggregate of 465,700 shares of common stock to the placement agents in the March 2010 private placement.  These warrants were identical to the Warrants issued to investors in the March 2010 private placement, except that they have an exercise price of $1.20 per share and contain provisions for cashless exercise in certain circumstances.

We issued warrants to purchase an aggregate of 450,000 shares of our common stock in connection with an interim bridge financing conducted in May 2010.  These warrants are identical to the warrants issued to investors in our March 2010 private placement.

Registration Rights

We have agreed to use our best efforts to file a shelf registration statement on Form S-1 with the SEC covering the resale of all shares of common stock underlying the series A preferred stock and warrants issued in connection with the March 2010 private placement on or before the date which is 90 days after the final closing date and use our best efforts to have such shelf registration statement declared effective by the SEC as soon as practicable thereafter, but in any event not later than 270 days after the final closing date (or 300 days after such closing date in the event of a full review of the registration statement by the SEC).  We are also obligated to respond to any SEC comments within a stipulated period of time after receiving any such comments and to maintain the effectiveness of the shelf registration statement from the effective date through and until 18 months after the effective date.  We will bear the expenses in connection with the registration of these shares (exclusive of any underwriting discounts and commissions, if any).

If, at any time or from time to time after the date of the effectiveness of the registration statement, we notify holders of the registered securities in writing of the existence of a potential material event (as defined below), holders of the registered securities may not offer or sell any of the registered securities, engage in any other transaction involving or relating to the registered securities, from the time of the giving of notice with respect to a potential material event until we notify holders of the registered securities that such potential material event either has been disclosed to the public or no longer constitutes a potential material event; but we may not issue such a suspension for more than 60 days in the aggregate.  “Potential material event” means the possession of material information regarding a potential transaction not ripe for disclosure in a registration statement, which will be evidenced by determinations in good faith by our board of directors that disclosure of such information in the registration statement would be detrimental to our business and affairs.

In the March 2010 private placement, the registration rights provisions provided for the payment of cash liquidated damages by us to investors in the event we failed to cause the registration statement to be filed or declared effective, or to remain effective, in accordance with the foregoing terms.  However, the registration rights provisions provided that no liquidated damages would be owed by us for any such registration defaults if we nevertheless used our best efforts in seeking to comply with those provisions, as determined by our board of directors.  In June 2010, our board of directors determined that we had used our best efforts to comply with the registration rights provisions, but that (among other factors considered) subsequent and ongoing private financing efforts during the summer of 2010 were inconsistent with the filing of a registration statement with the SEC based on integration and other legal theories, as well as our immediate need to secure working capital.  Accordingly, we believe that we have no liability for any cash liquidated damages at this time.

In the private placement that had closings on July 26, August 31 and September 20, 2010, the registration rights provisions did not provide for the payment of cash liquidated damages in the event of  registration defaults.  The convertible promissory notes issued to Marie-Rose Kahane provided for the same registration rights as those in the private placement that had closings on July 26, August 31 and September 20, 2010.

We have also agreed to file a registration statement covering the resale of the shares of common stock received by non-management “affiliates” of Image Metrics Limited in the public exchange transaction, upon demand by such holders given following the later of (a) six months after the closing of the March 2010 private placement or (b) the effective date of the shelf registration statement or statements described above covering the resale of all shares underlying the securities sold in the March 2010 private placement, and to use our best efforts to cause such registration statement to be declared effective by the SEC and to maintain the effectiveness of such registration statement for a specified period of time thereafter.  Our management is not entitled to registration rights.

Lock-Up Agreements

All shares of our common stock issued in the exchange transaction to the former holders of shares in Image Metrics, or shares of our common stock which such holders have the right to acquire by virtue of the exchange transaction, are considered “restricted securities” under U.S. federal securities laws and may not be resold for a period of one year after the closing date.  Each of the former Image Metrics’ shareholders who served as executive officers of Image Metrics as of the closing of the exchange transaction, and affiliates or related parties thereof (collectively, “Management”), executed two-year lock-up/leak-out agreements with us which provide that their shares will not be, directly or indirectly, publicly sold, subject to a contract for sale or otherwise transferred, except that, beginning at the date 12 months after the effective date of our initial shelf registration statement, each Management shareholder will be permitted to sell up to 1/24th of his original number of shares each month, provided the sale price of our common stock is greater than $2.00 per share.  All lock-up/leak-out restrictions for Management expire on March 10, 2012 (24 months after the closing of the exchange transaction).  Investors in Image Metrics’ bridge financing are also subject to a six-month lock-up agreement.

Convertible Promissory Notes

On September 9, 2010, we entered into a loan agreement with Marie-Rose Kahane, pursuant to which we have the right to borrow, prior to January 31, 2011, up to $2,600,000 from Ms. Kahane to be used by us to fund our general working capital requirements.  Borrowings under the agreement (i) are secured by a first priority lien on all of our assets, including the assets of our principal operating subsidiary, and a cross-guarantee by that subsidiary, (ii) bear interest at 13.5% per annum, payable at maturity, and (iii) may be converted at any time and from time to time, at Ms. Kahane’s option, into shares of our common stock at a conversion price of $1.00 per share.  As of October 29, 2010, we had drawn down $2,175,000 under the loan agreement pursuant to a series of convertible promissory notes, which amount matures on January 31, 2011, subject to mandatory prepayment of principal and interest on the earliest maturity date of any subsequent public or private debt financing received by us at any time before maturity.  The loan agreement includes customary affirmative and negative covenants, and customary events of default.

Trading Information

Our shares of common stock are currently quoted in the over-the-counter market on the OTC Bulletin Board. Upon satisfying initial listing requirements, we intend to apply to list our shares for trading on the Nasdaq Capital Market. We cannot assure you that our application will be approved.

Our series A preferred stock and warrants will not be registered or listed for trading.

Transfer Agent

The transfer agent and registrar for our common stock is Holladay Stock Transfer, Scottsdale, Arizona.  We serve as transfer agent for the series A preferred stock and as warrant agent for the warrants.

Anti-Takeover, Limited Liability and Indemnification Provisions

Articles of Incorporation and By-laws.  Pursuant to our articles of incorporation, our board of directors may issue additional shares of common stock.  Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management.  Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•           diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•           putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•           effecting an acquisition that might complicate or preclude the takeover.

Our by-laws also allow our board of directors to fix the number of directors in the by-laws.  Our stockholders do not have cumulative voting in the election of directors.  The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Nevada General Corporation Law.  The Nevada General Corporation Law (NGCL) generally provides that a “resident domestic corporation” shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.  After three years, a “resident domestic corporation” is only authorized to engage in a combination which was either authorized by the board prior to the three years, authorized by a majority of disinterested stockholders or meets various fair price criteria.

For purposes of this statute, a “resident domestic corporation” is a domestic corporation that has 200 or more stockholders of record.  An “interested stockholder” generally means any person that (i) is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.  For purposes of this statute, an affiliate and associate of an interested stockholder is likewise considered to be an interested stockholder.  The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 5% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder.

The NGCL also prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s stockholders. The relevant threshold ownership percentages of the voting power of the corporation in the election of directors are: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more.  Once an acquirer crosses one of these thresholds, those shares acquired in an offer or acquisition and those shares acquired within the preceding ninety days become control shares and such control shares are deprived of the right to vote until disinterested stockholders restore the right. This provision will not apply if the articles of incorporation or bylaws of the target corporation in effect on the tenth day following the acquisition of a controlling interest provides that this provision does not apply.

The NGCL also provides that, unless otherwise provided in the corporation’s articles or bylaws in effect on the tenth day following the acquisition of a controlling interest, in the event control shares are accorded full voting rights and the acquirer has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights for the control shares may dissent, in accordance with the Nevada statutory procedures dealing with dissenters’ rights, and obtain payment of the fair value of their shares.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification.  Our articles of incorporation eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of any duty owed to us or our stockholders to the fullest extent permitted by law.

Under Nevada law, a corporation may indemnify a director or officer if (i) he or she is not liable pursuant to Section 78.138 of the NGCL for breaching fiduciary duties as an officer or director or where breach of duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES AVAILABLE FOR FUTURE SALE

As of October 29, 2010, we had 15,869,277 shares of common stock outstanding, not including shares issuable upon conversion of our series A convertible preferred stock or upon exercise of our warrants.  All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 5,945,847 shares are beneficially owned by executive officers, directors and affiliates.  The remaining 9,923,430 shares constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 158,692 shares as of October 29, 2010, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.  In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.  We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of October 29, 2010, no shares of our common stock are available for sale under Rule 144.

Restrictions on the Use of Rule 144 by Former Shell Companies

Rule 144 restricts the resale of securities issued by any issuer (such as us) that has been at any time previously a shell company, except, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Accordingly, holders of restricted securities will be unable to sell their securities under Rule 144 prior to March 16, 2011.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus as our legal counsel.

EXPERTS

The financial statements of Image Metrics Limited as of September 30, 2009 and 2008 and for the fiscal years then ended have been audited by Ernst & Young LLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and are included in reliance on their report given on their authority as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 13, 2010, we dismissed De Joya Griffith & Company, LLC (“De Joya”) as our independent registered public accounting firm.  The decision to dismiss De Joya was recommended and approved by our board of directors.  De Joya audited our financial statements when we operated as International Cellular Accessories as of and for the fiscal years ended December 31, 2009 and December 31, 2008 included in our annual report on Form 10-K filed with the SEC on February 25, 2010.

De Joya’s reports on our audited financial statements as of and for the fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended December 31, 2009 and December 31, 2008 included language expressing substantial doubt as to our ability to continue as a going concern.

During the fiscal years ended December 31, 2009 and December 31, 2008, and through De Joya’s dismissal on May 13, 2010, there were (1) no disagreements with De Joya on any matter of accounting  principles or practices, financial statement disclosure, or auditing scope or  procedures, which disagreements, if not resolved to the satisfaction of De Joya, would have caused De Joya to make reference to the subject matter of the disagreements in connection with its reports and (2) no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

On May 14, 2010, our board of directors engaged BDO USA, LLP (“BDO”) as our new independent registered public accounting firm.  During the fiscal years ended December 31, 2009 and December 31, 2008, and through BDO’s engagement on May 14, 2010, we did not consult with BDO regarding (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to such item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

IMAGE METRICS, INC.

Index of Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Image Metrics Limited:

We have audited the accompanying consolidated balance sheets of Image Metrics Limited as of September 30, 2009 and 2008, and the related statements of income, shareholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred  to above present fairly, in all material respects, the financial position of Image Metrics Limited  at September  30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Image Metrics Limited will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has current liabilities that exceed its current assets.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The September 30, 2009 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst &Young LLP

Ernst &Young LLP

London, England

March 10, 2010

Consolidated Balance Sheets
 (Amounts in thousands of US Dollars, except share data)

	2009	2008
Assets
Current assets
Cash and cash equivalents	$803	$108
Restricted cash	100	100
Accounts receivable	422	13
Prepaid and other current assets	256	205
Total current assets	1,581	426

Property and equipment (net)	177	208
Investment in Optasia	729	727

Total assets	$2,487	$1,361

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$539	$486
Accrued expenses and other current liabilities	1,219	1,265
Deferred revenue	8,522	4,515
Notes payable	830	890
Notes payable to related party	—	4,102
Total current liabilities	11,110	11,258

Notes payable (noncurrent portion)	80	574
Notes payable to related party (noncurrent portion)	2,078	—
Total liabilities	13,268	11,832

Shareholders’ equity
Ordinary shares, £0.05 par value. Authorized 10,220,711 shares; issued and outstanding 2,125,197 shares at September 30, 2009 and 2008	161	161
A Ordinary shares, £0.05 par value. Authorized 333,863 shares; issued and outstanding 300,607 shares at September 30, 2009 and 2008	23	23
Preferred Ordinary shares, £0.05 par value. Authorized 1,756,254 shares; issued and outstanding 1,567,178 shares at September 30, 2009 and 2008	5,113	5,113
Series B Preferred Ordinary shares, £0.05 par value. Authorized 3,084,113 shares; issued and outstanding 2,358,783 and 0 shares at September 30, 2009 and 2008, respectively	6,412	—
Additional paid-in-capital	3,748	3,573
Accumulated deficit	(25,983)	(19,204)
Accumulated other comprehensive loss	(255)	(137)
Total shareholders’ equity	(10,781)	(10,471)

Total liabilities and shareholders’ equity	$2,487	$1,361

See notes to the consolidated financial statements.

Image Metrics Ltd

Consolidated Statements of Income
for the years ended September 30
(Amounts in thousands of US Dollars, except share data)

	2009	2008
Revenue	$3,952	$4,164
Cost of revenues (exclusive of depreciation shown separately below)	(2,965)	(2,247)
Gross profit	987	1,917

Operating expenses
Selling and marketing	(2,706)	(2,151)
Research and development	(2,190)	(2,537)
Depreciation and amortization	(218)	(314)
General and administrative	(2,785)	(3,392)
Total operating expenses	(7,899)	(8,394)

Operating loss	(6,912)	(6,477)

Interest expense	(404)	(609)
Foreign exchange gain	537	811
Total other income	133	202

Loss before taxes	(6,779)	(6,275)
Provision for income taxes	—	74
Net loss	$(6,779)	$(6,201)

Basic and diluted net loss per share of ordinary stock	$(3.19)	$(2.98)

Weighted average shares used in computing net loss per share of ordinary stock	2,125,197	2,079,431

See notes to the consolidated financial statements.

Image Metrics Ltd

Consolidated Statements of Shareholders’ Equity and Comprehensive Earnings
for the years ended September 30
(Amounts in thousands of US Dollars, except share data)

	Ordinary Shares		Additional Paid in	A Ordinary and Preferred Stock		Accumulated	Accumulated Other Comprehensive	Total Stockholders'	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Deficit	Gain (Loss)	Equity	loss
	No.	$	$	No.	$	$	$	$	$
Balance, October 1, 2007	2,064	155	3,352	1,868	5,136	(13,003)	93	(4,267)
Comprehensive loss
Net Income	—		—	—	—	(6,201)	—	(6,201)	(6,201)
Foreign currency translation adjustments	—		—	—	—	—	(230)	(230)	(230)
Total Comprehensive loss	—		—	—	—	—	—	—	(6,431)
Stock option exercises	61	6	—	—	—	—	—	6
Issuance of warrants	—	—	101	—	—	—	—	101
Stock compensation expense	—	—	120	—	—	—	—	120
Balance, September 30, 2008	2,125	161	3,573	1,868	5,136	(19,204)	(137)	(10,471)
Comprehensive loss
Net loss	—		—	—	—	(6,779)	—	(6,779)	(6,779)
Foreign currency translation adjustments	—		—	—	—	—	(118)	(118)	(118)
Total Comprehensive loss								—	(6,897)
Stock option exercises	—		—	—	—	—	—	—
Issuance of warrants	—		301	—	—	—	—	301
Stock compensation expense			96	—	—	—	—	96
Issuance of Preferred Series B	—	—	(222)	2,359	6,412	—	—	6,190
Balance, September 30, 2009	2,125	161	3,748	4,227	11,548	(25,983)	(255)	10,781

Image Metrics Ltd

Consolidated Statements of Cash Flows
for the years ended September 30
(Amounts in thousands of US Dollars, except share data)

	2009	2008
Operating activities:
Net loss	$(6,779)	$(6,201)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	218	314
Stock-based compensation	96	120
Non-cash interest expense	243	354
Foreign currency transaction gain and other	(537)	(811)
Changes in assets and liabilities:
Accounts receivable	(409)	147
Prepaid expenses, other current and other non-current assets	(53)	168
Deferred revenue	4,007	2,057
Accounts payable	53	(41)
Accrued expenses and other liabilities	(46)	536
Net cash used in operating activities	(3,207)	(3,357)

Investing activities:
Purchase of fixed assets	(185)	(205)
Net cash used for investing activities	(185)	(205)

Financing activities:
Proceeds from exercise of employee stock options	—	6
Payments on nonconvertible notes	(865)	(1,021)
Payments on convertible notes	—	(355)
Proceeds from issuance of nonconvertible Notes	2,050	1,000
Proceeds from issuance of Convertible Notes	1,349	1,932
Proceeds from sale of stock	1,553	—
Payment of debt issuance costs	—	(20)
Net cash provided by financing activities	4,087	1,542

Effects of exchange rates on cash and cash equivalents	—	214
Net increase (decrease) in cash and cash equivalents	695	(1,806)
Cash and cash equivalents, beginning of year	208	2,014
Cash and cash equivalents, end of year	$903	$208

Image Metrics Ltd

Consolidated Statements of Cash Flows (cont.)
for the years ended September 30
(Amounts in thousands of US dollars, except share data)

Supplemental disclosure of cash flow information:
Cash paid during the year:
Interest	$106	$106
Income taxes	1	1

Non-cash financing activities:
Conversion of notes payable to Series B Preferred Shares	$4,859	$—

See notes to consolidated financial statements.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

1.	Description of Business and Summary of Significant Accounting Policies

Nature of Business

Image Metrics Ltd. (“Image Metrics”) is a leading global provider of technology-based facial animation services to the interactive entertainment and film industries. Any references to the “Company” or “Image Metrics” are to Image Metrics Ltd. and, its consolidated subsidiaries.

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant operating losses and has accumulated reserves deficit of $25,983,000 as of September 30, 2009. The Company's ability to continue as a going concern is dependent upon it being able to successfully raise further equity through the completion of a private placement which is anticipated to close in March 2010 and additional financing options that are being considered together with the bridging finance, more fully described in the Subsequent Events in Note 16 below.

These conditions indicate a material uncertainty that casts significant doubt about the company’s ability to continue as a going concern. Nevertheless, the Board, based on the amount of subscriptions currently filled and placed in escrow and the positive response from the market place, are very confident the private offering will be successful and will provide the necessary funding to continue operations and meet its obligations in a timely manner. Thus they continue to adopt the going concern basis of accounting in preparing the financial statements.

These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, valuation of deferred tax assets and tax contingency reserves and fair value of the Company’s options and warrants to purchase common stock. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash and Cash Equivalents

The Company considers cash in bank and short term investments purchased with stated maturities of three months or less from the date of purchase are classified as cash equivalents.  The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents approximate the fair values due to the highly liquid nature of these investments.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Concentration of Credit Risk

The Company maintains cash and cash equivalent balances, with high credit quality financial institutions.  At times, such balances are in excess of the respective governmentally insured limits.

The Company extends credit to various companies in the movie, video game and other industries.  Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact the Company’s overall credit risk.  Although the Company does not require collateral, it performs ongoing credit evaluations of its customers and maintain reserves for potential credit losses.

The Company’s largest single customer accounted for 82.2% and 77.7% of total consolidated revenues for the years ended 2009 and 2008, respectively.  The Company’s relationship with the customer is governed by a contract between the two parties which identifies games and game characters upon which the company will work, prices for the services to be rendered, and specified payments to be made by the customer to the Company.

Accounts Receivable Allowance

Accounts receivable are recorded at amounts billed to customers and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables.  The Company reviews the collectibility of its accounts receivable each period by analyzing balances based on age and records specific allowances for any balances that it determines may not be fully collectible due to inability of the customers to pay. The Company also provides an additional reserve based on historical data including analysis of write-offs and other known factors. Provisions to the allowance for doubtful accounts are recorded as bad debt expense in general and administrative expense.

The company did not record any bad debt expense for the fiscal years ended September 30, 2009 and 2008.  As of September 30, 2009 and 2008, the company’s allowance for doubtful accounts was $0.

Cost Method Investments

The Company has accounted for its investment in Optasia at cost, because it does not have significant influence over the underlying investee.

The Company periodically reviews its non-marketable equity securities, for impairment. If the Company concludes that any of these investments are impaired, the Company determines whether such impairment is “other-than-temporary.” Factors the Company considers to make such determination include the duration and severity of the impairment, the reason for the decline in value and the potential recovery period, and its intent to sell, or whether it is more likely than not that the Company will be required to sell, the investment before recovery. If any impairment is considered “other-than-temporary,” the Company will write down the asset to its fair value and take a corresponding charge to its Consolidated Statements of Income.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortisation.  Additions and significant improvements to property and equipment are capitalized, while maintenance and repairs are expensed. Depreciation is expensed on the straight-line method over the useful life of one to two years for computer equipment and software and three years for furniture and office equipment. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life. Depreciation for equipment commences once it is placed in service and depreciation for buildings and leasehold improvements commences once they are ready for their intended use.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to expected future cash flows generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flow, the carrying amount is compared to fair value and an impairment charge is recognized to the extent of the difference.  The Company did not record any impairment charges during fiscal years ended September 30, 2009 and 2008.

Revenue Recognition

The Company derives its revenues from the sale of consulting services, model building, character rigging and animation services. The majority of services are sold in multiple-element arrangements.  The Company recognizes revenue pursuant to the requirements of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 605, as amended by Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition - Multiple-Deliverable Revenue Arrangements”, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. A majority of the Company’s animation revenue is recognized in this manner. Revenue is presented net of sales, use and value-added taxes collected on behalf of the Company’s customers.

For sales that involve the delivery of multiple elements, the Company allocates revenue to each undelivered element based on the element’s fair value as determined by vendor-specific objective evidence (“VSOE”), which is the price charged when that element is sold separately, or third party evidence (“TPE”).  When VSOE and TPE are unavailable, fair value is based on management’s best estimate of selling price.  When management’s estimate is used to determine fair value, management makes its estimates using reasonable and objective evidence to determine the price.  For elements not yet sold separately, the fair value is equal to the price established by the Company’s management if it is probable that the price will not change before the element is sold separately. The Company reviews its VSOE and third party evidence at least annually. As the Company has concluded it is unable to establish fair values for one or more undelivered elements within a multiple-element arrangement using VSOE, the Company uses TPE or, the Company’s best estimate of the selling price for that unit of accounting, being the price at which the vendor would transact if the unit of accounting were sold by the vendor regularly on a standalone basis.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The Company’s ability to realize the deferred tax asset is assessed throughout the year and a valuation allowance is established accordingly.

Stock Based Compensation

The Company applies the provisions of ASC 718, “Compensation — Stock Compensation”, which requires companies to measure all employee stock-based compensation awards using a fair value method and recognize compensation cost in its financial statements.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

The consolidated financial statements as of and for the years ended September 30, 2009 and 2008 reflect the impact of ASC 718.

Equity instruments issued to non-employees in exchange for services are recorded in accordance with the provisions of ASC 505-50 “Equity-based payments to non-employees”. Under this guidance, the fair value of the equity instruments is re-measured each period until the instruments vest. The incremental change is recorded as an expense in the period in which the change occurred.

Warrants

The Company has issued detachable warrants and options to purchase shares of its Ordinary shares as part of certain debt instruments. These warrants have been accounted for as equity in accordance with the provisions of ASC 470-20 “Debt with Conversion and Other Options”. The fair value of the warrants and options is determined using the Black-Scholes Merton methodology.  The fair value of the warrants and options are expensed to interest over the expected term of the loan.

Comprehensive Income (Loss)

Other Comprehensive Income (loss) (“OCI”) is recorded in accordance with ASC 220, “Comprehensive Income”, which requires that all components of comprehensive income (loss) be reported in the financial statements in the period in which they are recognized. OCI includes certain changes in stockholders’ equity that are excluded from net income.

Research and Development

Research and development expenditures are charged to expense in the period in which they are incurred.

Foreign Currency Translation and Remeasurement

During the fiscal year ended September 30, 2008, the Company’s functional currency was the British pound (“GBP”).  Transactions in foreign currencies were translated into GBP at the rates of exchange current at the dates of the transactions.

The financial statements of the Company’s wholly owned subsidiary, Image Metrics, Inc., were measured in its functional currency, the United States dollar (“$”).  Assets and liabilities were translated at the balance sheet date at the average exchange rate prevailing on that day and income and expense items were translated at average exchange rates prevailing during the period. The related translation adjustments were recorded as a component of comprehensive income or (loss) within stockholder’s equity.  Gains and losses from foreign currency transactions are included in the consolidated statements of income.

During the fiscal year ended September 30, 2009 management determined the Company’s functional currency became the US dollar. The Company’s monetary assets and liabilities were remeasured at the rate on the opening balance sheet date certain non-monetary assets and liabilities and equity were remeasured at average monthly historical rates at the time the transactions occurred, and income and expense items were remeasured at average exchange rates prevailing during the period.  Remeasurement adjustments for intercompany balances were recorded as a component of comprehensive income, while all other remeasurement adjustments were charged to income and expense.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Benefit Plans

The Company’s operates a defined contribution pension scheme for the benefit of its UK based employees.  Contributions are charged to income and expense as they become payable in accordance with the rules of the scheme.

The Company’s US based employees participate in a multi employer 401(k) plan.  Contributions are charged to income and expense as they become payable in accordance with the rules of the plan.

Subsequent Events

In May 2009, the FASB issued ASC 855, “Subsequent Events”, which establishes the general standards of accounting for and disclosures required for events occurring after the balance sheet date but before financial statements are issued or are available to be issued.  Under ASC 855 the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, are required to be recognized in the financial statements.  Subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued should not be recognized in the financial statements but may need to be disclosed to prevent the financial statements from being misleading.  In accordance with this standard, we evaluated subsequent events to February 22, 2010, the date the financial statements were finalized.

Impact of Recently Issued Accounting Standards

In October 2008, the Company adopted ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements.  This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  The adoption of ASC 820 did not have a material impact on the Company’s consolidated financial position or results of operations for the fiscal year ended September 30, 2009.

In June 2009, the FASB issued an amendment to the accounting standards related to the consolidation of variable interest entities (“VIE”). This standard provides a new approach for determining which entity should consolidate a VIE, how and when to reconsider the consolidation or deconsolidation of a VIE and requires disclosures about an entity’s significant judgments and assumptions used in its decision to consolidate or not consolidate a VIE. Under this standard, the new consolidation model is a more qualitative assessment of power and economics that considers which entity has the power to direct the activities that “most significantly impact” the VIE’s economic performance and has the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. This standard is effective for the Company as of October 1, 2009.  The Company does not expect the impact of its adoption to be material to its consolidated financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, “Generally Accepted Accounting Principles”.  ASC 105 establishes the Codification as the sole source of authoritative accounting principles to be applied in the preparation of financial statements in conformity with GAAP.  The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

In August 2009, the FASB issued guidance on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. The Company does not expect the impact of its adoption to be material to its consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition - Multiple-Deliverable Revenue Arrangements”.  The guidance in ASU 2009-13 amends the criteria for separating consideration in multiple-deliverable arrangements and expands required disclosures related to a company’s multiple-deliverable revenue arrangements.  ASU 2009-13 enables the Company to recognize revenue from contracts based on an approach that better reflects the economics of the contract and does not limit the company based on the availability of vendor specific objective evidence or third party evidence of selling prices.  The Company applied the provisions of this update effective October 1, 2008.

Revenue associated with certain contracts would have been recognized materially differently under previously used accounting guidance.  The Company would have recognized revenue for these contracts under previously used guidance of $4,344,000 in each 12 month period ended September 30, 2009 and 2008.  These contracts would have had deferred revenue balances of $6,867,000 and $2,958,000 as of September 30, 2009 and 2008, respectively.

The Company would have recognized revenue of $5,280,000 and $5,719,000 in the twelve months ended September 30, 2009 and 2008, respectively, using the guidance in acceptance prior to the issuance of ASU 2009-13.  Under previously used guidance, deferred revenue balances would have been $7,216,000 and $3,108,000 as of September 30, 2009 and 2008, respectively.

In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company does not expect the impact of its adoption to be material to its consolidated financial statements.

2.	Cash

The Company maintains bank accounts in the United States, which are denominated in US$.  The Company also maintains bank accounts in the United Kingdom, which are denominated in GBP.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

The Company has a restricted cash balance of $100,000 at September 30, 2009 and 2008. The restricted cash relates to the standby letter of credit issued to satisfy the security deposit requirement from one of the Company’s operating leases.  As of September 30, 2009 and 2008, the Company maintained a $100,000 irrevocable standby letter of credit.  The letter of credit was fully available at September 30, 2009 and 2008.

The restricted cash is held in a certificate of deposit, for which the maturity date, coincides with the anniversary date of the lease.  The certificate of deposit earned interest at 0.5% and 0.7% as of September 30, 2009 and 2008 respectively.

3.	Cost Method Investments

As of September 30, 2009 and 2008 the Company maintained a $729,000 and $727,000, respectively, long term investment in its previously wholly owned subsidiary, Optasia Medical, Ltd. (“Optasia”).  In October 2006, the Company sold the subsidiary to a group of investors which was led by the Company’s largest investor, Saffron Hill Ventures.  Upon the sale of Optasia the Company retained 34% ownership in Optasia.  The Company does not have the ability to exert “significant influence.” as defined by ASC 323 “Investments- Equity methods and Joint Ventures” and accounts for the investment on the cost method.   The investment is reviewed periodically for indicators of impairment and if indentified as having such indicator(s), would be subject to further analysis to determine if the investment is other-than-temporarily impaired. No impairment was made to the carrying value of this investment during fiscal years 2009 and 2008.

4.	Fair Value Measurements

The Company follows guidance that requires certain fair value disclosures regarding the Company’s financial and non-financial assets and liabilities.  Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.  The Company do not have any financial assets or liabilities required to be recorded to fair value on a recurring basis, nor financial assets and liabilities required recorded at fair value on a non-recurring basis.

For assets and liabilities recorded at other than fair value, the carrying value of cash and cash equivalents, accounts receivable, accounts payable, other current liabilities and short-term debt approximate their fair value because of the short-term maturity of these instruments.  The fair-value of long-term debt is estimated using a discounted cash flow method based on the Company’s current borrowing rates for similar types of financing without a quoted market price.  No fair value has been included for cost method investments as the Company is unable to determine a reliable and practicable valuation to adequately value the development stage investee with uncertainties about its ultimate growth potential and viability.  The fair value and carrying value of the Company’s notes payable are summarized as follows (in thousands), see note 7 for further details on the Company’s debt:

	2009 Carrying value	2009 Fair value	2008 Carrying value	2008 Fair value
Liabilities
Current portion of notes payable	$956	$948	$5,257	$5,255
Noncurrent portion of notes payable	2,191	1,846	602	585
	$3,147	$2,794	$5,859	$5,840

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

5.	Property and Equipment, Net

Property and equipment, net as of September 30, 2009 and 2008 consisted of the following (in thousands):

	2009	2008

Computers & computer equipment	$676	$796
Furniture & fixtures	167	143
Leasehold improvements	149	114
Office equipment	93	93
	1,085	1,146
Less accumulated depreciation	(908)	(938)
Property and equipment, net	$177	$208

6.	Accrued Expense(s) and Other Current Liabilities

Accrued expenses and other current liabilities are summarized as follows (in thousands):

	2009	2008

Accrued payroll related costs	$921	$282
Accrued professional and legal costs	124	543
Accrued directors compensation	22	51
Severance payments due to relocation	—	153
Deferred rent	70	143
Other	82	93
	$1,219	$1,265

7.	Notes Payable

The Company’s notes payable and scheduled maturities are summarized as follows (in thousands):

	2009	2008

Image Metrics Promissory Notes 2011	$853	$—
Saffron Hill Ventures II 2009 loan	1,225	—
Private Individual Loan	500	—
ETV Capital Loan	536	929
Saffron Hill Ventures 2008 and 2007 loans	—	4,324
ETV Capital 2006 loan (Tranche 1)	—	280
ETV Capital 2006 loan (Tranche 2)	—	212
Royal Bank of Scotland loan	33	114
Total notes payable	3,147	5,859
Discount on notes payable	(159)	(293)
Less portion due within one year	(830)	(4,992)
	$2,158	$574

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

Maturities of Notes Payable as of September 30, 2009 are (in thousands):

Fiscal year
2010	$956
2011	2,191
$3,147

Image Metrics Promissory Notes 2011

On October 9, 2009, the Company entered into a loan agreement with a group of lenders, which included the Company’s principal investor, for a $2,500,000 loan facility.  The loan is for working capital purposes and can be drawn upon on an as needed basis.  Although the loan was formally signed on October 13, 2009, the Company received funds in advance of the loan documents being executed.  As of September 30, 2009, a total of $853,000 had been advanced against the facility.  The loan bears interest at 6.0% plus the Bank of England base rate, the effective interest rate as of September 30, 2009 was 6.5%.  All principal and accrued interest is due on or before March 31, 2011.

The loan includes contingent conversion rights into shares of the Company’s stock.  (See note 9 for further discussion.)

Saffron Hill Ventures II 2009 Loan

On April 27, 2009 the Company signed a loan agreement with its largest investor, Saffron Hill Ventures (“SHV”) in the amount of $1,200,000. The loan bears interest at 6.0% plus the Bank of England base rate, the effective interest rate as of September 30, 2009 was 6.5%.  The loan’s principal and all accrued interest were initially due on or before October 30, 2010.

On October 30, 2009 the Company and the lender agreed to extend the term of the loan to June 30, 2011.

Private Individual Loan

On March 13, 2009 the Company signed a loan agreement with a private individual. The loan facility is for a maximum of $500,000 and bears interest at 5.0% plus LIBOR, the effective interest rate as of September 30, 2009 was 5.24%.  The loan includes contingent conversion rights into shares of the Company’s stock.  (See note 9 for further discussion.)

The loan’s principal and all accrued interest were originally due on or before December 31, 2009.  On October 30, 2009 the Company and the lender agreed to extend the term of the loan and the date by which the equity fund raising is to occur, to June 30, 2011.

Saffron Hill Ventures Loans

Between July 2005 and April 2008, Image Metrics signed three loan agreements with Saffron Hill Ventures Limited Partnership (“SHVLP”). The loan facility available amounts were £450,000,  £1,000,000 and £1,500,000 with the proceeds to be used for general working capital.  The £450 loan bore interest at LIBOR plus 2% and the other loans bore interest at LIBOR plus 8%.  As of September 30, 2008, the total amount outstanding including accrued interest was $4,324,000.

The loan for £450,000 had beneficial contingent conversion rights, whereby the loan could be converted into equity of the Company.  The contingency was based upon the Company completing a successful equity offering which raises at least £100,000.  The conversion price would have been equal to 80% of the share price in the offering.  Upon receiving proceeds from the loan, the Company recorded a discount on the note equal to the intrinsic value of the beneficial conversion rights.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

The loans for £1,000,000 and £1,500,000 had contingent conversion rights, whereby the loans could be converted into equity of the Company.  The contingency was based on the Company completing a successful equity offering.   If the fundraising had occured prior to October 1, 2008 then the lender is entitled to conversion of the outstanding amount into shares of the same class of stock and at the same price as that extended to the third party investors.  If the Company does not complete an equity funding of more than £3,000,000 prior to October 1, 2008, then until the loans are repaid in full, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1.50 per share.

On October 27, 2008, the Company converted the loans from SHVLP into series B preferred ordinary shares of the Company’s stock. (See note 9 for further discussion.)

ETV Capital 2008 Loan

On March 3, 2008 Image Metrics signed a loan agreement with ETV Capital, Inc. (“ETV”). The loan facility was for a maximum of $1,000,000 with the proceeds to be used for general working capital.  The loan is to be paid in equal instalments commencing July 2008 and continuing through December 31, 2010 at a fixed interest rate of 11.43%.  The loans are secured by a first priority security interest in all assets of Image Metrics Limited.

As part of the loan agreement, ETV received warrants to purchase shares of stock of Image Metrics.  The warrants allow ETV to purchase up to $140,000 of the Company’s shares at an exercise price equal to the lower of £1.19 and the price offered to investors in the next equity offering made by the Company.

ETV, also, received options to purchase up to $200,000 of shares of equity of Image Metrics at the lowest price of any new shares issued by the Company pursuant to the next equity offering made by the company.  The options are only exercisable if the Company completes an equity offering within 10 years of the effective date of the loan. (See note 9 for further discussion.)  As of September 30, 2009, the unamortized balance of the discount was $134,000.  The Company recognized an expense of $80,000 in the fiscal year ended September 30, 2009 associated with these options.

Upon receipt of the loan proceeds, the Company allocated the proceeds based on the fair values of the warrants and the debt.  The fair value assigned to the warrants was equal to $102,000 and was recorded as a discount to the loan.  The discount is being amortized over the term of the loan.  As of September 30, 2009 and 2008 the unamortized balance of the discount was $67,000 and $18,000, respectively.  The Company recognized $49,000  and $35,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, from the amortization of this discount. The Company recognized $85,000  and $28,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, for the contractual interest obligation on the note.

ETV Capital 2006 Loan

On May 30, 2006 Image Metrics signed a loan agreement with ETV. The loan facility was for a maximum of £1,000,000 with the proceeds to be used for general working capital.  The Company received £600,000 on May 31, 2006, (“Tranche 1”) at an interest rate of 12.75% and £400,000 on October 31, 2006, (“Tranche 2”) at an interest rate of 13.35%.  Tranche 1 is to be repaid in equal monthly instalments through May 31, 2009. Tranche 2 is to be repaid in equal monthly instalments through October 31, 2009.  The loans are secured by a first priority security interest in all assets of Image Metrics Limited.

As part of the loan agreement, ETV received warrants to purchase preferred shares of the Company.  The warrants allow ETV to purchase up to £125,000 of the  Company’s shares at an exercise price equal to the lower of £2.38 and the price offered to investors in the next equity offering made by the Company.

Image Metrics Ltd

Notes to the Consolidated Financial Statements
at September 30, 2009

ETV, also, received options to purchase up to £100,000 of shares of equity of Image Metrics at the lowest price of any new shares issued by the Company pursuant to the next equity offering made by the company.  The options are only exercisable if the Company completes an equity offering within 10 years of the effective date of the loan. (See note 9 for further discussion.)  As of September 30, 2009, the Company had fully expensed these options.  The Company recognized an expense of $91,000 in the fiscal year ended September 30, 2009 associated with these options.

Upon receipt of the loan proceeds, the Company allocated the proceeds based on the fair values of the warrants and the debt.  The fair value assigned to the warrants was equal to $73,000 and was recorded as a discount to the loan.  The discount is being amortized over the term of the loan.  As of September 30, 2009 and 2008 the unamortized balance of the discount was $4,000 and $0, respectively.  The Company recognized $4,000 and $19,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, from the amortization of this discount. The Company recognized $20,000  and $122,000  of interest expense for fiscal years ended September 30, 2009 and 2008, respectively, for the contractual interest obligation on the note.

This loan was repaid in full as of September 30, 2009.

Royal Bank of Scotland Loan

In January 2002, the Company obtained a bank loan for £250,000. The loan bears interest at 2.5% per annum.  The loan is guaranteed under the Small Firms Loans Guarantee Scheme in the United Kingdom. As of September 30, 2009, $33,000 was outstanding.

8.	Income Taxes

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when uncertainty exists as to whether all or a portion of the net deferred tax assets will be realized. The Company has a total net deferred tax asset before valuation allowance of $9,431,000 and $7,099,000 as of September 30, 2009 and 2008, respectively.  This is mainly in respect of tax losses which are available to carry forward to offset against future taxable profits. These losses will only be available for offset when the company makes taxable profits.  As the timing of these profits is not certain it has been assumed the losses will not be recoverable in the foreseeable future.

Components of the Company’s loss before tax as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008

United Kingdom	$(1,421)	$(2,123)
United States	(5,358)	(4,152)
	$(6,779)	$(6,275)

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Components of the Company’s consolidated net deferred tax asset as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008

United Kingdom
Tax assets	$4,081	$3,657
Tax liabilities	—	(56)
United States
Tax assets	5,387	3,529
Tax liabilities	(37)	(31)
Valuation allowance	(9,431)	(7,099)
	$—	$—

Components of the net deferred tax asset available to offset taxable profits in the United Kingdom as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008
Deferred tax assets
Net operating losses carryforwards	$2,675	$2,683
Revenue recognition	993	610
Share based payments expense	338	303
Fixed assets	46	56
Other items	29	5
Gross deferred tax assets	4,081	3,657

Deferred tax liabilities
Notes payable	$—	$(56)
Gross deferred tax liabilities	—	(56)
Valuation allowance	(4,081)	(3,601)

Net deferred tax assets	$—	$—

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Components of the net deferred tax asset available to offset taxable profits in the US as of September 30, 2009 and 2008 are as follows (in thousands):

	2009	2008
Deferred tax assets
Net operating losses carryforwards	$5,186	$3,490
Revenue	73	—
Payroll and other items	128	39

Gross deferred tax assets	5,387	3,529
Deferred tax liabilities
Fixed assets	$(37)	$(31)
Gross deferred tax liabilities	(37)	(31)
Valuation allowance	(5,350)	(3,498)

Net deferred tax assets	$—	$—

Actual income tax expense differs from that obtained by applying the statutory United Kingdom income tax rate, being the rate applicable to the parent company, to income before income taxes as follows (in thousands):

	2009	2008
Income tax benefit at the United Kingdom statutory income tax rate of 28% for 2009 and 29% for 2008	$1,898	$1,819
Research and development expenses	61	(29)
Nondeductible expenses and other items	(59)	(66)
Rate change impact	—	(14)
Incremental tax benefit from foreign operations	370	247
Change in valuation allowance	(2,270)	(1,883)
	$—	$74

The income tax benefit for the fiscal years ended September 30, 2009 and 2008 consisted of the following:

	2009	2008
United Kingdom
Current (investment credit)	$—	$74
Deferred	419	441
United States
Current	—	—
Deferred	1,851	1,442
Valuation allowance	(2,270)	(1,883)
	$—	$74

As required by ASC 740-10-25 “Income Taxes”, the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. The Company has concluded, in accordance with the applicable accounting standards, that it is more likely than not that the Company may not realize the benefit of its deferred tax assets in the foreseeable future. Accordingly, the net deferred tax assets have been fully reserved. The Company evaluates the positive and negative evidence on an annual basis.

 At September 30, 2009 and 2008, the Company had US net operating loss carryforwards of approximately $14,818,000 and $9,974,000 available, respectively, to reduce future taxable income, which will expire at various dates beginning in 2026. At September 30, 2009 and 2008, the Company had United Kingdom net operating loss carryfowards of approximately $9,556,000 and $9,584,000 available, respectively, to reduce future taxable income in the same trade. The net operating losses in the United Kingdom currently do not have any expiration dates.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

The Company has evaluated the impact of ASC 740-10-25 on its financial statements. The evaluation of a tax position in accordance with ASC 740-10-25 is a two-step process. The first step is recognition: The Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold will be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold would be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740-10-25. The Company did not record a cumulative effect adjustment related to the adoption of ASC 740-10-25. Tax years ended September 30, 2006, 2007, 2008 and 2009 remain subject to examination by the major tax jurisdictions in the US where the Company is subject to tax. Tax years ended September 30, 2008 and 2009 remain subject to examination in the United Kingdom were the Company is subject to tax. The Company did not incur or pay any interest or penalties related to income taxes during fiscal years 2009 and 2008.

9.	Shareholders’ Equity

Classes of Shares

The Company’s Board of Directors has authorized four classes of shares, Ordinary, A Ordinary, Preferred Ordinary and Series B Preferred Ordinary.  The rights of the holders of all the classes of shares are identical, except with respect to order of priority if the Company was to have a liquidation or reduction of capital. Shares of A Ordinary, Preferred Ordinary and Series B Preferred Ordinary may be converted at any time at the option of the stockholder and automatically convert upon sale or transfer to Ordinary shares at a ratio of 1:1.

Liquidation and Reduction of Capital Rights

In the event of a liquidation where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the members are less than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied in the following order of priority.  The Company will pay the Series B Preferred Ordinary shareholders up to an amount equal to the aggregate issuance price of all the Series B Preferred Ordinary shares.  The Company will then pay the Preferred Ordinary shareholders up to an amount equal to the aggregate issuance price of all the Preferred Ordinary shares.  Lastly, the Company will then distribute the remainder of the surplus assets to the A Ordinary and Ordinary shareholders in proportion to the number of shares held by each of them respectively as if they together constituted one class.

In the event of a liquidation where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the members are greater than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied be distributed to all shareholders pro rata to the number of shares held by them.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

In the event of a reduction of capital where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the shareholders are less than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied in the following order of priority.  The Company will pay the Series B Preferred Ordinary shareholders up to an amount equal to the aggregate issuance price of all the Series B Preferred Ordinary shares.  The Company will then pay the Preferred Ordinary and the A Ordinary shareholders (in proportion to the number of shares held by each of them respectively as if they together constituted one class) the balance of the surplus assets.

In the event of a reduction of capital where the surplus assets of the Company remaining after the payment of its liabilities available for distribution among the members are greater than the aggregate issue price paid for all Series B Preferred Ordinary shares, Preferred Ordinary shares and A Ordinary shares, such surplus of assets shall be applied be distributed to all shareholders pro rata to the number of shares held by them.

Saffron Hill Venture Loans Conversion

On October 27, 2008, the Company converted the Saffron Hill Venture Loans into Series B preferred ordinary shares of Image Metrics’ stock. The outstanding principal and accrued interest on this date was £2,902,000 and was converted into 1,759,390 Series B Preferred Ordinary shares at a conversion price of £1.65 per share.  The exchange did not result in a gain or loss.  (See note 7 for further discussion.)

December 2008 Private Equity Offering

In December 2008, the Company completed a private equity fund raising round by selling 599,393 shares of its Series B Preferred Ordinary shares at £1.65 per share for a total raise of £989,000.  The round was fully subscribed by two of the Company’s existing investors, one of which is also a member of the Company’s Board of Directors.

ETV Equity Rights

As part of the loan agreements with ETV, the Company granted ETV rights to purchase shares of equity of Image Metrics.  As of September 30, 2008, the warrants allow ETV to purchase up to 117,251 preferred shares, 52,521 shares are exercisable at £2.38 and 64,730 are exercisable at £1.19.  As of September 30, 2009, the warrants allow ETV to purchase up to 117,251 preferred shares, 75,758 shares are exercisable at £1.65 and 73,890 are exercisable at £1.19. (See note 7 for additional discussion.)

In consideration for the loans given by ETV to the Company in 2006 and 2008, the Company granted to ETV options to purchase shares of the Company that are exercisable if the Company was to complete an equity offering prior to the loans being retired.

The Company’s conversion of its Saffron Hill Venture Loans into series B preferred ordinary shares in October 2008 qualified as an equity offering, which enabled ETV to purchase up to 60,606 shares of preferred series B stock at £1.65 per share and up to $200,000 of preferred series B stock at a price of £1.19 or the lowest price of any future offering. The options to purchase 60,606 shares are exercisable until 30 May 2016, and the options to purchase up to $200,000 are exercisable until June 30, 2018.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Image Metrics Promissory Notes 2011 Conversion Rights

The Image Metrics Promissory Notes 2011 include contingent conversion rights into shares of the Company’s stock.  In the event that the Company raises more than $2,500,000 in equity funding prior to repayment of the outstanding balance the lender may at its option convert the outstanding amount of the loan and any accrued interest into shares of Image Metrics stock.   If the fundraising occurs prior to October 31, 2010 then the lender is entitled to conversion of the outstanding amount into the most senior class of stock issued pursuant to the funding and at the same price as that extended to the third party investors.  If the Company does not complete an equity funding of more than $2,500,000 prior to October 31, 2010, then until the loan is repaid in full, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1,65 per share. In the event of a change in control, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1.65 per share.

Private Individual Loan Conversion Rights

The Private Individual Loan includes contingent conversion rights into shares of the Company’s stock.  In the event that the Company raises a minimum of $1,000,000 in equity funding prior to repayment of the outstanding balance, the lender may at its option, within six months of the fundraising date, convert the outstanding amount of the loan and any accrued interest into shares of the Company’s stock.   If the fundraising occurs prior to December 31, 2009 then the lender is entitled to conversion of the outstanding amount into shares of the same class of stock and at the same price as that extended to the third party investors.  If the Company does not complete an equity funding prior to December 31, 2009, then until the loan is repaid in full, the lender is entitled to conversion of the outstanding amount into shares of the Company’s Series B Preferred Ordinary stock at a price of £1.50 per share.

On October 30, 2009 the Company and the lender agreed to extend the term of the loan and the date by which the equity funding raise is to occur, to June 30, 2011.

Stock Based Compensation

The Company has a share option scheme wherein options to purchase shares of common stock may be granted to directors, employees and consultants of the Company. Options generally become exercisable over a period between zero and three years and generally expire between five and ten years after the date of grant. If an employee leaves the Company, unvested shares are forfeited immediately. Vested shares are forfeited if not exercised within forty (40) days of separation.

The board of directors may amend or modify the stock incentive plan at any time, with stockholder approval. All grants and awards are settled in equity and settled through the issuance of shares that have been authorized and were previously unissued.

The Company’s share option scheme can issue up to 791,569 shares. As of September 30, 2009, the company had 485,950 shares available to be granted.

Accounting for Stock Based Compensation

Effective October 1, 2006, the Company adopted the provisions of ASC 718, “Compensation - Stock Compensation”, which provides guidance on valuation methods available and other matter.  ASC 718 requires all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured based on the fair value of the award issued on the date of grant.  ASC 718 also requires the Company to estimate forfeitures in calculating the expense relating to stock-based compensation as opposed to recognizing forfeitures as an expense reduction as they occur.  The Company elected to apply ASC 718 on a prospective basis.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

The Company estimates the fair value of each option on the date of grant using the Black-Scholes Merton option pricing model based on the assumptions described below.  The expected life of the option is calculated using the simplified method set out in ASC 718-10-S99-1 FN76. The simplified method defines the life as the average of the contractual term of the options and the weighted-average vesting period for all option tranches.  The Company uses the simplified method as it does not have sufficient exercise data from its own experience to determine a reasonable estimate. The expected volatility of stock awards is based upon the historical volatility of similar entities whose share prices are publicly available.  The risk-free interest rate is based on the yield curve of a zero coupon bond issued by the British Government on the date the award is granted with a maturity equal to the expected term of the award.  The dividend yield reflects that the Company has not historically paid regular cash dividends from inception.

The Company did not issue any grants to employees or non-employee directors during the fiscal years ended September 30, 2009 and 2008.

The weighted average assumptions used in the Black-Scholes Merton option pricing model to calculate the fair values of the options accounted for under ASC 718 were 5.69 years for the expected term, 59% for the expected volatility, and 4.86% for the risk-free rate. The Company may elect to use different assumptions under the Black-Scholes Merton option pricing model in the future. Future expense amounts for any particular reporting period could be affected by changes in the assumptions.

On May 1, 2009, the Company extended the term of a fully vested option granted to a departing employee.  At the time of the employment status change, the employee’s outstanding option was exchanged for a new option to purchase 47,232 shares of the Company’s stock.  The option was immediately exercisable at an exercise price of £1.19 as there was no longer a required service period.

Under the stock plan, the Company has issued share options to non-employees. Additional to the May 1, 2009 grant, the Company had two options outstanding to consultants to purchase 10,000 shares each.  One option for 10,000 shares was fully vested as of November 2007 and had an exercise price of £1.13.  The other option to purchase 10,000 shares has an exercise price of £2.38 of which 10,000 and 7,920 were vested as of September 30, 2009 and 2008, respectively.

Options issued to consultants are expensed in accordance with ASC 505.  Under this guidance, the fair value of the equity instruments is re-measured each period until the instruments vest. The incremental change is recorded as an expense in the period in which the change occurred.

The following table summarizes the stock option activity under the plan for the fiscal years ended September30, 2009 and 2008(monetary values presented in £):

	Share	Weighted Average Exercise Price (in £)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in £)

Outstanding at September 30, 2008	403,257	0.95	5.83	305,178

Granted	47,232	1.19	9.58

Expired	(206,003)	0.64

Forfeited	—	—

Exercised	—	—

Outstanding at the end of the year	244,486	1.26	6.83	2,053

Vested and expected to vest at the end of the year	244,486	1.26	6.83	2,053

Exercisable at the end of the year	241,924	1.26	6.83	2,053

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

The following table summarizes information about stock options outstanding at September 30, 2009.

	Options Outstanding	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Options exercisable	Weighted Average Exercise price

Range of exercise prices

£0.00-£0.05	17,106	2.26	0.05	17,106	0.05

£1.13-£1.19	196,696	7.33	1.19	195,384	1.19

£2.38-£2.50	30,684	6.16	2.42	29,434	2.42

The Company records stock-based compensation expense over the requisite service period which is equal to the vesting period.  For the fiscal years ended September 30, 2009 and 2008, stock-based compensation expense recognized in the amount of $96,000 and $120,000, respectively, all of which was included in selling, general and administrative. For the period ended September 30, 2009 and 2008, the total fair value of shares vested was $96,000 and $134,000, respectively.  The weighted average grant date fair value of options granted during the fiscal year ended September 30, 2009 was £1.19.

As of September 30, 2009, the unrecognized compensation cost related to nonvested stock options was $2,000 all of which is expected to be recognized by January 31, 2010.  As of September 30, 2009 and 2008, the Company had 244,486 and 403,257 options outstanding, respectively.

During the fiscal years ended September 30, 2009 and 2008, the Company received $0, and $6,000, respectively, from the exercise of stock options.

10.	Net Loss Per Ordinary Share

Basic net loss per ordinary share excludes dilution for potentially dilutive securities and is computed by dividing loss applicable to ordinary shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share for all of the periods presented in the accompanying statements of operations because the reported net loss in each of these periods results in their inclusion being antidilutive. Antidilutive securities, which consist of convertible A Ordinary shares, Preferred Ordinary shares, and Series B Preferred Ordinary shares, stock options, warrants, and shares that could be issued upon conversion of convertible notes, that are not included in the diluted net loss per share calculation consisted of an aggregate of 4,018,358 shares and 1,978,542 shares as of September 30, 2009 and 2008, respectively.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

11.	Benefit Plans

United Kingdom Based Employee Plan

The Company operates a defined contribution pension scheme, the Image Metrics Ltd Group Personal Pension Plan (“the Plan”), which covers certain UK based directors and employees.  Plan participants may contribute a percentage of their annual salary up to the maximum amount allowed by statute.  As defined in the Plan agreement, the Company will make matching contributions in such amount as agreed up to a maximum of 6% of individual employees’ annual gross salary. The Company, in its sole discretion, determines the matching contribution made from year to year. To receive matching contributions, the employee must be a permanent employee and employed for at least 3 months. For the years ended 2009 and 2008, the Company contributed approximately $39,000 and $80,000, respectively, to the plan as Company matching contributions.

The assets of the plan are separately held from those of the company in an independently administered fund for the benefit of the individuals which are both personal and portable. The Company has no financial obligations to an individual’s pension under the pension plan once an individual has left the Group Pension Plan.

United States Based Employee Plan

The Company’s United States based employees participate in a multi employer defined contribution 401(k) plan (the “401(k) Plan”).  The 401(k) Plan covers all Image Metrics employees in the U.S. who have completed 90days of service and are age 21 or older. Participants may contribute up to 50% of their annual salary up to the maximum amount allowed by statute.  As defined in the Company Adoption and Acceptance Agreement Amendment No. 1, Effective January 1, 2008, a mandatory safe harbor matching contribution, equal to 100% of the first 6% of each employee’s elective contributions will be made.  Safe Harbor Matching Contributions will not be made on elective contributions in excess of 6% of compensation.  These contributions will be made on a payroll-by-payroll basis for all eligible employees.  For the years ended 2009 and 2008, the Company contributed approximately $106,000 and $53,000, respectively, to the plan as Company matching contributions.

12.	Commitments and Contingencies

Operating Leases

The Company has entered into non-cancellable operating leases for office space.  Rent expense for operating leases was $561,000 and $695,000 for the fiscal years ending September 30, 2009 and 2008 respectively. The Company is committed under operating leases with terminations through 2013 and has the option to renew for five years. The Company received one year of free rent under its UK office’s operating lease, upon inception of the lease.  This rent free period is spread over the minimum lease period. All leases under the company are expensed on a straight-line basis. The total future minimum lease rentals are scheduled to be paid as follows (in thousands):

Fiscal year ending
2010	$909
2011	940
2012	965
2013	323
Total future minimum lease payments	$3,137

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

Letter of Credit

In connection with one of its office space leases, the company has fulfilled its security deposit requirement with an irrevocable standby letter of credit.  At September 30, 2009 and 2008 the value of the letter of credit was $100,000.  Under the terms of the lease, the security deposit requirement is reduced by $20,000 on the anniversary date of each lease year through the lease end date.  There is an annual fee of 0.25% payable on the available balance of the letter of credit.  The letter of credit expires on March 31, 2010. The letter of credit was undrawn at September 30, 2009 and 2008.

Under the terms of this arrangement, the Company is required to maintain on deposit with the bank a compensating balance in the form of a certificate of deposit equal to the amount of the standby letter of credit.  At September 30, 2009 and 2008 the certificate of deposit is included in Cash and cash equivalents.

13.	Business Segment Information

The Company primarily operates in two geographic business segments: the North America region, which includes the United States and Canada, and Europe. Revenue is assigned based on the region where the services are performed. The following table summarizes revenue recognized by region for the fiscal years ended September 30 (in thousands).

	2009	2008

Europe	$105	$90
North America	3,847	4,074
Total revenue	$3,952	$4,164

Property and equipment, net and capital expenditures are assigned by geographic region based on the location of each legal entity. The following table summarizes location of fixed assets, net of accumulated depreciation, by region for the fiscal years ended September 30 (in thousands).

	2009	2008

Europe	$63	$96
North America	114	112
Total property and equipment (net)	$177	$208

14.	Relocation of Customer Operations

On September 30, 2008, the Company announced its strategic plan to move its customer focused development activities from its facilities in Manchester, England to Los Angeles, California.  The Company’s management and board believe that in order to more actively market its services to the video game, movie and entertainment industries, it is important to have a working presence in Los Angeles. In fiscal year 2008 in connection with the move, the Company recorded payroll expense for employee severance costs of $153,000 and rent expense to reduce its leased space in the UK of $76,000. These costs were included in accrued expenses as of September 30, 2008.  The Company’s research and development efforts remain in Manchester.

Image Metrics Ltd

Notes to the  Consolidated Financial Statements
at September 30, 2009

15.	Related Party Transactions

During the fiscal years ending September 30, 2009 and 2008, the Company entered into transactions, in the ordinary course of business, with Optasia Medical Limited. The value of services provided by Optasia was $31,000 and $30,000 during the twelve months ended September 30, 2009 and 2008, respectively.  The amount due to Optasia as of September 30, 2009 and 2008 was $0 and $31,000, respectively.

During the fiscal year ended September 30, 2008, the Company paid interest of $111,000 to SHV, its principal investor.  As of September 30, 2009 and 2008, the company had accrued interest payable to SHV of $27,000 and $300,000, respectively.

In October 2008, the Company converted its Saffron Hill Ventures Loans into Series B Preferred Ordinary shares. (See notes 7 and 9 for further discussion.)

In December 2008, the Company sold an aggregate of 599,393 shares of its Series B Preferred Ordinary shares at £1.65 per share for a total of £989,000 to two of the Company’s existing investors, one of which is also a member of the Company’s Board of Directors.

During the fiscal years ended September 30, 2009 and 2008, the Company received loan proceeds in the amount of $2,902,000 and $2,243,000, respectively, from its principal investor, SHV.  The Company made loan payments of $0 and $265,000 to SHV during the fiscal years ended September 30, 2009 and 2008, respectively.

16.	Subsequent events

The Company received an additional $1,175,000 of funds that were drawn against the Image Metrics Promissory Notes 2011.  As of February 18, 2010, promissory notes totalling $2,025,000 had been issued from this facility, of which $1,025,000 were issued to the Company’s principal investor, SHV.

The Company has begun the process of a private equity offering of up to $12.8 million.  The Company anticipates the offering will close in March 2010.

In connection with the transaction, Saffron Hill Ventures and other potential investors have agreed to provide the company with bridge financing.  The bridge financing provided working capital while the Company worked to complete the private equity offering.  On January 10, 2010, the Company established a credit instrument up to $2,000,000 10% Unsecured Convertible Notes.

The interest to be paid on the 10% Unsecured Convertible Notes is the greater of 4% of the total draws or 10% per year.  The holders of the notes can convert their notes into shares of the company as part of the pending offering.  The note holders will also receive warrants.  The number of warrants to be issued is based on the length of time the notes remain outstanding.  The fair value of warrants to be issued will equal at a minimum 30% of the draws but cannot exceed 100% of the draws.  As of February 18, 2010, promissory notes totalling $1,450,000 had been issued, of which $550,000 were issued to the Company’s principal investor, SHV.

In December 2009, the Company issued 1,409,000 options to purchase common shares of the Company at an exercise price of $0.22 to certain employees.

Image Metrics, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands of US Dollars, except share data)

	June 30, 2010	September 30, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$262	$803
Restricted cash	100	100
Accounts receivable	350	422
Prepaid and other current assets	259	256
Total current assets	971	1,581

Property and equipment (net)	192	177
Investment in Optasia	-	729
	192	906
Total assets	$1,163	$2,487

Liabilities and shareholders’ deficit
Current liabilities
Accounts payable	$1,296	$539
Accrued expenses and other current liabilities	751	1,219
Deferred revenue	6,083	8,522
Notes payable	1,179	830
Notes payable to related party	650	-
Warrants Liability	-	-
Total current liabilities	9,959	11,110

Notes payable (noncurrent portion)	-	80
Notes payable to related party (noncurrent portion)	-	2,078
Total liabilities	9,959	13,268

Shareholders’ deficit
Common Stock, $0.001 par value. Authorized 75,000,000 shares; issued and outstanding 15,869,277 and 11,851,637 shares at June 30, 2010 and September 30, 2009, respectively	16	12
Series A Convertible Preferred stock, $0.001 par value. Authorized 15,000,000 shares; issued and outstanding 9,371,098 and 0 shares at June 30, 2010 and September 30, 2009, respectively	7,858	-
Additional paid-in-capital	16,315	15,445
Accumulated deficit	(32,733)	(25,983)
Accumulated other comprehensive loss	(252)	(255)
Total shareholders’ deficit	(8,796)	(10,781)

Total liabilities and shareholders’ deficit	$1,163	$2,487

See notes to the condensed consolidated financial statements.

Image Metrics, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands of US Dollars, except share data)
(unaudited)

	Nine Months ended June 30,
	2010	2009

Revenue	$4,887	$1,737
Cost of revenue (exclusive of depreciation shown separately below)	(2,361)	(1,506)
Gross profit (loss)	2,526	231

Operating expenses
Selling and marketing	1,242	2,199
Research and development	934	1,077
Depreciation and amortization	143	171
General and administrative	5,433	2,417
Total operating expenses	7752	5,864

Operating loss	(5,226)	(5,633)

Interest income (expense)	(323)	(344)
Optasia investment impairment	(729)	-
Foreign exchange gain (loss)	(163)	158
Total other expense	(1,215)	(186)

Loss before provision for income taxes	(6,441)	(5,819)
Provision for income taxes	-	-
Net loss	$(6,441)	$(5,819)
Basic and diluted net loss per share of common stock	$(0.54)	$(0.49)
Weighted average shares used in computing net loss per share of common stock	11,917,141	11,851,637

See notes to the condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows
(Amounts in thousands of US Dollars, except share data)
(unaudited)

	Nine months ended June 30,
	2010	2009
Operating activities:
Net loss	$(6,441)	$(5,819)

Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	143	171
Stock-based compensation	214	16
Non-cash interest expense	211	264
Foreign currency transaction loss (gain)	163	(158)
Changes in assets and liabilities:
Accounts receivable	(64)	(781)
Prepaid expenses, other current and other non-current assets	726	2
Deferred revenue	(2,304)	4,306
Accounts payable	758	(99)
Accrued expenses and other liabilities	(468)	(482)
Total adjustments	(621)	3,240
Net cash used for operating activities	(7,062)	(2,580)

Investing activities:
Purchase of fixed assets	(158)	(131)
Net cash used for investing activities	(158)	(131)

Financing activities:
Proceeds from exercise of stock options	2	-
Payments on nonconvertible notes	(274)	(754)
Payments on convertible notes	(400)	-
Proceeds from issuance of convertible notes	4,575	2,224
Proceeds from sale of stock	2,893	1,553
Payment of debt issuance costs	(80)	-
Net cash provided by financing activities	6,716	3,023

Effects of exchange rates on cash and cash equivalents	(37)	(67)
Net increase (decrease) in cash and cash equivalents	(541)	246
Cash and cash equivalents, beginning of period	803	108
Cash and cash equivalents, end of period	$262	$354

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$112	$80
Income taxes	-	-

Non-cash financing activities:
Conversion of notes payable to preferred shares	$5,462	$4,859
Issuance of warrants in connection with convertible notes payable	$63	$-
Beneficial conversion feature in connection with convertible notes payable	$550	$-

See notes to condensed consolidated financial statements.

Image Metrics, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.	Description of Business and Summary of Significant Accounting Policies

Nature of Business

Image Metrics, Inc. is a leading global provider of technology-based facial animation services to the interactive entertainment and film industries.  Any references to the “Company” or “Image Metrics” are to Image Metrics, Inc. and its consolidated subsidiary.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant operating losses and has accumulated a $32.7 million deficit as of June 30, 2010. The Company's ability to continue as a going concern is dependent upon it being able to successfully raise further capital through equity or debt financing and continued improvement of its results of operations.

These conditions indicate a material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern.   The Company believes it will secure the necessary debt or equity financing to continue operations and meet its obligations.  Thus, we have continued to adopt the going concern basis of accounting in preparing the financial statements.

These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Unaudited Interim Financial Information

The accompanying Consolidated Balance Sheets as of June 30, 2010 and September 30, 2009, the Consolidated Statements of Operations for the three and nine months ended June 30, 2010 and 2009, and the Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 2010 and 2009 are unaudited. These unaudited interim Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). In our opinion, the unaudited interim Consolidated Financial Statements include all adjustments of a normal recurring nature necessary for the fair presentation of our financial position as of June 30, 2010, our results of operations for the three and nine months ended June 30, 2010 and 2009, and our cash flows for the nine months ended June 30, 2010 and 2009. The results of operations for the three and nine months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending September 30, 2010.

These unaudited interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and related notes filed as an Exhibit to our Form 8-K/A filed on April 14, 2010.

Image Metrics, Inc.
Notes to Condensed Consolidated Financial Statements
(unaudited)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  Intercompany accounts and transactions have been eliminated in consolidation.

Reverse Merger

On March 10, 2010, we acquired through an exchange offer all of the outstanding ordinary shares and preferred shares of Image Metrics Limited, a private company incorporated in England and Wales (“Image Metrics LTD”), in exchange for 11,851,637 shares of our common stock, par value $.001 per share. In the merger, we exchanged 11,851,637 shares of our common stock, par value $.001 per share for all of the outstanding share capital of Image Metrics LTD comprised of 2,125,197 shares of ordinary stock, 300,607 A ordinary stock, 1,567,178 preferred ordinary stock and 2,725,633 series B preferred ordinary stock.  As a result, Image Metrics LTD is now our wholly-owned subsidiary. The transaction is referred to in this quarterly report on Form 10-Q as the exchange transaction.

Prior to the exchange transaction, the Company was named International Cellular Accessories (“ICLA”). ICLA did not have any operations and had nominal assets.  Subsequent to the exchange transaction, the former Image Metrics LTD shareholders held a majority of the voting interest in the Company.  Therefore, the exchange transaction was determined to be the merger of a private operating company, Image Metrics, LTD, into a public non-operating shell, ICLA.  Accordingly, the Company accounted for the exchange as a capital transaction in which Image Metrics LTD issued stock for the net monetary assets of the Company accompanied by a recapitalization.  The pre-acquisition financial statements of the accounting acquirer, Image Metrics LTD, became the historical financial statements of the combined companies.  These historical consolidated financial statements of the Company do not include the operations of International Cellular Accessories (“ICLA”) prior to March 10, 2010, but only reflect the operations of Image Metrics LTD and its subsidiary.  Additionally, the Company’s pre-exchange transaction equity has been restated to reflect the equivalent number of common shares of the Company received by Image Metrics LTD shareholders in the exchange transaction, with differences between the par value of the Company and Image Metrics LTD’s stock recorded as an adjustment to additional paid in capital. Upon the exchange transaction, the Company adjusted its capitalization to reflect the legally issued and outstanding shares existing pursuant to the exchange.

Concentration of Credit Risk

The Company’s largest single customer accounted for 65% and 79% of total consolidated revenue for the nine months ended June 30, 2010 and 2009, respectively.  The Company’s relationship with the customer is governed by a contract between the two parties which identifies games and game characters upon which the Company will work, prices for the services to be rendered, and specified payments to be made by the customer to the Company. As of June 30, 2010 and September 30, 2009, the Company did not have any outstanding accounts receivable from this customer.

Revenue Recognition

The Company derives its revenues from the sale of consulting services, model building, character rigging and animation services. The majority of services are sold in multiple-element arrangements.  The Company recognizes revenue pursuant to the requirements of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 605, as amended by Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition - Multiple-Deliverable Revenue Arrangements”, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue is presented net of sales, use and value-added taxes collected on behalf of the Company’s customers.

For sales that involve the delivery of multiple elements, the Company allocates revenue to each undelivered element based on the element’s fair value as determined by vendor-specific objective evidence (“VSOE”), which is the price charged when that element is sold separately, or third party evidence (“TPE”).  When VSOE and TPE are unavailable, fair value is based on management’s best estimate of selling price.  When management’s estimate is used to determine fair value, management makes its estimates using reasonable and objective evidence to determine the price.  For elements not yet sold separately, the fair value is equal to the price established by the Company’s management if it is probable that the price will not change before the element is sold separately. The Company reviews its VSOE and third party evidence at least annually. As the Company has concluded it is unable to establish fair values for one or more undelivered elements within a multiple-element arrangement using VSOE, the Company uses TPE or the Company’s best estimate of the selling price for that unit of accounting, being the price at which the vendor would transact if the unit of accounting were sold by the vendor regularly on a standalone basis.

Subsequent Events

In May 2009, the FASB issued ASC 855, “Subsequent Events”, which establishes the general standards of accounting for and disclosures required for events occurring after the balance sheet date but before financial statements are issued or are available to be issued.  Under ASC 855 the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, are required to be recognized in the financial statements.  Subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued should not be recognized in the financial statements but may need to be disclosed to prevent the financial statements from being misleading.  In accordance with this standard, we evaluated subsequent events through the filing date of the this Form 10-Q.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ from those estimates.  On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, valuation of deferred tax assets and tax contingency reserves and fair value of the Company’s options and warrants to purchase common stock. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Impact of Recently Issued Accounting Standards

In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company does not expect the impact of its adoption to be material to its consolidated financial statements.

On October 1, 2009, the Company adopted the guidance that requires acquiring entities in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. The guidance also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies to be recognized at fair value, if fair value can be determined during the measurement period. This new rule specifies that an asset or liability should be recognized at time of acquisition if the amount of the asset or liability can be reasonably estimated and that it is probable that an asset existed or that a liability had been incurred at the acquisition date. The adoption of this guidance did not have an impact on our consolidated financial position, cash flows or results of operations.

In accordance with ASC 855 the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, are required to be recognized in the financial statements.  Subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued should not be recognized in the financial statements but may need to be disclosed to prevent the financial statements from being misleading.  In accordance with this standard, we evaluated subsequent events through the date the financial statements were finalized.

2.	Cost Method Investments

As of September 30, 2009, the Company maintained a long-term investment in its previously wholly-owned subsidiary, Optasia Medical, Ltd. (“Optasia”).  In October 2006, the Company sold the subsidiary to a group of investors which was led by the Company’s largest investor, Saffron Hill Ventures.  Upon the sale of Optasia, the Company retained 34% ownership in Optasia.  The Company did not have the ability to exert “significant influence” as defined by ASC 323 “Investments- Equity methods and Joint Ventures” and accounted for the investment on the cost method.   The investment is reviewed periodically for indicators of impairment and, if indentified as having such indicator(s), would be subject to further analysis to determine if the investment is other-than-temporarily impaired.

3.	Optasia Investment Impairment

On July 31, 2010, Optasia was placed into Administrative Receivorship in the United Kingdom.  Optasia was subsequently sold by the Administrator to Saffron Hill Ventures for an undisclosed amount.  The sale eliminated any remaining ownership the Company had in Optasia.  During the third quarter of 2010, the Company wrote off its investment in Optasia resulting in the Company recording a loss on investment of $729,000.

4.	Fair Value Measurements

The Company follows guidance that requires certain fair value disclosures regarding the Company’s financial and non-financial assets and liabilities.  Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.  The Company does not have any financial assets or liabilities required to be recorded at fair value on a recurring basis, nor financial assets and liabilities required to be recorded at fair value on a non-recurring basis.

For assets and liabilities recorded at other than fair value, the carrying value of cash and cash equivalents, accounts receivable, accounts payable, other current liabilities and short-term debt approximate their fair value because of the short-term maturity of these instruments.  The fair-value of long-term debt is estimated using a discounted cash flow method based on the Company’s current borrowing rates for similar types of financing without a quoted market price.  No fair value has been included for the cost method investment, as the Company was unable to determine a reliable and practicable valuation to adequately value the development stage investee because it has uncertainties about its ultimate growth potential and viability.  During this quarter, the cost basis was evaluated for impairment and was determined to be fully impaired.  The fair value and carrying value, before applying discounts, of the Company’s notes payable are summarized as follows (in thousands), see note 4 for further details on the Company’s debt:

	June 30, 2010		September 30, 2009
	Carrying value	Fair value	Carrying value	Fair value
Liabilities
Current portion of notes payable	$1,241	$1,239	$956	$948
Current portion of notes payable to related party	650	650	-	-
Noncurrent portion of notes payable	-	-	114	112
Noncurrent portion of notes payable to related party	-	-	2,077	1,734
	$1,891	$1,889	$3,147	$2,794
Discount on notes payable	(62)		(159)
	1,829	1,889	2,988	2,794

5.	Notes Payable

Q3 2010 Bridge Loan

During the third quarter of 2010, the Company established a $1.5 million credit facility (“Q3 2010 Bridge Loan”).  As of June 30, 2010, the Company had issued $1.4 million in promissory notes under this credit facility, including $0.6 million issued to Saffron Hill Ventures Guernsey LTD.  The payment of the promissory notes and the Company’s obligations thereunder are not secured by any collateral.  The promissory notes bear interest at 10% per annum and mature at the earlier of February 24, 2011 or such date the Company completes a private placement of units consisting of one share of the Company’s series A convertible preferred stock and a detachable warrant to purchase one-half share of its common stock (an “Offering”); provided that, at any closing of an Offering, not more than 50% of the closing net proceeds will be repaid to any lender before a minimum of $2,500,000 in aggregate net proceeds have been raised by the Company.  Upon the Company completing an Offering, the holders of these notes have the option to convert the principal and accrued interest into the Offering at the price of $1.00.  In the event the Company fails to repay the promissory notes in full on or before the maturity date, the promissory notes’ interest rate will be increased to 18% per annum and the promissory notes will be convertible into common stock of the Company at a conversion price of $0.50 per share.   The Company may, at its option, prepay all or any part of the principal of the promissory notes without payment of any premium or penalty.  The holders of the notes also received warrants to purchase 420,000 shares of the Company’s common stock at $1.50 per share and have expiration dates between May and July 2014.  The Company, though the use of the Black-Scholes option pricing method, assigned a fair value of $12,000 to these warrants and recorded a discount against the Q3 2010 Bridge Loan for an equal amount that will be amortized as interest expense over the period the notes remain outstanding.  As of June 30, 2010, the Company had accrued interest related to these notes in the amount of $10,000 and had recognized interest expense for the nine months ended June 30, 2010 of $14,000. As of June 30, 2010, the unamortized balance of the discount was $8,000.

ICLA Notes

Between May 10, 2006 and February 22, 2010, the Company issued an aggregate of $196,000 of convertible notes. The convertible notes accrue interest at 5% per annum, compounded annually.  We are currently in default of these convertible notes.  Upon completion of the share exchange transaction on March 10, 2010, these convertible notes entered a default status as a result of the Company having a change of ownership.  The interest rate on the notes did not change upon default.  As of June 30, 2010, the principal and accrued interest owed on these loans was $222,000.

Saffron Hill Ventures II 2009 Loan

On April 27, 2009, Image Metrics LTD signed a loan agreement with its largest shareholder, Saffron Hill Ventures (“SHV”) in the amount of $1,200,000. The loan bore interest at 6.0% plus the Bank of England base rate.  The effective interest rate as of March 10, 2010 was 6.5%.  The loan’s principal and all accrued interest were converted into equity as part of the Company’s private offering that closed on March 10, 2010.  (See note 5 for further discussion.)

Private Individual Loan

On March 13, 2009, Image Metrics LTD signed a loan agreement with a private individual. The loan facility is for a maximum of $500,000 and bore interest at 5.0% plus LIBOR (London Interbank Offered Rate), the effective interest rate as of March 10, 2010 was 5.23%. All principal and accrued interest were converted into equity as part of the Company’s private offering that closed on March 10, 2010.  (See note 5 for further discussion.)

Saffron Hill Ventures Loans

Between July 2005 and April 2008, Image Metrics LTD signed three loan agreements with Saffron Hill Ventures Limited Partnership (“SHVLP”). The loan facilities’ available amounts were £450,000, £1,000,000 and £1,500,000 with the proceeds to be used for general working capital.  The £450,000 loan bore interest at LIBOR plus 2%, and the other loans bore interest at LIBOR plus 8%.

The loan for £450,000 had beneficial contingent conversion rights, whereby the loan could be converted into equity of Image Metrics LTD at a discount.  The contingency was based upon the Company completing a successful equity offering which raises at least £100,000.  The conversion price would have been equal to 80% of the share price in the offering.  Upon receiving proceeds from the loan, the Company recorded a discount on the note equal to the intrinsic value of the beneficial conversion rights in the amount of $222,000. In accordance with ASC 470-20 “Debt with Conversion and Other Options”, the Company did not recognize this discount into earnings as the contingency had not been removed.

On October 27, 2008, Image Metrics LTD converted the loans from SHVLP into series B preferred ordinary shares of Image Metrics LTD’s stock, which were converted to ordinary shares and then exchanged for common stock as part of the exchange transaction.  (See notes 1 and 5 for further discussion.)

ETV Capital 2008 Loan

On March 3, 2008, Image Metrics LTD signed a loan agreement with ETV Capital, Inc. (“ETV”). The loan facility was for a maximum of $1,000,000 with the proceeds to be used for general working capital.  The loan is to be paid in equal installments commencing July 2008 and continuing through December 31, 2010 at a fixed interest rate of 11.43%.  The loans are secured by a first priority security interest in all assets of Image Metrics LTD.

As part of the loan agreement, ETV received warrants to purchase shares of stock of Image Metrics LTD.  The warrants would have allowed ETV to purchase up to $140,000 of Image Metrics LTD’s shares at an exercise price equal to the lower of £1.19 or the price offered to investors in the next equity offering made by Image Metrics LTD. These warrants were exchanged on March 10, 2010 for new warrants to purchase shares of common stock in the Company.  (See note 5 for further discussion.)

Upon receipt of the loan proceeds, the Company allocated the proceeds based on the fair values of the warrants and the debt.  The fair value assigned to the warrants was equal to $102,000 and was recorded as a discount to the loan.  The discount is being amortized over the term of the loan.  As of June 30, 2010, the unamortized balance of the discount was $1,000 and $18,000 as of September 30, 2009.  The Company recognized$18,000 and $40,000  of interest expense for the nine months ended June 30, 2010 and 2009, respectively, from the amortization of this discount. The Company recognized $14,000 and $42,000 of interest expense for nine months ended June 30, 2010 and 2009, respectively, for the contractual interest obligation on the note.

ETV, also, received options to purchase up to $200,000 of shares of equity of Image Metrics LTD.  These options had an initial exercise price of $1.72 which was subject to reduction based on future equity offerings.  As of June 30, 2010, the unamortized balance of the discount was $61,000.  The Company recognized an interest expense of $27,000 and $80,000 in the three and nine months ended June 30, 2010, respectively, associated with these options.  These options were exchanged on March 10, 2010 for new warrants to purchase shares of Common Stock in the Company.  (See note 5 for further discussion.)

Royal Bank of Scotland Loan

In January 2002, Image Metrics LTD obtained a bank loan for £250,000. The loan bore interest at 2.5% per annum.  The loan was guaranteed under the Small Firms Loans Guarantee Scheme in the United Kingdom. The loan was paid off in February 2010.

6.	Shareholders’ Equity

Classes of Shares

The Company’s Board of Directors has authorized two classes of shares, common stock and preferred stock.  The rights of the holders of the two classes of shares are identical, except preferred stock receives priority if the Company was to have a liquidation or reduction of capital, and preferred stock shareholders are not entitled to receive dividends. The only currently designated preferred stock is the Series A Convertible Preferred Stock.   Series A Convertible Preferred Stock may be converted at any time at the option of the stockholder and automatically convert upon sale or transfer of common stock at a ratio of 1:1.

Saffron Hill Venture Loans Conversion

On October 27, 2008, Image Metrics LTD converted the Saffron Hill Venture Loans into Series B Preferred Ordinary shares of its stock, which were converted to ordinary shares and then exchanged for common stock as part of the exchange transaction, see note 1 for further discussion. The outstanding principal and accrued interest on this date was £2,902,000 and was converted into 1,759,390 Series B Preferred stock at a conversion price of £1.65 per share.  The exchange did not result in a gain or loss.  (See note 4 for further discussion.)

December 2008 Private Equity Offering

In December 2008, Image Metrics LTD completed a private equity fund raising round by selling 599,393 shares of its Series B Preferred Ordinary shares at £1.65 per share for a total raise of £989,000.  The round was fully subscribed by two of Image Metrics LTD’s existing investors, one of which was a member of Image Metrics LTD’s Board of Directors.  The Series B Preferred Ordinary shares were converted to ordinary shares and then exchanged for common stock as part of the exchange transaction. (See note 1 for further discussion.)

March 2010 Private Equity Offering

On March 10, 2010, the Company closed the first round of a private equity offering.  The Company sold 8,394,098 units, each consisting of one share of the Company’s Series A Convertible Preferred Stock and a detachable, transferable warrant to purchase common stock at an exercise price of $1.50 per share, for $8.0 million gross proceeds.  The $8.0 million included the conversion of $5.41 million of its notes payable. The proceeds from the first close were reduced by $0.46 million for transaction costs, which primarily consist of legal fees and broker commissions and $0.47 million for debt repayments, yielding net proceeds of $1.66 million.  Each share of Series A Convertible Preferred Stock is initially convertible into one share of common stock at any time.  Each warrant entitles the holder to purchase one-half share of common stock at an exercise price of $1.50 per share through March 26, 2014, subject to redemption provisions based on the trading price and trading volume of our common stock.  The value assigned to the warrants and the Series A Convertible Preferred Stock was based on an enterprise valuation performed by the Company as described under “Warrant Liability” in this footnote.

Simultaneously with the close of the private equity offering, Image Metrics LTD exchanged all of its outstanding equity for 11,851,637 shares of the Company.  As a result, Image Metrics LTD became a wholly-owned subsidiary of the Company.

In connection with the exchange transaction, Saffron Hill Ventures and other potential investors provided Image Metrics LTD with bridge financing.  The bridge financing provided working capital while Image Metrics LTD worked to complete the private equity offering.  On January 10, 2010, Image Metrics LTD established a credit instrument in the amount of $2,000,000 in 10% Unsecured Convertible Notes.

The interest paid on the 10% Unsecured Convertible Notes was 4% of the total principal of $2.0 million.  The note holders also received warrants to purchase 663,000 shares of common stock of the Company.  210,600 warrants of the total issued warrants were issued to Saffron Hill Ventures.  Each warrant provides the holder the right to purchase one share of the Company’s common stock at $1.50 per share.   The Company assigned a value of $0.08 to the warrants, based on an enterprise valuation performed by the Company, and recorded an interest expense of $50,000 during the three and nine months ended June 30, 2010 associated with these warrants.

$1.6 million of the 10% Unsecured Convertible Notes were converted into equity as part of the Company’s private equity offering that closed on March 10, 2010.  The remaining $0.4 million of the notes were repaid with the proceeds from the private offering.

On March 26, 2010, the Company closed the second round of its private equity offering.  The Company sold 925,000 units, each consisting of one share of the Company’s Series A Convertible Preferred Stock and a detachable, transferable warrant to purchase common stock, for $0.93 million in gross proceeds.  The proceeds from the second close were reduced by $0.07 million for broker commission and expenses yielding net proceeds of $0.86 million.  Each share of Series A Convertible Preferred Stock is initially convertible into one share of common stock at any time.  Each warrant entitles the holder to purchase one-half share of common stock at an exercise price of $1.50 per share through March 26, 2014, subject to redemption provisions based on the trading price and trading volume of our common stock.

Warrant Liability

In Q2 and Q3 2010, in connection with the issuance of the Company’s bridge loans and private placements, the Company issued warrants to purchase 8,136,698 shares of common stock at an exercise price of $1.50 per share. The warrants are exercisable at the option of the holders at any time through their expiration dates, which occur between March and June 2014.  The warrants were recorded as a warrant liability on the balance sheet. The warrant liability fair value was determined at time of each issuance.  The fair value was determined using the Black-Scholes option pricing model. The warrant liability are revalued at the end of  each reporting period to fair value using the Black-Scholes option pricing model with any changes being recorded to the interest expense in the period the change occurs.

The fair value of the warrants as of June 30, 2010 was determined to be de minimus. The following assumptions were used to estimate the fair value of the warrants as of June 30, 2010: volatility of 54%, expected life of 3.75 years, risk-free rate of 1.0%, the company does not anticipate issuing any dividends, $0.04 as the fair value of the Company’s common stock.  The Company’s common stock fair value at June 30, 2010 was calculated by management using the Market Approach. The revenue multiple utilized under the market Approach was based on peer companies in our industry and applied against the Company's forecasted revenue

During the nine months ended June 30, 2010, the Company recorded interest expense of $0.01 million and $0.60 million, respectively, for these warrants.

SEC Registration rights

As part of the March 2010 private equity offering, the Company committed to meeting certain SEC registration requirements, among them was to file a Form S-1 by June 9, 2010.  If the Company fails to meet any of these obligations, the Company could be required to pay damages of $178,000 (2% of the aggregate offering price) per month up to 12% until the default is cured.  These damages can be waived if the Company's Board of Directors determines the Company's management has exerted its best efforts to meet the requirements.

In May 2010, the Company’s Board of Directors granted the Company an indefinite waiver of its obligations to meet its requirement to file a Form S-1.  In addition, in August 2010, the Board of Directors granted the Company a waiver of its obligation to meets its requirement to file Form 8-Ks and a Form 10-Q for the period ended June 30, 2010.  As a result of these waivers, the Company is not subject to pay its investors any damages; therefore, the Company has not recorded any liabilities for such damages.

ETV Equity Rights

As part of the loan agreements with ETV, the Company granted ETV rights to purchase shares of equity of Image Metrics LTD.  On March 10, 2010, ETV exchanged these warrants and options to purchase equity shares of Image Metrics LTD for warrants to purchase up to 224,583 preferred shares of the Company at an exercise price of $1.50.  As of June 30, 2010, all the warrants were outstanding. The Company compared the fair value of the ETV options and warrants prior to exchange and subsequent to the exchange and concluded the value did not increase; therefore, the Company did not record any additional interest expense for this exchange.  The remaining discount associated with these warrants will continue to amortize over the remaining period of the loan. (See note 4 for additional discussion.)

7.	Comprehensive Loss

The table below reconciles the Company’s net loss with its comprehensive loss, (in thousands):

	Nine Months Ended June 30,
	2010	2009
Net loss	$(6,441)	$(5,819)
Foreign currency translation adjustments	4	30
Comprehensive loss	$(6,437)	$(5,789

8.	Net Loss per Common Stock

Basic net loss per common stock excludes dilution for potentially dilutive securities and is computed by dividing loss applicable to common stock shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common stock reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share for all of the periods presented in the accompanying statements of operations because the reported net loss in each of these periods results in their inclusion being anti-dilutive. Common stock equivalent shares consist of the shares issuable upon conversion of Series A Convertible Preferred Stock and the exercise of stock options and warrants using the treasury stock method. For the three and nine months ended June 30, 2010, shares of potential common stock of approximately 9.4 million  and 8.2 million, respectively, were not included in the diluted calculation because the effect would be anti-dilutive. For the three and nine months ended June 30, 2009, the Company did not have any potential common stock that was considered anti-dilutive.

9.	Commitments and Contingencies

Operating Leases

The Company has entered into non-cancellable operating leases for office space.  Rent expense for operating leases was $167,000 and $478,000 for the three and nine months ended June 30, 2010, respectively, and $171,000 and $443,000 for the three and nine months ended June 30, 2009, respectively. The Company is committed under operating leases with terminations through 2013 and has the option to renew for five years. The Company received one year of free rent under its UK office’s operating lease, upon inception of the lease.  This rent free period is spread over the minimum lease period. All leases under the Company are expensed on a straight-line basis. The total future minimum lease rentals are scheduled to be paid as follows (in thousands):

Fiscal year ending
2010 (July to Sept. 2010)	$123
2011	502
2012	519
2013	225
Thereafter	-
Total future minimum lease payments	$1,369

Letter of Credit

In connection with one of its office space leases, the Company has fulfilled its security deposit requirement with an irrevocable standby letter of credit.  At June 30, 2010 and 2009, the value of the letter of credit was $100,000.  Under the terms of the lease, the security deposit requirement is reduced by $20,000 on the anniversary date of each lease year through the lease end date.  There is an annual fee of 0.25% payable on the available balance of the letter of credit.  The letter of credit expires on March 31, 2011. The letter of credit was undrawn at June 30, 2010 and September 30, 2009.  Under the terms of this arrangement, the Company is required to maintain on deposit with the bank a compensating balance in the form of a certificate of deposit equal to the amount of the standby letter of credit.  At June 30, 2010 and September 30, 2009, the certificate of deposit is included in restricted cash.

10.	Business Segment Information

The Company primarily operates in two geographic business segments: the North American region, which includes the United States and Canada, and Europe. Revenue is assigned based on the region where the services are performed. Expenses incurred are assigned to each respective region based on which region incurred the expense. The following table summarizes revenue recognized by region (in thousands):

	Nine Months Ended June 30,
	2010	2009
Europe	$3,709	$1,632
North America	1,178	105
Total revenue	$4,887	$1,737

The following table summarizes net loss by region (in thousands):

	2010	2009
Europe	$(736)	$(772)
North America	(5,704)	(5,047)
Total net loss	$(6,441)	$(5,819)

The following table summarizes interest expense, depreciation and loss on investment by region (in thousands):

	Nine Months Ended June 30,
	2010	2009
Europe
Interest income (expense)	429	(344)
Depreciation	(30)	(58)
Optasia investment impairment	(727)	-
North America
Interest Expense	(752)	-
Depreciation	(113)	(113)
Optasia investment impairment	(2)	-

11.	Related Party Transactions

During the three and nine months ended June 30, 2010 and 2009, the Company entered into transactions, in the ordinary course of business, with Optasia Medical Ltd. The value of services provided by Optasia was $6,000 and $13,000 during the three and nine months ended June 30, 2010, respectively, and $6,000 and $13,000 during the three and nine months ended June 30, 2009, respectively. The Company did not have any amount due to Optasia as of June 30, 2010.

During the three and nine months ended June 30, 2010, the Company incurred interest expense of $7,000 and $114,000, respectively, related to notes payable to SHV, its largest shareholder.  During the three and nine months ended June 30, 2009, the Company did not incur any interest expense, related to notes payable to SHV, its largest shareholder.  The Company had accrued interest payable to SHV of $7,000 and $27,000 as of June 30, 2010 and September 30, 2009, respectively.

In October 2008, Image Metrics LTD converted its Saffron Hill Ventures Loans into Series B Preferred Ordinary shares, which were converted to ordinary shares and then exchanged for common stock as part of the exchange transaction. (See notes 1, 4 and 5 for further discussion.)

In December 2008, Image Metrics LTD sold an aggregate of 599,393 shares of its Series B Preferred Ordinary shares at £1.65 per share for a total of £989,000 to two of the its  existing investors, one of which an affiliate of one is also a member of the Company’s Board of Directors.  These shares were converted to ordinary shares and then exchanged for common stock as part of the exchange transaction.  (See note 1 for further discussion.)

During the nine months ended June 30, 2010, the Company received loan proceeds in the amount of $0.65 million from its largest shareholder, SHV.

In connection with the March 10, 2010 private equity offering, SHV converted all of its outstanding notes payable into Series A Convertible Preferred Stock and purchased an additional $500,000 of Series A Convertible Preferred Stock and warrants.  (See notes 5 and 6 for further discussion.)

12.	Subsequent events

Q3 2010 Private Equity Offering

On July 27 and August 31, 2010, the Company closed two rounds of a private equity offering.  The Company sold 859,438 units, each consisting of one share of the Company’s Series A Convertible Preferred Stock and a detachable, transferable warrant to purchase common stock at an exercise price of $1.50 per share, for $0.85 million in gross proceeds.  The $0.85 million in gross proceeds included the conversion of $0.45 million of its notes payable.  The proceeds from this offering were reduced by $142,000 for transaction costs, which primarily consisted of legal fees and broker commissions, yielding net proceeds of $258,000.

Each share of Series A Convertible Preferred Stock is initially convertible into one share of common stock at any time.  Each warrant entitles the holder to purchase one-half share of common stock at an exercise price of $1.50 per share through March 26, 2014, subject to redemption provisions based on the trading price and trading volume of our common stock.  The value assigned to the warrants and the Series A Convertible Preferred Stock was based on an enterprise valuation performed by the Company.

Private Individual Secured Convertible Loan

On September 9, 2010, the Company entered into a secured convertible loan with a private individual.  The facility is for a maximum of $2.6 million, of which $1.1 million was drawn down by the Company subsequent to June 30, 2010.  The debt bears interest at 13.5% per year and matures on January 31, 2011 or, in the event that a subsequent financing is consummated, then the maturity date will be the earliest maturity date of any indebtedness incurred in the subsequent financing.

The loans are secured by a first priority security interest in all assets of Image Metrics. The debt is convertible at the option of the holder into common stock of the Company at a conversion price equal to $1.00 per share.

In the event the Company fails to repay the promissory notes in full on or before the maturity date, the promissory notes’ interest rate will be increased to 18% per annum. The Company may, at its option, prepay all or any part of the principal of the promissory notes without payment of any premium or penalty.

Resignation of Michael Starkenburg as Chief Executive Officer and Director

On September 7, 2010, Michael Starkenburg, CEO and a director of Image Metrics notified the Company of his resignation from the Company effective September 10, 2010. Mr. Starkenburg’s resignation did not arise from any disagreement with the Company or any matter relating to the Company’s operations, policies or practices. Mr. Starkenburg does not serve on any committees of the Company’s board of directors.

Appointment of Robert Gehorsam as Chief Executive Officer

The Company’s board of directors have appointed Robert Gehorsam, age 55, as the new CEO and director of the Company effective September 10, 2010.  See the Company’s Form 8-K filed September 13, 2010 for additional information.

IMAGE METRICS, INC.

COMMON STOCK

Prospectus

________, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Registration Fees	$1,829
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	30,000
Printing and Engraving Expenses	2,000
Blue Sky Fees	2,000
Accounting Fees and Expenses	60,000
Miscellaneous	8,171
Total	$104,000

Item 14.  Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Nevada, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our articles of incorporation provide that, pursuant to Nevada law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the articles of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Nevada General Corporation Law.  We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer.  We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

Exchange Transaction.   On March 10, 2010, at the closing of the exchange transaction, we issued an aggregate of 11,851,637 shares of our common stock to the former shareholders of Image Metrics. The shares of our common stock issued to former holders of Image Metrics ordinary shares and preferred shares in connection with the exchange transaction were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. These shares of common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

March 2010 Private Placement. Concurrently with the closing of the exchange transaction, we completed the initial closing of a private placement to certain institutional investors and accredited individuals of units consisting of shares of our newly-created series A convertible preferred stock, par value $.001 per share, and detachable warrants to purchase one-half share of our common stock, at a purchase price of $1.00 per unit.  In total, we sold 8,394,098 shares of our series A convertible preferred stock (convertible at any time into a like number of shares of common stock) and warrants to purchase an aggregate of 7,416,220 shares of common stock. We received gross proceeds of $8,004,098 in consideration for the sale of the units.  On March 26, 2010, we completed a second closing of the March 2010 private placement, issuing a total of 925,000 additional units, consisting of 925,000 shares of our series A preferred stock and detachable warrants to purchase 525,000 shares of our common stock.  The investment in the second closing was subject to the same terms as the initial closing described above.

The units (and the securities therein) issued in the private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. The units (and the securities therein) were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Transaction Fees and Use of Proceeds.  We agreed to pay each of the placement agents, Broadband Capital Management LLC and Joseph Gunnar & Co., LLC, a commission equal to 10% of the gross proceeds from the sale of the units by it in the private placement, plus the issuance of a warrant to purchase 10% of the shares of our common stock underlying the Preferred Stock sold by it in the private placement.  No commission was paid to the placement agents for sales of units upon the conversion of interim loans, bridge financing or investments made by Saffron Hill Ventures and Verus International.  Additionally, we paid auditing fees of approximately $175,000, legal fees for us and the investors in the private placement of approximately $150,000, and legal fees for Image Metrics of approximately $150,000.

July - September 2010 Private Placement. On July 27, August 31 and September 20, 2010, we closed three rounds of a private equity offering.  We sold 959,438 units, each consisting of one share of our series A convertible preferred stock and a detachable, transferable warrant to purchase common stock at an exercise price of $1.50 per share, for $0.95 million in gross proceeds.  The $0.95 million in gross proceeds included the conversion of $0.45 million of its notes payable.

Each share of series A convertible preferred stock is initially convertible into one share of common stock at any time.  Each warrant entitles the holder to purchase one-half share of common stock at an exercise price of $1.50 per share through March 26, 2014, subject to redemption provisions based on the trading price and trading volume of our common stock.

The units (and the securities therein) issued in the private placement were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act of 1933. The units (and the securities therein) were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Transaction Fees and Use of Proceeds.  We agreed to pay each of the placement agents, Intermerchant Securities, LLC and Joseph Gunnar & Co., LLC, a commission equal to 10% of the gross proceeds from the sale of the units by it in the private placement, plus the issuance of a warrant to purchase 10% of the shares of our common stock underlying the Preferred Stock sold by it in the private placement.  Additionally, we paid legal fees for us and the investors in the private placement of approximately $57,000.

Convertible Promissory Notes.  On September 9, 2010, we entered into a loan agreement with Marie-Rose Kahane, pursuant to which we have the right to borrow, prior to January 31, 2011, up to $2,600,000 from Ms. Kahane to be used by us to fund our general working capital requirements. As of October 29, 2010, we had drawn down $2,175,000 under the loan agreement pursuant to a series of convertible promissory notes.  We were introduced to Ms. Kahane, an accredited investor, by one of our directors.  No general solicitation was used in connection with securing the loan.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit No.	Description

*2.1	Share Exchange Agreement, dated as of March 10, 2010, between International Cellular Accessories and Image Metrics Limited.

*3.1
Certificate of Amendment to Articles of Incorporation amending (i) the name of International Cellular Accessories to Image Metrics, Inc. and (ii) the number and classes of capital stock of Image Metrics, Inc. including the preferences, rights and limitations of Series A Convertible Preferred Stock, filed March 10, 2010, with the Secretary of State of the State of Nevada.

*4.1	Form of Image Metrics, Inc. Warrant to Purchase Common Stock.

5.1	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to the legality of the shares of common stock.

*10.1	Form of Private Placement Subscription Agreement to purchase units in Image Metrics, Inc.

*10.2	2009 Share Incentive Plan.

14.1	Code of Business Conduct and Ethics

14.2	Code of Ethics for the CEO and Senior Financial Officers

*21.1	Subsidiaries of Image Metrics, Inc.

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young, LLP, independent registered public accountants.

*      Incorporated herein by reference to Form 8-K dated March 10, 2010, filed with the SEC on March 11, 2010.

(b)         The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.  Undertakings.

A.          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          Intentionally omitted.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Intentionally omitted.

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by  means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Santa Monica, State of California, on November 1, 2010.

IMAGE METRICS, INC.

By:	/s/ Robert Gehorsam
Robert Gehorsam
Chief Executive Officer
(principal executive officer)

By:	/s/ Ron Ryder
Ron Ryder
Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Image Metrics, Inc., hereby severally constitute and appoint Robert Gehorsam and Ron Ryder, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Rolston, Ph.D.	Chairman of the Board	October 29, 2010
David Rolston, Ph.D.

/s/ Robert Gehorsam	Chief Executive Officer and Director	October 29, 2010
Robert Gehorsam	(principal executive officer)

/s/ Ron Ryder	Chief Financial Officer	October 29, 2010
Ron Ryder	(principal financial and accounting officer)

/s/ Ranjeet Bhatia	Director	October 29, 2010
Ranjeet Bhatia

/s/ Peter Norris	Director	October 29, 2010
Peter Norris